Exhibit 10.2

SECOND LIEN CREDIT AGREEMENT

Dated as of May 8, 2018

among

THE KEYW CORPORATION,

as the Borrower,

and

ROYAL BANK OF CANADA,

as Administrative Agent,

and

The Other Lenders Party Hereto

RBC CAPITAL MARKETS*, FIFTH THIRD BANK, JPMORGAN CHASE BANK, N.A., and SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Bookrunners

* RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

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SCHEDULES

1	Guarantors
1.01(a)	Excluded Subsidiary Contractual Obligation
2.01	Term Commitments and Pro Rata Shares
5.06	Litigation
5.08	Intellectual Property Matters
5.09	Environmental Matters
5.12(a)	Subsidiaries and Other Equity Investments
5.12(b)	Real Property
5.12(c)	Chief Executive Office; State of Organization; TIN; Organizational ID
5.12(d)	Prior Names; Etc.
5.16	Investigations

7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Prepayment Notice
C	Term Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Security Agreement
H	Solvency Certificate
I	Intercompany Subordination Agreement
J	Second Lien Intercreditor Agreement

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This SECOND LIEN CREDIT AGREEMENT (this “Agreement”) is entered into as of May 8, 2018, among THE KEYW CORPORATION, a Maryland corporation (the “Borrower”) and a wholly-owned subsidiary of THE KEYW HOLDING CORPORATION, a Maryland corporation (“Parent”), Parent, each lender from time to time party hereto (collectively, the “Lenders” and individually, each a “Lender”) and ROYAL BANK OF CANADA, as Administrative Agent.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested that, upon the satisfaction in full of the applicable conditions precedent set forth in Article IV below, the applicable Lenders make term loans to the Borrower in an aggregate principal amount of $75,000,000 on the Closing Date on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently herewith, the Borrower intends to (a) incur First Lien Term Loans in an aggregate principal amount of $215,000,000 and (b) obtain revolving credit facility in aggregate principal amount of up to $50,000,000 pursuant to the First Lien Credit Agreement;

WHEREAS, each Loan Party desires to secure all of the Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Secured Parties, a security interest in and Lien upon substantially all of the property of such Loan Party, subject to the limitations described herein and in the Collateral Documents; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

Definitions and Accounting Terms

Section 1.01         Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Agreement Representations” means, with respect to any proposed Limited Condition Acquisition, the representations and warranties made by the seller or sellers party to the definitive documentation relating to such Limited Condition Acquisition as are material to the interests of the Administrative Agent and the Lenders, but only to the extent that the Borrower or its Affiliates have the right to terminate their respective obligations under such documentation (or the right to not consummate such Limited Condition Acquisition pursuant to such documentation) as a result of a failure of such representations and warranties to be true and correct.

“Additional Lender” means, at any time, any bank, financial institution or other institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Term Facility Increase in accordance with Section 2.15, (b) Incremental Term Facility in accordance with Section 2.16 or (c) Specified Refinancing Debt in accordance with Section 2.21.

“Administrative Agent” means Royal Bank, acting through such of its Affiliates or branches as it may designate, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.

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“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire provided to the Borrower by the Administrative Agent on or prior the Closing Date or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agents” means, collectively, the Administrative Agent, the Arrangers and the Supplemental Administrative Agents (if any).

“Aggregate Term Commitments” means the Term Commitments of all the Lenders.

“Agreement” means this Second Lien Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“All-In Yield” means as to any Indebtedness, the yield thereof, determined by (a) including interest rate margins, original issue discount (“OID”) (based on a four-year average life to maturity or, if less, the remaining life to maturity), upfront fees payable by the Borrower generally to all the lenders of such indebtedness, and (b) including any Eurodollar Rate “floor” applicable to such Indebtedness (but only to the extent an increase in the “floor” in respect of the Indebtedness would cause an increase in the interest rate then in effect); provided that OID and upfront fees to be included in the calculation of “All-In Yield” shall only include such OID and upfront fees payable in the initial primary syndication of such Indebtedness; provided further that “All-In Yield” shall exclude arrangement, commitment, structuring and underwriting fees and any amendment fees and other fees, in each case, not shared generally with other lenders of such Indebtedness.

“Anti-Terrorism Law” has the meaning specified in Section 5.20(a).

“Applicable Discount” has the meaning specified in the definition of Dutch Auction.

“Applicable Rate” means a percentage per annum equal to: (a)          in the case of Eurodollar Rate Loans, 8.75% per annum and (b) in the case of Base Rate Loans, 7.75% per annum.

“Appropriate Lenders” means, at any time, with respect to Term Loans of any Tranche, the Lenders of such Tranche.

“Approved Domestic Bank” has the meaning specified in clause (b) of the definition of Cash Equivalents.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

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“Arrangers” means, collectively, RBC Capital Markets, Fifth Third Bank, JPMorgan Chase Bank, N.A. and SunTrust Robinson Humphrey, Inc., in their respective capacities as joint lead arrangers in respect of the Initial Term Facility.

“Assignee Group” means two (2) or more Eligible Assignees that are Affiliates of one another or two (2) or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Auction” has the meaning specified in the definition of Dutch Auction.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Dutch Auction; provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Auction Amount” has the meaning specified in the definition of Dutch Auction.

“Auction Notice” has the meaning specified in the definition of Dutch Auction.

“Available Amount” means, at any date, an aggregate amount determined on a cumulative basis equal to:

(a)          $7,500,000, plus

(b)          the amount (which shall not be less than zero) of Excess Cash Flow (if any) not required to be applied towards repayment of the Term Facility pursuant to Section 2.05(b)(i) (prior to giving effect to any dollar-for-dollar reductions for voluntary prepayments and/or repurchases of Term Loans and/or First Lien Term Loans pursuant to Section 2.05(b)(i)(B)), determined for the period (taken as one accounting period) commencing with the fiscal year ending December 31, 2019 to the end of the most recently completed fiscal year in respect of which a Compliance Certificate has been delivered as required hereunder, plus

(c)           the cash proceeds of any Permitted Equity Issuance and 100% of the aggregate amount of cash contributions to the common capital of the Borrower, in each case after the Closing Date (other than amounts applied to increase capacity pursuant to Section 7.02(s)) plus (ii) the Net Cash Proceeds of issuances or incurrences of Indebtedness or Disqualified Equity Interests after the Closing Date of the Borrower or any Subsidiary thereof owed or issued, as applicable, to a Person other than the Borrower or a Subsidiary which shall have been subsequently exchanged for or converted into Equity Interests (other than Disqualified Equity Interests) of the Borrower at such time, plus

(d)          without duplication of any amounts added pursuant to clause (b) above, returns, profits, distributions and similar amounts received in cash or Cash Equivalents by the Borrower and its Subsidiaries on or proceeds of dispositions of Investments (other than sales to Parent or its Subsidiaries) made using the Available Amount that are not, in each case, required to prepay the Term Loans and/or First Lien Term Loans pursuant to Section 2.05(b)(ii), plus

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(e)          any Declined Amounts (as defined in the First Lien Credit Agreement as in effect on the Closing Date;

as such amount may be reduced from time to time to the extent that all or a portion of the Available Amount is applied to make Investments, Restricted Payments or prepayments of Junior Financing to the extent permitted hereunder.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as established from time to time by the Administrative Agent as its “prime rate” at its principal U.S. office and (c) the Eurodollar Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for an Interest Period of one month plus 1%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate established by the Administrative Agent shall take effect at the opening of business on the day such change is effective; provided that, the Base Rate shall not, in any event, be less than 0.00%.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement. In the event the Borrower consummates any merger, amalgamation or consolidation in accordance with Section 7.04, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be the “Borrower” for all purposes of this Agreement and the other Loan Documents.

“Borrower Materials” has the meaning specified in Section 6.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of, or are in fact closed in, the state of New York; provided that if such day relates to any Eurodollar Rate Loan, the term “Business Day” shall also exclude any day that is not a London Banking Day.

“Capitalized Lease Obligations” means, as applied to any Person, all obligations of such Person under leases of real or personal property, or a combination thereof, that have been or should be, in accordance with GAAP, recorded as capitalized leases of such Person, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP; provided that any change in GAAP after the Closing Date will not cause any obligation that was not or would not have been a Capitalized Lease Obligation prior to such change to be deemed a Capitalized Lease Obligation following such change (including as a result of the implementation of FASB ASC 842).

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“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries:

(a)          (i) Dollars, (ii) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof, in each case having maturities of not more than twelve (12) months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof, (iii) securities issued or directly and fully guaranteed or insured by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or P-1 by Moody’s, in each case having maturities of not more than twelve (12) months from the date of acquisition thereof;

(b)          time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated at least P-2 (or the then equivalent grade) by Moody’s or at least A-2 (or the then equivalent grade) by S&P and (iii) has combined capital and surplus of at least $500,000,000 (any such bank being an “Approved Domestic Bank”), in each case with maturities of not more than three hundred sixty-five (365) days from the date of acquisition thereof;

(c)          commercial paper and variable or fixed rate notes issued by an Approved Domestic Bank (or by the parent company thereof) or any variable rate note issued by, or guaranteed by, a domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than two hundred seventy (270) from the date of acquisition thereof;

(d)          marketable short-term money market and similar funds (including such funds investing a portion of their assets in municipal securities) having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(e)          repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed or insured by the United States government or any agency or instrumentality of the United States in which such Person shall have a perfected first-priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;

(f)          investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (a) through (e) above; and

(g)          solely with respect to any Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (f) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

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“Casualty Event” means any event that gives rise to the receipt by Parent, the Borrower or any of their respective Subsidiaries of any casualty insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means an event or series of events by which:

(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, more than fifty percent (50%) of the Voting Equity Interests of Parent;

(b)          the passage of thirty days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, directly or indirectly, control over more than fifty percent (50%) of the Voting Equity Interests of Parent;

(c)          Parent shall at any time cease to, directly or indirectly, own and Control, legally and beneficially, all of the outstanding Equity Interests in the Borrower;

(d)          so long as the Convertible Notes remain outstanding, a “Fundamental Change” (as defined in the Convertible Notes Indenture) or similar event, however defined, occurs and the effect of such event is to permit any holders of Convertible Notes to require the Convertible Notes to be repaid or repurchased; or

(e)          any “Change of Control” (or comparable term) in the First Lien Credit Agreement or any document pertaining to any Incremental Equivalent Debt or any Incremental First Lien Equivalent Debt, any Permitted Junior Refinancing Debt, any Permitted Pari Passu Secured Refinancing Debt, any Refinancing First Lien Junior Debt, any Refinancing First Lien Pari Passu Secured Debt or any Permitted Refinancing of any of the foregoing (or successive Permitted Refinancing thereof).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 and the initial Term Loans are advanced.

“Closing Date Refinancing” has the meaning given to such term in the definition of the Transactions.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

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“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages (if any), security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties securing all or a portion of the Obligations.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a conversion of Term Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.) as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D or such other form as may be agreed between the Borrower and the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Parent, the Borrower and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Parent, the Borrower and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding liabilities attributable to the current portions of Consolidated Funded Indebtedness (including revolving credit loans and Capitalized Lease Obligations (under and as defined in the First Lien Credit Agreement)).

“Consolidated EBITDA” means, as of any date for the applicable period ending on such date with respect to Parent and its Subsidiaries on a consolidated basis, an amount equal to the sum of:

(a)          Consolidated Net Income for such period; plus

(b)          to the extent deducted (or in the case of clause (b)(viii) below, not included) in determining Consolidated Net Income for such period, the sum, without duplication of:

(i)          total interest expense (including that portion attributable to Capitalized Lease Obligations in accordance with GAAP and capitalized interest) in accordance with GAAP with respect to all outstanding Indebtedness of Parent and its Subsidiaries, amortization or write-off of debt discount, debt issuance, warrant and other equity issuance costs and commissions, discounts, redemption premium and other fees and charges associated with Capitalized Lease Obligations or other Indebtedness or the permitted acquisition or repayment of any Indebtedness of Parent and its Subsidiaries,

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(ii)         any provision for Taxes based on income, profits or capital for such period, including state, foreign and franchise and similar Taxes and any tax distributions made during such period,

(iii)        total depreciation expense,

(iv)        total amortization expense,

(v)         any other non-cash charges (other than any such non-cash item to the extent it represents an accrual of, or reserve for, anticipated cash expenditures in any future period),

(vi)        transaction costs (including retention and transaction bonuses), expenses or charges (other than depreciation or amortization expenses) related to any equity offering, sale or redemption or repurchase of equity interest or non-ordinary course disposition or divestiture, acquisition or similar Investment, Disposition, recapitalization, in each case, permitted hereunder, or the incurrence or amendment of Indebtedness permitted to be incurred hereunder (in each case, whether or not successful, and including the Transactions),

(vii)       (x) any costs (including fees and expenses) incurred to the extent covered by indemnification provisions in any agreement or otherwise reimbursable by a third-party, (y) any costs incurred with respect to liability, casualty events or business interruption, to the extent covered by insurance and received during such period and (z) the amount of any non-recurring restructuring charge or reserve, retention, severance or integration costs or other non-recurring business optimization expense or cost; provided that (A) amounts added-back to Consolidated EBITDA in reliance on the foregoing clause (b)(vii)(x) and (b)(vii)(y) shall only be permitted so long as Parent or its applicable Subsidiary has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under the relevant indemnification provision or insurance policy (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four (4) fiscal quarters) and such coverage or claim has not been denied by the applicable indemnifying party or carrier in writing within two hundred seventy (270) days of such submission and (B) amounts added-back to Consolidated EBITDA in reliance on clause (b)(vii)(z), together with amounts added-back to Consolidated EBITDA pursuant to clause (b)(viii) and (b)(ix) below, shall not, in the aggregate, exceed 12.5% of Consolidated EBITDA (determined prior to giving effect to such add-backs) in any four consecutive fiscal quarter period,

(viii)      pro forma “run rate” cost savings, operating expense reductions and synergies, in each case, related to permitted acquisitions, investments, divestitures or internal restructurings or other similar restructurings consummated by Parent that are factually supportable and reasonably identifiable and are projected by the Borrower in good faith (and certified by the chief financial officer of Borrower in reasonable detail) to result from actions taken or expected to be taken (in the good faith determination of Borrower) within fifteen months after the date any such transaction is consummated, and in each case to the extent reasonably expected to be realized within such fifteen month period; provided that amounts added-back to Consolidated EBITDA in reliance on this clause (b)(viii) (including any such amounts that would be permitted to be included in financial statements prepared in accordance with Regulation S-X, but excluding any such amounts relating to the Transactions and/or any transaction consummated prior to the Closing Date), together with amounts added-back to Consolidated EBITDA pursuant to clause (b)(vii)(z) above and clause (b)(ix) below, shall not, in the aggregate, exceed 12.5% of Consolidated EBITDA (determined prior to giving effect to such add-backs) in any four consecutive fiscal quarter period,

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(ix)         any non-cash loss attributable to the mark-to-market movement in the valuation of hedging obligations (to the extent the cash impact resulting from such loss has not been realized) pursuant to Financial Accounting Standards Accounting Standards Codification No. 815-Derivatives and Hedging,

(x)          regular and recurring fees paid to the Administrative Agent and the Lenders pursuant to the Loan Documents and fees and out-of-pocket expenses incurred in connection with the Loan Documents, including any amendments or waivers,

(xi)        without duplication of any amounts included in the determination of interest expenses pursuant to clause (b)(i) above, net payments made in respect of hedging obligations and other derivative instruments entered into for the purpose of hedging interest rate risk,

(xii)        [reserved],

(xiii)       non-cash stock based compensation expenses, and

(xiv)      any unrealized foreign currency translation losses resulting from the impact of foreign currency changes on the valuation of assets and liabilities of Parent and its Subsidiaries; minus

(c)          to the extent included in the calculation of such Consolidated Net Income, the sum, without duplication, of:

(i)         non-cash income Tax benefits or gains and other non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item (x) to the extent it is anticipated to result in the receipt of cash payments in any future period or in respect of which cash was received in a prior period or (y) which represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period),

(ii)         amounts (whether positive or negative) otherwise included in Consolidated EBITDA solely as a result of the cumulative effect of a change in accounting principles during such period,

(iii)        any non-cash gain attributable to the mark-to-market movement in the valuation of hedging obligations (to the extent the cash impact resulting from such loss has not been realized) pursuant to Financial Accounting Standards Accounting Standards Codification No. 815-Derivatives and Hedging,

(iv)        any unrealized foreign currency translation gains resulting from the impact of foreign currency changes on the valuation of assets and liabilities of Borrower and its Subsidiaries; and

(v)         any income (loss) attributable to early extinguishment of Indebtedness, obligations under any Swap Contract and other derivative instruments;

in the case of each of the foregoing, as determined on a consolidated basis for Parent and its Subsidiaries in conformity with GAAP.

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“Consolidated Funded Indebtedness” means all third-party indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, Capitalized Lease Obligations, other purchase money indebtedness and all other obligations evidenced by bonds, debentures, notes, loan agreements or similar instruments and guarantees of any of the foregoing obligations, of Parent and its Subsidiaries on a consolidated basis; provided that any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments.

“Consolidated Funded Senior Secured Indebtedness” means Consolidated Funded Indebtedness that is secured by a Lien on any assets of Parent or its Subsidiaries; provided that such Consolidated Funded Indebtedness is not expressly subordinated in right of payment to the Obligations pursuant to a written agreement.

“Consolidated Interest Expense” means, for any period, for Parent and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, fees, charges and related expenses in connection with borrowed money (including capitalized interest but excluding amortization of debt discount and premium) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and paid (or required to be paid) in cash during such period, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP and paid (or required to be paid) in cash during such period plus (c) the implied interest component of Synthetic Leases with respect to such period.

“Consolidated Net Income” means, as of any date for the applicable period ending on such date with respect to Parent and its Subsidiaries on a consolidated basis, net income (or loss) for such period taken as a single accounting period determined in accordance with GAAP; provided, that there shall be excluded (a) the income (or loss) of any Person (other than a Subsidiary of Parent) in which any other Person (other than Parent or any of its Subsidiaries) has a joint interest (provided that Consolidated Net Income shall be increased by the amount of dividends or other distributions actually paid in cash or Cash Equivalents to any Loan Party by such other Person during such period), (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Parent or is merged into or consolidated with Parent or any of its Subsidiaries or that Person’s assets are acquired by Parent or any of its Subsidiaries, (c) the income (or loss) of any Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions or other payment by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any material agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-Tax gains or losses attributable to asset sales outside the ordinary course of business or returned surplus assets of any Plan and (e) to the extent not included in clauses (a) through (d) above, any extraordinary gains or extraordinary losses.

“Consolidated Total Assets” means, on any date of determination, the consolidated total assets of Parent and its Subsidiaries as set forth on the consolidated balance sheet of Parent and its Subsidiaries as of the last day of the applicable Test Period; provided that at all times prior to the first delivery of the financial statements delivered pursuant to Section 6.01, this definition shall be applied based on the most recent financial statements delivered prior to the Closing Date pursuant to Section 4.01(g)(ii).

“Consolidated Working Capital” means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

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“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period; provided that, increases or decreases in Consolidated Working Capital (A) arising from acquisitions or dispositions by Parent, the Borrower and its Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (i) the impact of customer advance payments to the extent it represents a reserve for future cash expenditures, (ii) the impact of non-cash adjustments contemplated in the Consolidated Working Capital Adjustment calculation, and (iii) any changes in Consolidated Working Capital as a result of (x) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (y) the effects of acquisition method accounting.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other contractual undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Redemption Proceeds” means cash of the Borrower and its Subsidiaries retained in the Convertible Notes Redemption Account.

“Convertible Notes” means the 2.50% convertible senior notes due 2019 issued by Parent in an aggregate principal amount of $149,500,000 pursuant to the Convertible Notes Indenture.

“Convertible Notes Indenture” means the Indenture, dated as of July 21, 2014 between Parent and the Convertible Notes Trustee governing the Convertible Notes.

“Convertible Notes Initial Redemption Date” has the meaning specified in Section 6.15(a).

“Convertible Notes Redemption Account” has the meaning specified in Section 6.15(a).

“Credit Agreement Refinanced Debt” has the meaning specified in the definition of Credit Agreement Refinancing Indebtedness.

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“Credit Agreement Refinancing Indebtedness” means any (a) Permitted Pari Passu Secured Refinancing Debt or (b) Permitted Junior Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) to Refinance, in whole or part, existing Term Loans (“Credit Agreement Refinanced Debt”); provided that (i) such Credit Agreement Refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Credit Agreement Refinanced Debt except by an amount equal to unpaid accrued interest, fees and premium (including tender premium) and penalties (if any) thereon, plus upfront fees and OID thereon, plus other reasonable and customary fees and expenses incurred or paid in connection with such Refinancing, (it being agreed that, for purposes of assessing whether the foregoing limit on principal amount has been observed, any Indebtedness contemporaneously incurred pursuant to and in accordance with other available baskets set forth in Section 7.03 that do not require such Indebtedness to qualify as Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Refinancing Debt shall be disregarded, even if such Indebtedness is of the same tranche or series of such Credit Agreement Refinancing Indebtedness), (ii) such Indebtedness shall have a maturity date that is no earlier than the maturity date of the Credit Agreement Refinanced Debt (or, in the case of any such Indebtedness that is secured on a junior basis to the Obligations or unsecured, no earlier than 91 days after the maturity date of the Credit Agreement Refinanced Debt) and a Weighted Average Life to Maturity equal to or greater than the Credit Agreement Refinanced Debt as of the date of determination, (iii) the terms and conditions of such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) are, when taken as a whole, (x) substantially identical to or (y) not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to the Credit Agreement Refinanced Debt when taken as a whole (other than covenants (including financial maintenance covenants) or other provisions applicable only to periods after the maturity date of the Credit Agreement Refinanced Debt at the time of incurrence, issuance or obtainment of such Indebtedness) (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii)(y) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Required Lenders notify the Borrower within such five (5) Business Day period that they disagree with such determination (including a reasonable description of the basis for such disagreement)) or are otherwise on market terms, (iv) the terms of such Credit Agreement Refinancing Indebtedness that constitutes notes do not provide for any amortization or any mandatory redemption or prepayment provisions or rights prior to the Maturity Date of the Credit Agreement Refinanced Debt as in effect at the time of the issuance thereof (other than customary prepayments, repurchases or redemptions or offers to prepay, redeem or repurchase or mandatory prepayments upon a change of control, asset sale or casualty or condemnation event, customary prepayments, redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow (in the case of loans) and customary acceleration rights after an event of default, which shall be on no greater than a pro rata basis with other Indebtedness secured on a pari passu basis with such Credit Agreement Refinancing Indebtedness in the case of an asset sale or casualty or condemnation event or excess cash flow) and (v) such Credit Agreement Refinanced Debt shall be repaid, defeased or satisfied and discharged, all accrued interest, fees and premiums (if any) in connection therewith shall be paid and all unutilized commitments thereunder shall be terminated, substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; provided, further, that “Credit Agreement Refinancing Indebtedness” may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clauses (ii) and (iii) of the first proviso in this definition so long as (x) such credit facility includes customary “rollover” provisions that are subject to no conditions precedent other than (A) the occurrence of the date specified for the “rollover” and (B) that no payment or bankruptcy event of default shall have occurred and be continuing and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clauses (ii) and (iii) above).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” has the meaning specified in Section 2.05(c).

“Declining Lender” has the meaning specified in Section 2.05(c).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

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“Default Rate” means an interest rate equal to (after, as well as before, judgment), (a) with respect to any principal or interest, the applicable interest rate plus 2.00% per annum (provided that with respect to Eurodollar Rate Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Eurodollar Rate Loans may not be converted to, or continued as, Eurodollar Rate Loans, pursuant thereto) and (b) with respect to overdue fees and other amounts, the highest interest rate applicable to Base Rate Loans that are Term Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or any substantial part of its assets, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, (iv) become subject to forced liquidation, (v) made a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt or (vi) become the subject of a Bail-In Action; provided that no Agent shall be a Defaulting Agent solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any equity interest in that Agent or any direct or indirect parent company thereof so long as such ownership interest does not result in or provide such Agent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Agent (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Agent or (y) the occurrence of any of the events described in clause (i), (ii), (iii), (iv), (v) or vi) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by Parent or any Subsidiary in connection with a Disposition made pursuant to Section 7.05(n) that is designated as “Designated Non-Cash Consideration” on the date received pursuant to a certificate of a Responsible Officer of the Borrower setting forth the basis of such Fair Market Value (with the amount of Designated Non-Cash Consideration in respect of any Disposition being reduced for purposes of Section 7.05(n) to the extent Parent or any Subsidiary converts the same to cash or Cash Equivalents within two hundred seventy (270) days following the closing of the applicable Disposition).

“Designation Date” has the meaning specified in Section 2.17(f).

“Discount Range” has the meaning specified in the definition of Dutch Auction.

“Disposition” or “Dispose” means the sale, transfer, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that “Disposition” and “Dispose” shall not be deemed to include (a) any issuance by Borrower of any of its Equity Interests to another Person, or (b) any license or sublicense of any property by any Person.

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“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Term Loan Maturity Date in effect at the time of issuance of such Equity Interests; provided that (i) if such Equity Interests would not constitute a Disqualified Equity Interest but for the terms thereof giving the holders the right to require the issuer to redeem or purchase such Equity Interests upon the occurrence of an “asset sale or a “change of control”, such Equity Interests shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after the repayment in full of all of the Term Loans and all other Obligations under the Loan Documents that are accrued and payable and (ii) if such Equity Interests are issued pursuant to a plan for the benefit of officers, directors or employees of Parent, the Borrower or any Subsidiary or by any such plan to any such Person, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Parent or a Subsidiary or any other Person in order to satisfy applicable statutory or regulatory obligations or as a result of such Person’s termination, death or disability.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of Parent that is not a Foreign Subsidiary.

“Dutch Auction” means an auction (an “Auction”) conducted by the Borrower or one of its Subsidiaries in order to purchase Term Loans of any Tranche in accordance with the following procedures or such other procedures as may be agreed to between the Auction Agent and the Borrower:

(a)          Notice Procedures. In connection with any Auction, the Borrower shall provide notification to the Auction Agent (for distribution to the Appropriate Lenders) of the Tranche of Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall specify (i) the total cash value of the bid, in a minimum amount of $5,000,000 with minimum increments of $1,000,000 in excess thereof (the “Auction Amount”) and (ii) the discounts to par, which shall be expressed as a range of percentages (the “Discount Range”), representing the range of purchase prices (expressed as discounts to par) that could be paid in the Auction for such Term Loans at issue.

(b)          Reply Procedures. In connection with any Auction, each applicable Lender may, in its sole discretion, participate in such Auction by providing the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent and shall specify (i) a discount to par (such discount being the “Reply Discount”) that must be expressed as a price, which must be within the Discount Range, and (ii) a principal amount of the applicable Term Loans such Lender is willing to sell, which must be in increments of $1,000,000 or in an amount equal to such Lender’s entire remaining amount of the applicable Term Loans (the “Reply Amount”). Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, each Lender wishing to participate in such Auction must execute and deliver, to be held in escrow by the Auction Agent, an assignment and acceptance agreement in a form reasonably acceptable to the Auction Agent (and shall authorize the Auction Agent to adjust the same to reflect any ratable treatment required by clause (c) below).

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(c)          Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Auction Agent, the Auction Agent, in consultation with the Borrower, will determine the applicable discount with respect to all Term Loans (the “Applicable Discount”) for the Auction, which shall be the highest Reply Discount for which the Borrower or its Subsidiary, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Borrower or its Subsidiary, as applicable, to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Borrower or such Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the lowest Reply Discount. The Borrower or its Subsidiary, as applicable, shall purchase the applicable Term Loans (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all applicable Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Borrower or its Subsidiary, as applicable, shall purchase such Term Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to adjustment for rounding as specified by the Auction Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five (5) Business Days from the date the Return Bid was due.

(d)          Additional Procedures. Once initiated by an Auction Notice, the Borrower or its Subsidiary, as applicable, may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Term Loan to such Person under Section 10.07(b)(iii)).

“Engagement Letter” means the Engagement Letter, dated as of April 4, 2018, between Royal Bank and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or governmental restrictions relating to pollution, the protection of the environment, the release of Hazardous Materials into the environment and human exposure to Hazardous Materials, including those related to the treatment, transport, storage and disposal of Hazardous Materials, air emissions and discharges to public pollution control systems.

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“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (but excluding any debt security or instrument that is convertible into, or exchangeable for, capital stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a notice of intent to terminate or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, (e) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) the determination that any Multiemployer Plan is considered a plan in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Sections 304 and 305 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (j) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; or (k) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of Parent or any Subsidiary, other than in the usual course.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

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“Eurodollar Base Rate” means, the rate per annum equal to (i) the London Interbank Offered Rate set by ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) (“ICE LIBOR”), as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period (or, in the case of any interest calculation with respect to a Base Rate Loan on any date, at approximately 11:00 a.m., London time, on such date), for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period (or, in the case of any interest calculation with respect to a Base Rate Loan on any date, at the date and time of determination); provided that the Eurodollar Base Rate shall not, in any event, be less than 0.00%.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Notwithstanding the foregoing, at no time shall the Eurodollar Rate for any purpose be less than 1.00% per annum with respect to any Term Loan.

“Eurodollar Rate Loan” means a Term Loan that bears interest at a rate based on the definition of Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five (5) decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental, marginal or other reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Term Loan the interest on which is determined by reference to the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

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“Excess Cash Flow” means, for any period, commencing fiscal year of the Borrower ending December 31, 2019, an amount (if positive) equal to (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) the Consolidated Working Capital Adjustment and (iv) the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period, minus (b) the sum, without duplication, of the amounts for such period of (i) all non-cash credits included in arriving at such Consolidated Net Income, (ii) scheduled repayments and prepayments and repurchases of Indebtedness of Parent, the Borrower and its Subsidiaries (other than voluntary prepayments of the Term Loans, First Lien Term Loans and any “revolving loans” (including the Revolving Credit Loans) and prepayments from Net Cash Proceeds) made during such period which are permitted or required pursuant to this Agreement, (iii) capital expenditures paid in cash during the applicable Excess Cash Flow period which are not prohibited under this Agreement (net of (x) any proceeds of any related debt (other than Revolving Credit Loans) incurred to fund such expenditures and (y) any equity issuance proceeds that would not be included in Consolidated Net Income and that are used to fund such expenditures), (iv) Permitted Acquisitions (including the subsequent cash payment of earn-outs in connection therewith, when paid) and other Investments paid for in cash during such Excess Cash Flow period and permitted under Section 7.02 (net of (x) any proceeds of any related debt (other than Revolving Credit Loans) incurred to fund such acquisitions and (y) any equity issuance proceeds that would not be included in Consolidated Net Income and that are used to fund such acquisitions), (v) Consolidated Interest Expense paid in cash during the applicable Excess Cash Flow period, (vi) Taxes based on income or gross margins of Parent, the Borrower and its Subsidiaries payable in cash with respect to such period and profits or capital and franchise Taxes, (vii) Restricted Payments made during such period permitted under Section 7.06(d) or Section 7.06(i), (viii) cash payments by Borrower and its Subsidiaries during such period in respect of long-term liabilities of Borrower and its Subsidiaries other than Indebtedness, (ix) the amount related to items that were added to or not deducted from net income in calculating Consolidated Net Income to the extent such items represented a cash payment by Parent, the Borrower or any Subsidiary or did not represent cash received by Parent, the Borrower or any Subsidiary, on a consolidated basis during such period, (x) customary fees, expenses or charges paid in cash related to any permitted Investments (including Permitted Acquisitions) and Dispositions permitted under Section 7.05 hereof made during such fiscal year, and (xi) any premium paid in cash during such period in connection with the prepayment, redemption, purchase, defeasance or other satisfaction prior to scheduled maturity of Indebtedness permitted to be prepaid, redeemed, purchased, defeased or satisfied hereunder; provided that, to the extent otherwise included therein, the gross amounts from which Net Cash Proceeds are derived shall be excluded from the calculation of Excess Cash Flow.

“Excess Term Loan Proceeds Amount” has the meaning specified in Section 6.15(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning specified in the Security Agreement.

“Excluded Subsidiary” means any Subsidiary that is (a) a CFC, FSHCO, or a Subsidiary of any CFC or FSHCO, (b) not wholly-owned directly by Parent, the Borrower or one or more of their respective wholly-owned Subsidiaries, (c) an Immaterial Subsidiary that is designated as such by the Borrower, (d) a Subsidiary that is prohibited by applicable Law from guaranteeing the Term Facilities, or which would require governmental (including regulatory) or third party consent, approval, license or authorization to provide a guarantee (which, consent, approval, license or authorization cannot be obtained after the Borrower’s use of commercially reasonable efforts (which efforts shall not require, for the avoidance of doubt, payment of any fee or similar amount other than de minimis amounts)) unless, such consent, approval, license or authorization has been received or the requirement for such third party consent was established in order to avoid becoming a Guarantor, (e) a Subsidiary that is prohibited from guaranteeing the Term Facilities by any Contractual Obligation in existence on the Closing Date and listed on Schedule 1.01(a) hereto (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof), (f) a not-for-profit Subsidiary or (g) any Subsidiary to the extent the cost of providing such guarantee is excessive in relation to the value afforded thereby as reasonably determined by the Administrative Agent; provided that any Subsidiary shall only be an Excluded Subsidiary for so long as one or more of the preceding clauses (a) through (g) continue to apply to it; provided, further, that, notwithstanding the above, if a Subsidiary executes the Guaranty as a “Guarantor” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Guaranty as “Guarantor” in accordance with the terms hereof and thereof); provided, further, that no Subsidiary of Parent shall be an Excluded Subsidiary if such Subsidiary (i) owns any intellectual property that is material to the operation of the businesses of Parent, the Borrower or any other Loan Party or (ii) guarantees or is a primary obligor of obligations in respect of the First Lien Facilities, any Incremental Equivalent Debt, any Incremental First Lien Equivalent Debt, any Permitted Junior Refinancing Debt, any Permitted Pari Passu Secured Refinancing Debt, any Refinancing First Lien Junior Debt and/or any Refinancing First Lien Pari Passu Secured Debt of a Loan Party and/or any Permitted Refinancing of any of the foregoing (and successive Permitted Refinancings thereof) or any other Indebtedness of a Loan Party, in each case, with an aggregate outstanding principal amount in excess of the Threshold Amount.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Agent or any Lender, or required to be withheld or deducted from a payment to any Agent or any Lender, as applicable, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, doing business in, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Commitment (other than pursuant to an assignment request by the Borrower under Section 3.07) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such recipient’s failure to comply with Section 10.16 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Term Loans” has the meaning specified in Section 2.17(a).

“Existing Term Tranche” has the meaning specified in Section 2.17(a).

“Existing Tranche” has the meaning specified in Section 2.17(a).

“Extended Term Loans” has the meaning specified in Section 2.17(a).

“Extended Term Tranche” has the meaning specified in Section 2.17(a).

“Extending Lender” has the meaning specified in Section 2.17(b).

“Extension” has the meaning specified in Section 2.17(b).

“Extension Amendment” has the meaning specified in Section 2.17(c).

“Extension Date” has the meaning specified in Section 2.17(d).

“Extension Election” has the meaning specified in Section 2.17(b).

“Extension Request” has the meaning specified in Section 2.17(a).

“Extension Request Deadline” has the meaning specified in Section 2.17(b).

“Failed Auction” has the meaning specified in the definition of Dutch Auction.

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“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower in good faith (which shall be conclusive if reasonably determined in good faith).

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations promulgated thereunder or official interpretation thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“FCPA” has the meaning specified in Section 5.21(a).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent.

“Fee Letter” means the Fee Letter dated April 4, 2018, between the Borrower and Royal Bank.

“First Lien Agent” means Royal Bank, as administrative agent under the First Lien Credit Agreement (together with its successors and assigns).

“First Lien Credit Agreement” means the First Lien Credit Agreement dated as of the Closing Date among the Borrower, Parent, the First Lien Agent and certain subsidiaries of the Borrower, as guarantors and the other agents and lenders party thereto, as it may be amended, restated, supplemented, refinanced, replaced, extended or otherwise modified from time to time in accordance with this Agreement and the Second Lien Intercreditor Agreement.

“First Lien Facility” means any Facility under and as defined in the First Lien Credit Agreement.

“First Lien Loan Documents” means the First Lien Credit Agreement and all security and other collateral or other documents related thereto or entered into in connection therewith that are deemed to be “Loan Documents” under the First Lien Credit Agreement.

“First Lien Obligations” means the Obligations, any Incremental Equivalent Debt (other than any Incremental Equivalent Debt that is unsecured or is secured by a Lien on the Collateral ranking junior to the Lien on the Collateral securing the Obligations (but without regard to control of remedies)), any Permitted Pari Passu Secured Refinancing Debt and/or any other Indebtedness permitted to be secured on a pari passu basis with the Liens securing the Obligations pursuant to Section 7.01, collectively.

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“First Lien Term Loans” means the loans under and as defined in the First Lien Credit Agreement.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” has the meaning specified in Section 10.16(b)(i).

“Foreign Pension Plan” means a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Loan Party or Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan” means each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by any Loan Party or Subsidiary, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority

“Foreign Plan Event” has the meaning specified in Section 5.11(d).

“Foreign Subsidiary” means (i) any direct or indirect Subsidiary of Parent that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia (or is a disregarded entity, for U.S. federal income tax purposes, the assets of which are treated as owned by a Subsidiary that is so organized), (ii) any FSHCO, or (iii) any Subsidiary of a Person described in clause (i) or (ii).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FSHCO” means any Subsidiary (i) that is organized under the laws of the United States, any state thereof or the District of Columbia (or is a disregarded entity, for U.S. federal income tax purposes, the assets of which are treated as owned by a Subsidiary that is so organized) and (ii) substantially all of the assets of which consist, for U.S. federal income tax purposes, of equity or Indebtedness of one or more CFCs.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time.

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“Government Contract” means any contract with the United States government or any department, agency or instrumentality thereof under which the Borrower or any Subsidiary is a prime contractor or a subcontractor.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, supra national authority or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any such obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Parent and each of its and the Borrower’s direct and indirect Domestic Subsidiaries (excluding the Borrower) listed on Schedule 1 (such Subsidiaries of Parent and the Borrower not to include any Excluded Subsidiary), and each other Subsidiary of Parent and the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.13.

“Guaranty” means the Second Lien Guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.13.

“Hazardous Materials” means all radioactive and all hazardous or toxic substances, materials or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as “hazardous” or “toxic”, or as a “pollutant” or a “contaminant”, pursuant to any Environmental Law.

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“ICE LIBOR” has the meaning specified in the definition of Eurodollar Base Rate.

“Immaterial Subsidiary” means any Subsidiary of Parent designated in writing to the Administrative Agent by a Responsible Officer of Parent as an “Immaterial Subsidiary” that on a stand-alone basis, at any time, has (a) assets that are not in excess of 2.5% of Parent’s and its Subsidiaries’ Consolidated Total Assets and (b) Consolidated EBITDA that is not in excess of 2.5% of the Consolidated EBITDA of Parent and its Subsidiaries, in each case as of the most recently-ended Test Period; provided that, at any time, such designated Subsidiary, together with all Subsidiaries previously designated by the Borrower as “Immaterial Subsidiaries” do not, in the aggregate, have (i) assets in excess of 5.0% of Parent’s and its Subsidiaries’ Consolidated Total Assets or (ii) Consolidated EBITDA in excess of 5.0% of the Consolidated EBITDA of Parent and its Subsidiaries, in each case as of the most recently-ended Test Period.

“Incremental Amount” means, at any date of determination, an amount not in excess of (a) the sum of (i) $40,000,000 minus (ii) the sum of (x) the aggregate principal amount of any Term Facility Increase or any Incremental Term Facility pursuant to Section 2.15 or 2.16 in each case incurred in reliance on this clause (a), plus (y) the aggregate principal amount of any issuance or incurrence of Incremental Equivalent Debt pursuant to Section 2.20 incurred in reliance on this clause (a), plus (z) the aggregate principal amount of any “Revolving Facility Increase”, “Term Facility Increase” and “Incremental Term Facility” (each as defined in the First Lien Credit Agreement as in effect on the Closing Date or any comparable successor provision) and Incremental First Lien Equivalent Debt issued or incurred pursuant to the First Lien Credit Agreement, in each case issued or incurred in reliance on clause (a) of the definition of “Incremental Amount” under the First Lien Credit Agreement (or any comparable successor provision)) (and, with respect to each Limited Condition Acquisition, at the election of the Borrower in accordance with Section 1.09(b), and only during the period from and after the related definitive agreement for such acquisition is entered into and until the earlier of the consummation of such acquisition or the termination of such agreement, the aggregate amount of the Indebtedness referenced in the foregoing clauses (x) and (y) above contemplated to be incurred in connection with such Limited Condition Acquisition), plus (b) the aggregate principal amount of all voluntary prepayments of Term Loans under Section 2.05 (other than in connection with a Permitted Refinancing thereof) and voluntary repurchases of Term Loans permitted hereunder, in each case, to the extent not funded with the proceeds of Indebtedness; provided that, in the case of any repurchase of Term Loans at less than the par value thereof, amounts added pursuant to this clause (b) shall be limited to the actual cash amount paid by the Borrower in respect of such repurchase plus (c) an unlimited additional amount such that, in the case of this clause (c) only, after giving Pro Forma Effect to the incurrence of such Indebtedness (with the proceeds of any such Indebtedness being excluded from the determination of Unrestricted Cash and Cash Equivalents for such calculation (but, for the avoidance of doubt, giving effect to any repayment, repurchase or other reduction of Indebtedness effected with such proceeds substantially simultaneously with the incurrence thereof)), the Total Net Leverage Ratio would not exceed 5.00:1.00.

“Incremental Equivalent Debt” has the meaning specified in Section 2.20(a).

“Incremental Equivalent Debt Documentation” means, collectively, the indentures, loan agreements, credit agreements or other similar agreements pursuant to which any Incremental Equivalent Debt is issued or incurred.

“Incremental First Lien Equivalent Debt” means “Incremental Equivalent Debt” as defined in the First Second Lien Credit Agreement as in effect on the Closing Date.

“Incremental Term Facility” has the meaning specified in Section 2.16(a).

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“Incremental Term Facility Effective Date” has the meaning specified in Section 2.16(c).

“Incremental Term Lender” has the meaning specified in Section 2.16(b).

“Incremental Term Loan” has the meaning specified in Section 2.16(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) of (i) all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)          net obligations of such Person under any Swap Contract;

(d)          to the extent such obligations are a fixed amount and past due, all obligations of such Person to pay the deferred purchase price of property (other than (w) trade accounts payable in the ordinary course of business and not more than one hundred eighty (180) days overdue, (x) any purchase price adjustment, contingent payment or deferred payment incurred in connection with an acquisition or other Investment, so long as such obligation has not become a liability on the balance sheet of such Person in accordance with GAAP, (y) expenses accrued in the ordinary course of business and (z) obligations resulting from take-or pay contracts entered into in the ordinary course of business);

(e)          Indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including Indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings but excluding customary reservations or retention agreements relating to property purchased by such Person);

(f)          all Capitalized Lease Obligations;

(g)          all obligations of such Person with respect to redemption, repayment or other repurchase (excluding accrued dividends to the extent not increasing liquidation preference) in respect of Disqualified Equity Interests; and

(h)          all Guarantees of such Person in respect of any of the foregoing;

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business and (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, except to the extent the holders of such Indebtedness do not have recourse to such Person. The amount of any net obligation owed by such Person under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

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“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means all Taxes other than Excluded Taxes or Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Term Commitment” means, as to each Term Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Initial Term Commitment” or opposite a comparable caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term Commitments is $75,000,000.

“Initial Term Facility” means, at any time, (a) prior to the Closing Date, the aggregate Initial Term Commitments of all Term Lenders at such time and (b) thereafter, the aggregate Initial Term Loans of all Term Lenders at such time.

“Initial Term Loans” has the meaning specified in Section 2.01.

“Intellectual Property Security Agreement” means, collectively, the intellectual property security agreement, substantially in the form of Exhibit B to the Security Agreement, together with each intellectual property security agreement supplement executed and delivered pursuant to Section 6.13.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, in substantially the form of Exhibit I hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Payment Date” means, (a) as to any Term Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Term Loan and the Maturity Date of the Term Facility under which such Term Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Term Facility under which such Term Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter or a shorter period, or to the extent consented to by all Appropriate Lenders, twelve (12) months thereafter, as selected by the Borrower in a Committed Loan Notice; provided that:

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(a)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)          no Interest Period shall extend beyond the scheduled Maturity Date of the Term Facility under which such Term Loan was made.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the rate appearing on ICE Benchmark Administration page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the Interest Period and (b) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

“Investment” means, as to any Person, any direct or indirect investment by such Person, by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of Indebtedness in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such other Person; provided, however, that (i) Swap Contracts entered into and investments made by Parent or any of its Subsidiaries at the direction of an employee thereof under any deferred compensation plan or a “rabbi trust” formed in connection with such plans and (ii) license or sublicenses of any property by any Person, shall not constitute “Investments” for purposes of this Agreement. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.08(b).

“IP Security Agreement Supplement” has the meaning specified in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of Parent or any of its Subsidiaries and (b) any Person in whom Parent or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

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“Junior Financing” means any Indebtedness (other than intercompany Indebtedness) that is secured on a junior lien basis to the Liens securing the Obligations, that is expressly subordinated in right of payment to the Obligations or is unsecured.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Term Loan Maturity Date” means, at any date of determination, the latest maturity date applicable to any Tranche of Term Loans hereunder at such time, including the latest maturity or expiration date of any Initial Term Loan, any Incremental Term Facility (or Term Loan thereunder), any Specified Refinancing Term Commitment (or Term Loan thereunder), any Extended Tranche or any Tranche of Term Loans modified pursuant to Section 10.07, in each case, as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any leases evidencing Capitalized Lease Obligations having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition or similar Investment permitted by Section 7.02 that Parent or one or more of its Subsidiaries is contractually committed to consummate, and whose consummation is not conditioned on the availability of, or on obtaining, third party financing (it being understood that (a) such commitment may be subject to other conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement and (b) that the payment of a “termination”, “breakup” or similar fee shall not, in and of itself, constitute a financing out).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) any intercreditor or subordination agreement (including, without limitation, any Second Lien Intercreditor Agreement and any Other Intercreditor Agreement), (vi) any Extension Amendment, (v) any joinder agreement entered into pursuant to Section 2.15 or 2.16 and (vi) any Refinancing Amendment.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

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“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities (actual or contingent) or financial condition of the Loan Parties, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under the Loan Documents, (c) a material adverse effect on the legality, validity or enforceability of the Loan Documents or (d) a material adverse effect on the rights and remedies of the Lenders or the Administrative Agent under the Loan Documents.

“Material Real Property” means any parcel of real property (other than a parcel with a Fair Market Value of less than $3,000,000) owned in fee by a Loan Party; provided, however, that one or more parcels owned in fee by such Loan Party and located adjacent to, contiguous with, or in close proximity to, and comprising one property with a common street address shall, in the reasonable discretion of the Administrative Agent, be deemed to be one parcel for the purposes of this definition.

“Maturity Date” means: (a) with respect to the Initial Term Facility, the earlier of (i) May 8, 2025 and (ii) the date that the Initial Term Loans are declared due and payable pursuant to Section 8.02, (b) with respect to any Tranche of Extended Term Loans, the final maturity date as specified in the applicable Extension Amendment, (c) with respect to any Specified Refinancing Term, the final maturity date as specified in the applicable Refinancing Amendment, (d) with respect to any Incremental Term Facility, the final maturity date as specified in the applicable amendment to this Agreement in respect of such Term Facility and (e) with respect to any Tranche of Term Loans or Term Commitments modified pursuant to a Term Loan Modification, the final maturity date as specified in the applicable amendment to this Agreement in respect of such modified Term Loan or Term Commitment; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“Minimum Extension Condition” has the meaning specified in Section 2.17(g).

“MIRE Events” means, if there are any Mortgaged Properties, any increase, extension or renewal of any of the Term Commitments or Term Loans (including the provision of Incremental Term Loans or any other incremental credit facilities hereunder, but excluding any continuation or conversion of borrowings.

“MNPI” has the meaning specified in Section 6.02.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Lenders in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Properties” means any Material Real Property with respect to which a Mortgage is required pursuant to Section 6.13.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party, any Subsidiary thereof or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years, has made or been obligated to make contributions.

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“Net Cash Proceeds” means an amount equal to:

(a)          with respect to the Disposition of any asset by Parent or any of its Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received, directly or indirectly, in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of Parent or any of its Subsidiaries and including any proceeds received as a result of unwinding any related Swap Contract in connection with such related transaction) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than (x) Indebtedness under the Loan Documents and (y) in the case of any Incremental Equivalent Debt and Permitted Pari Passu Secured Refinancing Debt and any Permitted Refinancing of any of the foregoing (and successive Permitted Refinancings thereof) that are secured by Collateral on pari passu basis with the Obligations, if such asset constitutes Collateral, any amounts in excess of the ratable portion (based on any then outstanding Term Loan Tranches and any then outstanding Incremental Equivalent Debt and Permitted Pari Passu Secured Refinancing Debt and any Permitted Refinancing of any of the foregoing (and successive Permitted Refinancings thereof) that are secured by Collateral on a pari passu basis with the Obligations) of such Incremental Equivalent Debt and Permitted Pari Passu Secured Refinancing Debt and any Permitted Refinancing of any of the foregoing (and successive Permitted Refinancings thereof) required to be repaid in connection with such Disposition or Casualty Event), (B) the out-of-pocket expenses incurred by Parent or such Subsidiary in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary or reasonable fees actually incurred in connection therewith), (C) taxes paid or reasonably estimated to be payable in connection with such Disposition or Casualty Event and any repatriation costs associated with receipt by the applicable taxpayer of such proceeds, (D) any costs associated with unwinding any related Swap Contract in connection with such transaction, (E) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such Disposition established in accordance with GAAP and (y) any liabilities associated with such property and retained by Parent or any of its Subsidiaries after such Disposition, including pension and other post-employment benefit liabilities and Environmental Liabilities or against any indemnification obligations associated with such transaction, (F) any customer deposits required to be returned as a result of such Disposition, (G) the pro rata portion of the net cash proceeds of any Disposition or Casualty Event by any non-wholly owned Subsidiary (calculated without regard to this clause (G)) attributable to minority interests and not available for distribution to or for the account of Parent or a wholly-owned Subsidiary thereof as a result thereof and (H) the amount of any payments required to be made by Parent or any of its Subsidiaries in respect of such Disposition pursuant to equity options, management incentive plans or similar obligations in each case entered into in the ordinary course of business, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration (including, without limitation, any Designated Non-Cash Consideration) received by Parent or any Subsidiaries in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount, or any offsetting other reserve) of any reserve described in clause (E) above; and

(b)          with respect to the incurrence or issuance of any Indebtedness by Parent or any of its Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, taxes paid or reasonably estimated to be payable or issuance and other out-of-pocket fees and expenses and other customary expenses, incurred by Parent or such Subsidiary in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith.

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For the avoidance of doubt, Net Cash Proceeds shall not include cash receipts from proceeds of insurance or indemnity payments to the extent that such proceeds, awards or payments are received by Parent or any of its Subsidiaries in respect of any third party claim against Parent or such Subsidiary, as applicable, and applied to pay (or to reimburse Parent or such Subsidiary, as applicable, for its prior payment of) such claim and the costs and expenses of Parent or such Subsidiary, as applicable, with respect thereto.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Extending Lender” has the meaning specified in Section 2.17(e).

“Notice Period” has the meaning specified in Section 10.26.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Term Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, premiums, if any, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” has the meaning specified in Section 5.22(a).

“OID” has the meaning specified in the definition of All-In Yield.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and, if applicable, any agreement or instrument with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Agent or any Lender, as applicable, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

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“Other Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means: (a) with respect to any Tranche of Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loans occurring on such date.

“Parent” has the meaning specified in the introductory paragraph to this Agreement. In the event Parent consummates any merger, amalgamation or consolidation in accordance with Section 7.13, the surviving Person in such merger, amalgamation or consolidation shall be required to become and shall be deemed to be “Parent” for all purposes of this Agreement and the other Loan Documents.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(k).

“PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56. (signed into law October 26, 2001)), as amended or modified from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2006, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Perfection Exceptions” has the meaning specified in the Security Agreement.

“Permitted Acquisition” means the purchase or other acquisition, by merger or otherwise, by Parent or any Subsidiary of all of the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that (a) no Event of Default shall have occurred and be continuing or would result therefrom, (b) immediately after giving effect to such purchase or acquisition, the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.10, (c) any Person or assets or division acquired in connection herewith shall be in the same business or lines of business or reasonably related, ancillary or complementary businesses (including related, complementary, synergistic or ancillary technologies) in which the Borrower and/or its Subsidiaries are then engaged, or reasonable extensions thereof, (d) each applicable Loan Party and any such newly created or acquired Subsidiary shall have complied with the requirements of Section 6.13 or made arrangements reasonably satisfactory to the Administrative Agent for compliance therewith after the effectiveness of such Permitted Acquisition, (e) such acquisition shall have been consummated, in all material respects, in accordance with all material laws and (f) the total cash consideration (but excluding earn-outs, purchase price adjustments and other contingent payment obligations, except to the extent of any reserve required under GAAP in connection therewith (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof by the Borrower or its Subsidiaries to such sellers and all assumptions of Indebtedness in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition of an entity that does not or will not (within the timeframe required by Section 6.13) become a Guarantor (including by way of merger) or of assets that do not or will not (within the timeframe required by Section 6.13) become Collateral, when aggregated with the cash consideration (calculated on the same basis) paid by or on behalf of the Borrower and the other Subsidiaries for all other purchases and other acquisitions made by the Borrower and the other Subsidiaries of entities that do not or will not (within the timeframe required by Section 6.13) become Guarantors (including by way of merger) or of assets that do not or will not (within the timeframe required by Section 6.13) become Collateral, shall not exceed $18,000,000 plus the Available Amount.

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“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Parent’s common stock purchased by Parent in connection with the issuance of the Convertible Notes; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Parent from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by Parent from the sale of the Convertible Notes; provided, further, that such Permitted Bond Hedge Transaction does not require that Parent or any Subsidiary pay cash or Cash Equivalents to the counterparty in connection with a settlement, exercise or early termination of such Permitted Bond Hedge Transaction or otherwise in connection therewith (other than the payment of the initial premium to purchase such Permitted Bond Hedge Transaction and any cash paid in lieu of fractional shares).

“Permitted Equity Issuance” means any capital contribution to Parent (other than with respect to Disqualified Equity Interests and other than any such contributions from a Subsidiary of Parent) or sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of Parent, the proceeds of which are contributed to the common equity of the Borrower.

“Permitted Junior Refinancing Debt” means (A) any secured Indebtedness incurred by the Borrower and/or any Guarantor in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans; provided that (i) such Indebtedness is secured by a Lien on all or a portion of the Collateral on a junior-priority basis to the Liens on the Collateral securing the Obligations and other Second Lien Obligations and is not secured by any property or assets other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the definition of “Credit Agreement Refinancing Indebtedness” as reasonably determined by the Borrower in good faith (provided that such Indebtedness may be secured by a Lien on Collateral that is junior to the Liens on Collateral securing the Obligations and any other Second Lien Obligations, notwithstanding any provision to the contrary contained in the definition of Credit Agreement Refinancing Indebtedness), (iii) such Indebtedness is not guaranteed by any Person other than the Guarantors and (iv) a representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a an Other Intercreditor Agreement, providing that the Liens on Collateral securing such obligations shall rank junior to the Liens on Collateral securing the Obligations and (B) any unsecured Indebtedness incurred by the Borrower and/or any Guarantor in the form of one or more series of senior unsecured notes, bonds or debentures or loans; provided that (i) such Indebtedness is not secured by any property or assets of the Borrower or any Restricted Subsidiary, (ii) such Indebtedness satisfies the applicable requirements set forth in the definition of “Credit Agreement Refinancing Indebtedness” as reasonably determined by the Borrower in good faith and (iii) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors. Permitted Junior Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

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“Permitted Pari Passu Secured Refinancing Debt” means any secured Indebtedness incurred by the Borrower and/or any Guarantor in the form of one or more series of senior secured notes, bonds or debentures or senior secured loans; provided that (i) such Indebtedness is secured by Liens on all or a portion of the Collateral on a pari passu basis with the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and is not secured by any property or assets other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the definition of “Credit Agreement Refinancing Indebtedness,” as reasonably determined by the Borrower in good faith, (iii) such Indebtedness is not guaranteed by any Person other than the Guarantors, (iv) if such Indebtedness is incurred in the form of term loans, such Indebtedness shall satisfy the requirements of Section 2.16(e)(vi) (assuming, for such purposes, that such Indebtedness is being incurred in the form of Incremental Term Loans) and (v) a representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a customary Other Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies); provided that if such Indebtedness is the initial Permitted Pari Passu Secured Refinancing Debt incurred by the Borrower and the Guarantors, then the Administrative Agent, the Borrower and the Guarantors shall have executed and delivered a customary pari passu Other Intercreditor Agreement. Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, redemption, repurchase, defeasance, exchange and/or extension (collectively to “Refinance” or a “Refinancing” or “Refinanced”) of any Indebtedness (any such Indebtedness as so modified, refinanced, refunded, renewed, replaced, redeemed, repurchased, defeased, exchanged and/or extended, “Refinancing Indebtedness”) of such Person; provided that (a) the principal amount (or, if issued with original issue discount, the aggregate issue price) of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so Refinanced except by an amount equal to unpaid accrued interest, fees and premium (including tender premium) and penalties (if any) thereon, plus upfront fees and OID thereon, plus other reasonable and customary fees and expenses incurred or paid in connection with such Refinancing, plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder; (b) such Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced; (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations arising under the Loan Documents and was required to be subordinated when initially incurred, such Refinancing Indebtedness is subordinated in right of payment to the Obligations arising under the Loan Documents on terms, taken as a whole, not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; (d) if the Indebtedness being Refinanced is secured by a security interest in the Collateral that is junior in priority to the security interest in the Collateral and/or subject to any intercreditor arrangements for the benefit of the Lenders and was required to be subject to such intercreditor arrangements when initially incurred, such Refinancing Indebtedness is secured and subject to intercreditor arrangements on terms, taken as a whole, not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; (e) to the extent the Indebtedness being Refinanced constitutes, Incremental Equivalent Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Refinancing Debt, the terms and conditions of the Refinancing Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums (provided, that, any such Permitted Refinancing that is incurred in the form of term loans that are secured on a pari passu basis with the Obligations shall be required to satisfy the requirements of Section 2.16(e)(vi) (assuming, for such purposes, that such Indebtedness is being incurred in the form of Incremental Term Loans)) are, when taken as a whole, (x) substantially identical to or (y) not materially more favorable to the lenders or holders providing such Refinancing Indebtedness than those applicable to the Indebtedness being Refinanced, when taken as a whole, (other than covenants (including financial maintenance covenants) or other provisions applicable only to periods after the maturity date of the Indebtedness being Refinanced at the time of such Refinancing) (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (e)(y) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Required Lenders notify the Borrower within such five (5) Business Day period that they disagree with such determination (including a reasonable description of the basis for such disagreement)) or are otherwise reasonably acceptable to the Administrative Agent and (f) such Refinancing Indebtedness is incurred by the Person who is or would have been permitted to be the obligor or guarantor (or any successor thereto) on the Indebtedness being Refinanced.

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“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Parent’s common stock sold by Parent substantially concurrently with any purchase by Parent of a related Permitted Bond Hedge Transaction with a strike price higher than the strike price of the Permitted Bond Hedge Transaction; provided that (i) such Permitted Warrant Transaction does not require Parent or any Subsidiary to pay cash or Cash Equivalents to the counterparty in connection with a settlement, exercise or early termination of such Permitted Warrant Transaction or otherwise in connection therewith (other than, in the case of an early termination of such Permitted Warrant Transaction, pursuant to customary exceptions (substantially similar to or no more onerous on Parent and its Subsidiaries than such exceptions in the warrants with respect to the Convertible Notes) to the right of an issuer to settle the relevant close-out amount, cancellation amount or other similar payment obligation in shares, and other than cash paid in lieu of fractional shares), and (ii) that Parent or any Subsidiary shall not elect to pay cash or Cash Equivalents to the counterparty in connection with such Permitted Warrant Transaction prior to the Maturity Date with respect to the Initial Term Facility

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is or within the last six years has been maintained, contributed to or required to be contributed to by a Loan Party, Subsidiary thereof or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Interests” has the meaning specified in the Security Agreement.

“Prepayment Amount” has the meaning specified in Section 2.05(c).

“Prepayment Date” has the meaning specified in Section 2.05(c).

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“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of a Dispositions or other disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition, or any other purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person, in each case, in accordance with Section 7.02, shall be included, (b) any repayment, retirement, redemption, satisfaction, and discharge or defeasance of Indebtedness or Disqualified Equity Interests, in each case, in accordance with Section 7.12 and (c) any Indebtedness incurred or assumed by Parent or any of its Subsidiaries in connection therewith and in compliance with Sections 7.01 and 7.03, and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of twelve (12) months); provided that “Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Borrower; provided, further, that at all times prior to the first delivery of the Section 6.01 Financials, this definition shall be applied based on the most recent financial statements delivered prior to the Closing Date pursuant to Section 4.01(g)(ii).

“Pro Rata Share” means, with respect to each Lender and any Term Facility or all the Term Facilities (as the case may be) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Commitments of such Lender under the applicable Term Facility or the Term Facilities (and, in the case of any Term Loan Tranche after the applicable borrowing date and without duplication, the principal amount of Term Loans of such Tranche of such Lender) at such time and the denominator of which is the amount of the Aggregate Term Commitments (and, in the case of any Term Loan Tranche and without duplication, the principal amount of Term Loans of such Tranche) under the applicable Term Facility or the Term Facilities at such time; provided that if the commitments of each Lender to make Term Loans have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualifying Bids” has the meaning specified in the definition of Dutch Auction.

“Refinance”, “Refinancing” and “Refinanced” has the meaning given to such terms in the definition of Permitted Refinancing.

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“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Guarantors, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.21.

“Refinancing Debt Documentation” means, collectively, the indentures, loan agreements, credit agreements or other similar agreements pursuant to which any Credit Agreement Refinancing Indebtedness is issued or incurred, together with all instruments and other agreements in connection therewith.

“Refinancing First Lien Junior Debt” means the “Permitted Junior Refinancing Debt” as defined in the First Lien Credit Agreement as in effect on the Closing Date.

“Refinancing First Lien Pari Passu Secured Debt” means the “Permitted Pari Passu Secured Refinancing Debt” as defined in the First Lien Credit Agreement as in effect on the Closing Date.

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Regulation T” means Regulation T of the FRB as in effect from time to time.

“Regulation U” means Regulation U of the FRB as in effect from time to time.

“Regulation X” means Regulation X of the FRB as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, attorneys-in-fact, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Transaction” has the meaning specified in Section 2.05(b)(ii).

“Replaceable Lender” has the meaning specified in Section 3.07(a).

“Reply Amount” has the meaning specified in the definition of Dutch Auction.

“Reply Discount” has the meaning specified in the definition of Dutch Auction.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Term Commitments; provided that the portion of the Total Outstandings held or deemed to be held by any Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Lenders; provided, further, that at any time there are two or more unaffiliated Lenders, “Required Lenders” must include at least two unaffiliated Lenders.

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“Responsible Officer” means the chief executive officer, director, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date (except as otherwise expressly set forth in Section 4.01), any secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Persons thereof).

“Return Bid” has the meaning specified in the definition of Dutch Auction.

“Revolving Credit Commitments” has the meaning specified in the First Lien Credit Agreement.

“Revolving Credit Loans” has the meaning specified in the First Lien Credit Agreement.

“Rollover Indebtedness” means Indebtedness of any Loan Party issued to any Lender in lieu of such Lender’s pro rata portion of any prepayment of Term Loans made pursuant to Section 2.05(a).

“Royal Bank” means Royal Bank of Canada.

“S&P” means Standard & Poor’s Financial Services LLC, a wholly-owned subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions” has the meaning specified in Section 5.22(a).

“Sanctioned Country” has the meaning specified in Section 5.22(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means, as applicable, (i) the intercreditor agreement dated as of the date hereof, between the Administrative Agent and the First Lien Agent substantially in the form of Exhibit J hereto or (ii) an intercreditor agreement entered into after the date hereof, in substantially the form of Exhibit J hereto.

“Section 2.17 Additional Amendment” has the meaning specified in Section 2.17(c).

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“Section 6.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 6.01(a) or 6.01(b), together with the accompanying Compliance Certificate delivered, or required to be delivered, pursuant to Section 6.02(a).

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, any Supplemental Administrative Agent, each co-agent or subagent appointed by the Administrative Agent from time to time pursuant to Article IX and the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means, collectively, the Second Lien Security Agreement, dated as of the Closing Date, executed by the Loan Parties, substantially in the form of Exhibit G, together with each other security agreement and security agreement supplement executed and delivered pursuant to Section 6.13.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Secured Net Leverage Ratio” means, with respect to Parent on a consolidated basis and as of the end of any Test Period, the ratio of (a) Consolidated Funded Senior Secured Indebtedness (less Unrestricted Cash and Cash Equivalents and Controlled Redemption Proceeds, in each case, of as of the date of such determination) of Parent and its Subsidiaries as of the end of such Test Period to (b) Consolidated EBITDA of Parent and its Subsidiaries for such Test Period.

“Solvent” means, with respect to the Borrower and its Subsidiaries on a consolidated basis on any date of determination, that on such date (a)           the amount of the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis as of such date, exceeds, on a consolidated basis, the amount of all liabilities of the Borrower and its Subsidiaries on a consolidated basis, contingent or otherwise, (b) the present fair saleable value of the property (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, any business or transaction contemplated as of the date hereof for which they have unreasonably small capital.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Existing Tranche” has the meaning specified in Section 2.17(a).

“Specified Refinancing Debt” has the meaning specified in Section 2.21.

“Specified Refinancing Term Commitment” means Specified Refinancing Debt constituting term loan commitments.

“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.

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“Specified Representations” means the representations and warranties made in Sections 5.01(a) (with respect to the Loan Parties only), 5.01(b)(ii), 5.02(a) (limited to the execution, delivery and performance of the Loan Documents, incurrence of Indebtedness under the Loan Documents and the granting on the closing date of the guarantees and Liens in respect thereof), 5.04, 5.13, 5.17, 5.18, 5.19, 5.20, 5.21(b) and 5.22(b).

“Specified Transaction” means any incurrence or repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement, and including any contemplated incurrence of Indebtedness in connection with a Limited Condition Acquisition, unless and to the extent such Limited Condition Acquisition has been consummated without any such contemplated Indebtedness or the definitive agreement for such Limited Condition Acquisition has been terminated) or Disqualified Equity Interests, any acquisition or similar Investment permitted pursuant to Section 7.02 that results in a Person becoming a Subsidiary of Parent or any Disposition or other disposition that results in a Subsidiary of Parent ceasing to be a Subsidiary, any investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, any Disposition or other disposition of a business unit, line of business or division of Parent or a Subsidiary thereof, the cessation of the operations of a business unit, line of business or division of Parent or a Subsidiary thereof or any operational change not in the ordinary course of business, in each case (other than in connection with any operating change) whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrower or implementation of any initiative not in the ordinary course of business, in each case, in accordance with the terms of this Agreement.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (a) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or (b) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a direct or indirect Subsidiary or Subsidiaries of Parent or the Borrower, as appropriate.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of Parent (other than the Borrower) that are Guarantors.

“Supplemental Administrative Agent” has the meaning specified in Section 9.14(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement; provided that any agreements or arrangements related to a Permitted Bond Hedge Transaction or a Permitted Warrant Transaction shall not be deemed a Swap Contract.

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“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer (other than a counterparty to any such Swap Contracts) in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, including any additions to tax, penalties and interest with respect thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Term Commitment” means, as to each applicable Term Lender, (i) its Initial Term Commitment, if any, (ii) its commitment to provide Term Loans under an Incremental Term Facility, if any, (iii) its Specified Refinancing Term Commitment, if any, (iv) its commitment to provide Extended Term Loans, if any, (v) its commitment to provide Term Loans with the same terms and conditions modified on the same day pursuant to a Term Loan Modification, if any and (vi) without duplication of the foregoing, its commitment to provide Term Loans in connection with a Term Facility Increase, if any, in each case as the context may require.

“Term Facility” means the Initial Term Facility, any Incremental Term Facility, any other Tranche of Term Commitments or Term Loans provided for hereunder.

“Term Facility Increase” has the meaning specified in Section 2.15(a).

“Term Facility Increase Lender” has the meaning specified in Section 2.15(b).

“Term Increase Effective Date” has the meaning specified in Section 2.15(c).

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has an Initial Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans and/or Term Commitments (other than Initial Term Commitments) at such time.

“Term Loan” means an Initial Term Loan, an Incremental Term Loan, an Extended Term Loan a Specified Refinancing Term Loan or a Term Loan modified pursuant to a Term Loan Modification, as the context may require.

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“Term Loan Modification” has the meaning specified in Section 10.01.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the indebtedness of the Borrower to such Term Lender resulting from the Term Loans made or held by such Term Lender.

“Test Period” means, as of the date of any determination under this Agreement, the four (4) consecutive fiscal quarters of the Borrower then last ended and for which Section 6.01 Financials have been delivered to the Administrative Agent.

“Threshold Amount” means $12,000,000.

“Total Net Leverage Ratio” means, with respect to Parent on a consolidated basis, as of the end of any Test Period, the ratio of (a) Consolidated Funded Indebtedness (less Unrestricted Cash and Cash Equivalents and Controlled Redemption Proceeds, in each case, of as of the date of such determination) of Parent and its Subsidiaries as of the end of such Test Period to (b) Consolidated EBITDA of Parent and its Subsidiaries for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Term Loans.

“Tranche” with respect to Term Loans or Term Commitments, refers to whether such Term Loans or Term Commitments are (i)  Initial Term Loans or Initial Term Commitments, (ii) Incremental Term Facilities or Incremental Term Loans with the same terms and conditions made on the same day, (iii) Extended Term Loans or Extended Term Tranches (of the same series), (iv) Specified Refinancing Term Loans or Specified Refinancing Term Commitments (of the same series) or (v) Term Loans or Term Commitments with the same terms and conditions modified on the same day pursuant to a Term Loan Modification.

“Transactions” means, collectively, the following:

(a)          the incurrence by the Borrower, on the Closing Date, of the Initial Term Loans and the First Lien Term Loans and Revolving Credit Commitments under the First Lien Credit Agreement;

(c)          the use of the proceeds of the Initial Term Loans and the First Lien Term Loans in to (i) redeem or repurchase all, or a portion of, Parent’s Convertible Notes (including, without limitation, conversion payments on the Convertible Notes in cash upon an early conversion or termination thereof) and (ii) refinance and repay, in full, all outstanding indebtedness under the Borrower’s existing Credit Agreement dated April 4, 2017 (clauses (i) and (ii), collectively, the “Closing Date Refinancing”); and

(d)          the payment of all fees, premiums, expenses (including, without limitation, legal fees and expenses) and other transaction costs incurred in connection with the transactions described in the foregoing provisions of this definition.

“Type” means, with respect to a Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Undisclosed Administration” means, in relation to any Person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Person is subject to home jurisdiction supervision if applicable Law requires that such appointment is not to be publicly disclosed.

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“Unfunded Advances/Participations” means, with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Term Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash and Cash Equivalents” means cash and Cash Equivalents of the Borrower and its Subsidiaries on hand on the applicable date of determination, other than cash or Cash Equivalents which are or should be listed as “restricted” on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date.

“U.S. Lender” has the meaning specified in Section 10.16(c).

“Voting Equity Interests” means, with respect to any Person, the outstanding Equity Interests of a Person having the power, directly or indirectly, to designate the board of directors (or other similar governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02         Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

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(b)          The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(i)          Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(ii)         The term “including” is by way of example and not limitation.

(iii)        The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(iv)        Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(c)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03         Accounting Terms.

(a)          All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the audited Section 6.01 Financials, except as otherwise specifically prescribed herein.

(b)          If at any time any change in GAAP or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (B) in the case of any relevant calculation, the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof.

(c)          Notwithstanding anything to the contrary contained herein, for the purposes of determining compliance with any provisions of this Agreement and the other Loan Documents, including the calculation of all financial covenants, basket amounts and ratios contained herein or in any other Loan Document, no effect shall be given to the following: (i) any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof and (ii) any changes in GAAP after the Closing Date that would require lease obligations that were treated as operating leases under GAAP as in effect on the Closing Date to be classified and accounted for as capital leases or otherwise reflected as Indebtedness on the Borrower’s consolidated balance sheet (including as a result of the implementation of FASB ASC 842).

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Section 1.04         Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05         References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

Section 1.07         Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08         [Reserved].

Section 1.09         Pro Forma Calculations; Limited Condition Acquisitions.

(a)          Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement, the Senior Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated (including for purposes of Sections 2.15, 2.16 and 2.20) on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four (4) quarter period to which such calculation relates, and subsequent to the end of such four-quarter period but not later than the date of such calculation (notwithstanding that such ratio may be said to be determined as of the end of a Test Period); provided that notwithstanding the foregoing, when calculating the Total Net Leverage Ratio for purposes of (i) determining the applicable percentage of Excess Cash Flow for purposes of Section 2.05(b) and (ii) determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with the financial covenants set forth in Section 7.10, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable four (4) quarter period shall not be given Pro Forma Effect.

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(b)          Notwithstanding anything to the contrary herein, for purposes of determining (i) compliance on a Pro Forma Basis with any Senior Secured Net Leverage Ratio or Total Net Leverage Ratio or (ii) whether a Default or Event of Default (other than any Event of Default under Sections 8.01(a), (f) or (g)) shall have occurred and is continuing, in each case, in connection with the consummation of a Limited Condition Acquisition, the date of such determination shall, at the election of the Borrower (with such election to be made on or prior to the date on which the definitive agreements for such Limited Condition Acquisition are executed by the Borrower or its applicable Subsidiary), be the time the definitive agreements for such Limited Condition Acquisition are entered into after giving Pro Forma Effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof), in each case, as if they occurred at the beginning of the applicable Test Period, and, for the avoidance of doubt, if any of such ratios or amounts are exceeded as a result of fluctuations in such ratio or amount including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such acquisition or investment, at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided that if the Borrower elects to have such determinations occur at the time of entry into the definitive agreement with respect to such Limited Condition Acquisition, the Indebtedness to be incurred (and any associated Liens) shall be deemed incurred at the time of such election (until such time as the Indebtedness is actually incurred or the applicable acquisition agreement is terminated without actually consummating the applicable Limited Condition Acquisition (in which case such Limited Condition Acquisition and the incurrence of related Indebtedness (and any associated Liens) will not be treated as having occurred)) and outstanding thereafter for purposes of Pro Forma Compliance with any applicable ratios, tests or other baskets, as the case may. Notwithstanding anything herein to the contrary, for purposes of determining compliance with any provision of this Agreement which requires Pro Forma Compliance with the financial covenants set forth in Section 7.10 prior to June 30, 2018, such Pro Forma Compliance Requirement shall be deemed to be a requirement that the Borrower is in Pro Forma Compliance with a Total Net Leverage Ratio not to exceed 7.25:1.00.

Section 1.10         Calculation of Baskets. Except as set forth in Section 1.09 with respect to a Limited Condition Acquisition or as otherwise specified herein, the baskets set forth in Article VII of this Agreement shall be tested solely at the time of consummation of the relevant transaction or action utilizing any of such baskets and, for the avoidance of doubt, if any of such baskets are exceeded solely as a result of fluctuations to Consolidated EBITDA after the last time such baskets were calculated for any purpose under Article VII, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations. If any Indebtedness or Liens securing Indebtedness are incurred to Refinance any existing Indebtedness or Liens securing Indebtedness, in each case, initially incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, and such Refinancing would cause the percentage of Consolidated EBITDA restriction to be exceeded if calculated based on the Consolidated EBITDA at the time of incurrence of such Refinancing, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such Indebtedness or such Indebtedness secured by such Liens, as applicable, does not exceed the principal amount of the relevant existing Indebtedness or Indebtedness secured by such Liens, as applicable, being Refinanced, plus Indebtedness incurred to pay premiums, defeasance costs and fees and expenses in connection therewith.

Article II

The Term Commitments and Term Borrowings

Section 2.01         The Term Loans. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan denominated in Dollars to the Borrower on the Closing Date in an aggregate amount not to exceed such Term Lender’s Initial Term Commitment (the “Initial Term Loans”). The initial Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Initial Term Commitments. Amounts borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

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Section 2.02         Term Borrowings, Conversions and Continuations of Term Loans.

(a)          Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be initially given by telephone as provided below. Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. (New York City time) three (3) Business Days prior to the requested date of any Term Borrowing of, conversion of Base Rate Loans to, or continuation of, Eurodollar Rate Loans, or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) 11:00 a.m. (New York City time) one (1) Business Day prior to the requested date of any Term Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period of twelve months in duration as provided in the definition of Interest Period, (x) the applicable notice must be received by the Administrative Agent not later than 2:00 p.m. (New York City time) four (4) Business Days prior to the requested date of such Term Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them and (y) not later than 10:00 a.m. (New York City time) three (3) Business Days before the requested date of such Term Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been so consented to by all the Appropriate Lenders. Each written notice by the Borrower pursuant to this Section 2.02(a) shall be delivered by the Borrower to the Administrative Agent in the form of a Committed Loan Notice, and each telephone notice shall be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice, in each case, appropriately completed and signed by a Responsible Officer of the Borrower. Each Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof. Each Term Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Term Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, converted or continued, (iv) the Type of Term Loans to be borrowed or to which existing Term Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Term Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Term Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, the Borrower will be deemed to have specified an Interest Period of one month.

(b)          Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the applicable Term Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term Borrowing, each Appropriate Lender shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Term Borrowing is the initial Term Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

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(c)          Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due under Section 3.05 in connection therewith. During the existence of a Default, at the election of the Administrative Agent or the Required Lenders, no Term Loans may be requested as, converted to or continued as Eurodollar Rate Loans.

(d)          The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following such change.

(e)          After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than five (5) Interest Periods in effect.

(f)          The failure of any Lender to make the Term Loan to be made by it as part of any Term Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan on the date of such Term Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the date of any Term Borrowing.

Section 2.03         [Reserved].

Section 2.04         [Reserved].

Section 2.05         Prepayments.

(a)          Optional.

(i)          Subject to any restrictions with respect thereto set forth in the First Lien Credit Agreement, the Second Lien Intercreditor Agreement or any Other Intercreditor Agreement, the Borrower may, upon notice to the Administrative Agent in substantially the form of Exhibit B, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty, except as set forth in Section 2.05(d) below; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the Business Day prior to the prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Tranche of Loans to be prepaid, the Type(s) of Term Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Term Loans (except that if the Tranche of Term Loans to be prepaid includes both Base Rate Loans and Eurodollar Rate Loans, absent direction by the Borrower, the applicable prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 3.05). The Administrative Agent shall promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Tranche). If such notice is given by the Borrower, subject to clause (iii) below, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.05(d) and 3.05. Each prepayment of outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to each Tranche of Term Loans as the Borrower may direct, and each such prepayment shall be paid to the Appropriate Lenders in the same Tranche on a pro rata basis; provided, that, notwithstanding anything herein to the contrary, any such prepayment of Incremental Term Loans or Extended Term Loans pursuant to this Section 2.05(a) shall be accompanied by at least a pro rata prepayment of the Initial Term Loans.

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(ii)         [Reserved].

(iii)        Notwithstanding anything to the contrary contained in this Agreement, the Borrower may state that any notice of prepayment under Section 2.05(a)(i) is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iv)        [Reserved].

(v)         Notwithstanding any other provision of this Section 2.05(a), in connection with a refinancing in full of the Term Facilities any Lender may, with the consent of the Borrower, elect to accept Rollover Indebtedness in lieu of all or part of such Lender’s pro rata portion of any prepayment of Term Loans, made pursuant to this Section 2.05(a).

(b)          Mandatory.

(i)          Subject to Section 2.05(b)(ix), on or prior to the tenth day following the date on which the financial statements have been delivered (or, if later, are required to be delivered) pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered (or, if later, is required to be delivered) pursuant to Section 6.02(a) unless and to the extent that such ten-day period is not practicable based on applicable legal or regulatory constraints, in which case the date of prepayment shall be the first date on which the Borrower is able to make a prepayment using Borrower’s commercially reasonable efforts to do so (provided that, for the avoidance of doubt, any such amount not paid shall be excluded from the determination of the Available Amount), the Borrower shall prepay, subject to Section 2.05(c), an aggregate principal amount of the Initial Term Loans equal to (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ending December 31, 2019), minus (B) the sum of (1) the amount of any prepayments of the Term Loans made pursuant to Section 2.05(a) during such fiscal year and/or any cash repurchases of the Term Loans made pursuant to Section 10.07(i) during such fiscal year, (2) the amount of any prepayments of the First Lien Term Loans made pursuant to Section 2.05(a) of the First Lien Credit Agreement during such fiscal year and/or any cash repurchases of the First Lien Term Loans made pursuant to Section 10.07(i) of the First Lien Credit Agreement during such fiscal year, (3) solely to the extent the Revolving Credit Commitments are reduced pursuant to Section 2.06(a) of the First Lien Credit Agreement in connection therewith (and solely to the extent of the amount of such reduction), the amount of any prepayments of the Revolving Credit Loans made pursuant to Section 2.05(a) of the First Lien Credit Agreement during such fiscal year, (4) the portion of the Excess Cash Flow applied (to the extent the Borrower or any Subsidiary is required by the terms thereof) to prepay, repay or purchase other Indebtedness that is secured on a pari passu basis with the Obligations on a no more than pro rata basis with the Initial Term Loans; provided that (x) no voluntary prepayment funded with the proceeds of an incurrence of Indebtedness may be applied pursuant to clause (B) above to reduce the amount of the prepayment required under this Section 2.05(b)(i) and (y) in the case of any such prepayment that is made at less than the par value of the applicable Indebtedness being so repaid, the amount of any reduction pursuant to this Section 2.05(b)(i) shall be limited to the actual cash amount paid by the Borrower in respect of such repayment; provided, further, that such percentage in clause (A) above shall be reduced to (x) 25% if the Total Net Leverage Ratio as of the end of such fiscal year was equal to or less than 4.50:1.00 but greater than 4.00:1.00 and (y) 0% if the Total Net Leverage Ratio as of the end of such fiscal year was equal to or less than 4.00:1.00.

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(ii)         (A)         If (x) Parent, the Borrower or any of their respective Subsidiaries Disposes of any property or assets (other than any Disposition (1) to a Loan Party or (2) by a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party) pursuant to Section 7.05(i), (l), (n) or (o), or (y) any Casualty Event occurs, and the transactions or series of related transactions described in this clause (A) result in the receipt by Parent, the Borrower and the Subsidiaries of Net Cash Proceeds (any such transaction or series of related transactions being a “Relevant Transaction”), the Borrower shall (1) give written notice to the Administrative Agent thereof promptly after the date of receipt of such Net Cash Proceeds and (2) except to the extent the Borrower elects in such notice to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 2.05(b)(ii)(B), the Borrower shall, subject to Section 2.05(b)(vii) hereof, prepay an aggregate principal amount of Term Loans in an amount equal to the Net Cash Proceeds received from such Relevant Transaction within fifteen (15) Business Days of receipt thereof by Parent, the Borrower or such Subsidiary; provided that the Borrower may use a portion of the Net Cash Proceeds received from such Relevant Transaction to prepay or repurchase any other Indebtedness that is secured by the Collateral on a pari passu or senior basis to the Obligations to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Relevant Transaction, in each case in an amount not to exceed (1) in the case of pari passu Indebtedness, the product of (x) the amount of such Net Cash Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other pari passu Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness, and (2) in the case of Senior Indebtedness, the amount of such Net Cash Proceeds.

(B)         With respect to any Net Cash Proceeds realized or received with respect to any Relevant Transaction at the option of the Borrower, the Borrower may, so long as no Event of Default would result therefrom, reinvest all or any portion of such Net Cash Proceeds in the business of the Borrower and its Subsidiaries (including to make Permitted Acquisitions) within three hundred sixty five (365) days following receipt of such Net Cash Proceeds (or, if the Borrower or the relevant Subsidiary, as applicable, has contractually committed within three hundred sixty five (365) days following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, then within five hundred forty five (545) days following receipt of such Net Cash Proceeds); provided, however, that if any of such Net Cash Proceeds are no longer intended to be so reinvested at any time after the occurrence of the Relevant Transaction (or are not reinvested within such three hundred sixty five (365) days or five hundred forty five (545) days, as applicable), an amount equal to any such Net Cash Proceeds shall be promptly applied to the prepayment of the Term Loans (subject to the proviso set forth in Section 2.05(b)(ii)(A)) as set forth in this Section 2.05.

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(iii)        Upon the incurrence or issuance by Parent, the Borrower or any of their respective Subsidiaries of (x) Specified Refinancing Debt or any Credit Agreement Refinancing Indebtedness in respect of the Term Loans, the Borrower shall prepay the Tranche of Term Loans being refinanced or (y) any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay the Term Loans, in each case in an amount equal to 100% of all Net Cash Proceeds received therefrom (disregarding, in the case of clause (x) and for the avoidance of doubt, any Indebtedness incurred contemporaneously therewith, even if of the same tranche or series, if and to the extent such Indebtedness was incurred in accordance with and pursuant to available baskets in Section 7.03 that do not require such Indebtedness to be incurred in the form of Specified Refinancing Debt or Credit Agreement Refinancing Indebtedness) immediately upon receipt thereof by Parent, the Borrower or such Subsidiary.

(iv)        [Reserved].

(v)         [Reserved].

(vi)        Subject to Sections 2.16(e)(v), 2.17 and 2.21, (A) each prepayment of Term Loans pursuant to this Section 2.05(b) (other than pursuant to Sections 2.05(b)(iii)(x) and (v)) shall be (i) allocated to the Tranches of Term Loans outstanding based upon the then outstanding principal amounts of the respective Tranches of Term Loans, pro rata, based upon the applicable remaining scheduled installments of principal due in respect of each such Tranche of Term Loans and (ii) applied pro rata to Term Loans of Term Lenders within each Tranche, based upon the outstanding principal amounts owing to each such Term Lender under each such Tranche of Term Loans; provided that (x) with respect to the allocation of such prepayments under this clause (A) between an Existing Term Tranche and Extended Term Tranche of the same extension series, the Borrower may allocate such prepayments as the Borrower may specify, subject to the limitation that the Borrower shall not allocate to Extended Term Loans of any extension series any such mandatory prepayment unless such prepayment under this clause (A) is accompanied by at least a pro rata prepayment, based upon the applicable remaining scheduled installments of principal due in respect thereof, of the Term Loans of the Existing Term Tranche, if any, from which such Extended Term Loans were converted or exchanged (unless such Term Loans of the Existing Term Tranche have otherwise been repaid in full) and (y) the Borrower may allocate less than a pro rata amount of such prepayment to any Incremental Term Loan or Refinancing Term Loan to the extent so provided in the applicable joinder agreement or Refinancing Amendment, respectively, and (B) each prepayment of Term Loans required by Section 2.05(b)(iii)(x) shall be (i) allocated to the Tranche or Tranches of Term Loans being Refinanced and (ii) applied pro rata to Term Loans of Term Lenders within each Tranche subject to such prepayment, based upon the outstanding principal amounts owing to each such Term Lender under each such Tranche or Tranches of Term Loans.

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(vii)       All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05. Each prepayment of Term Loans under any Tranche pursuant to this Section 2.05(b) shall be applied on a pro rata basis to the then outstanding Base Rate Loans and Eurodollar Rate Loans under the Tranche being prepaid; provided that if there are no Declining Lenders with respect to such prepayment, then the amount thereof shall be applied first to Base Rate Loans under the Tranche being prepaid to the full extent thereof before application to Eurodollar Rate Loans under such Tranche, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 3.05.

(viii)      Notwithstanding any other provisions of this Section 2.05, to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary or the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary, in each case giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.05(b)(i), if distributed by such Foreign Subsidiary, (x) would result in material adverse tax consequences for the Borrower and its Subsidiaries (taken as a whole) or adverse tax consequences that are material in relation to the amount of such Net Cash Proceeds or (y) would violate, require consents from a Governmental Authority under or otherwise be or delayed by applicable local law from being repatriated to the United States, in each case as reasonably determined by the Borrower in good faith in consultation with the Administrative Agent, (A) the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans; provided that the Borrower will use commercially reasonable efforts (which shall not require the incurrence of any costs or losses beyond a de minimis amount) to take all actions permitted by applicable Law, in order to repatriate or otherwise permit the payment of such amounts; provided, further, that, in the case of any such prepayment that is delayed by applicable local law, such prepayment be made when reasonably practicable after such delay; provided, further, that any such amount not repatriated or paid shall be excluded from the determination of the Available Amount.

(ix)         Notwithstanding anything herein to the contrary, (A) so long as any First Lien Obligations or other Indebtedness that is secured on a pari passu basis with the First Lien Obligations remains outstanding, any prepayment of the First Lien Obligations or such other Indebtedness pursuant to the terms of the First Lien Credit Agreement or the other agreements governing any other First Lien Obligations or such other Indebtedness, in each case, in respect of any mandatory prepayment set forth in this Section 2.05(b), shall satisfy the Borrower’s obligation to make a prepayment of the Term Loans pursuant to this Section 2.05(b); provided that any excess (which for the avoidance of doubt, shall include any proceeds declined by any Declining Lender (as defined in the First Lien Credit Agreement) shall be applied to the Term Loans in accordance with this Section 2.05(b).

(c)          Term Lender Opt-Out. With respect to any prepayment of Term Loans pursuant to Section 2.05(b)(i), (ii) or (ix) (with respect to proceeds declined by any Declining Lender (as defined in the First Lien Credit Agreement)) the Term Lenders may decline to accept the applicable prepayment. The Borrower shall notify the Administrative Agent of any event giving rise to a prepayment under Section 2.05(b)(i) or (ii) at least ten (10) Business Days prior to the date of such prepayment. Each such notice shall specify the expected date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 2.05(b)(i) or (ii) (the “Prepayment Amount”). The Administrative Agent will promptly notify each Appropriate Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Appropriate Lender may decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than five (5) Business Days after the date of such Appropriate Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Appropriate Lender does not give a notice to the Administrative Agent on or prior to such fifth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay Term Loans under the Term Loan Tranches owing to Appropriate Lenders (other than Declining Lenders) in the manner described in Section 2.05(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans under any Term Loan Tranche owing to Declining Lenders shall be retained by the Borrower (such amounts, the “Declined Amounts”).

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(d)          Prepayment Premium. If the Borrower (i) makes a voluntary prepayment of any Initial Term Loans pursuant to Section 2.05(a), (ii) replaces a Non-Consenting Lender pursuant to a mandatory assignment in accordance with Section 10.07(b), or (iii) makes a prepayment of Initial Term Loans pursuant to Section 2.05(b)(ii) or (iii), then (x) at any time prior to the first anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Lenders, a prepayment premium in an amount equal to 2.00% of the principal amount prepaid or otherwise mandatorily assigned pursuant to the foregoing clause (ii) and (y) at any time from and after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Lenders, a prepayment premium in an amount equal to 1.00% of the principal amount prepaid or otherwise mandatorily assigned pursuant to the foregoing clause (ii). For the avoidance of doubt, no premium will be applicable if such prepayment or mandatory assignment is made on or after the second anniversary of the Closing Date.

(e)          All payments or repayments of Term Loans made pursuant to this Section 2.05 shall be made in Dollars.

Section 2.06         Termination or Reduction of Commitments.

(a)          Optional.

(i)          The Borrower may, upon written notice to the Administrative Agent, terminate the unused portions of the Term Commitments or from time to time permanently reduce the unused portions of the Term Commitments; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days (or such shorter period as the Administrative Agent shall agree) prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof.

(ii)         Any such notice of termination or reduction of commitments pursuant to Section 2.06(a)(i) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to 2:00 p.m. (New York City time) on the specified effective date) if such condition is not satisfied.

(b)          Mandatory. The (i) aggregate Term Commitments in respect of the Initial Term Loans shall be automatically and permanently reduced to zero (0) on the date of the Term Borrowing of the Initial Term Loans and (ii) any subsequently incurred Term Commitments shall be automatically and permanently reduced to zero (0) on the date of the Term Borrowing applicable thereto.

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(c)          Application of Term Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Term Commitments under this Section 2.06. Upon any reduction of Term Commitments under a Term Facility, the Term Commitment of each Lender under such Term Facility shall be reduced by such Lender’s ratable share of the amount by which such Term Facility is reduced (other than the termination of the Term Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Term Commitments and unpaid, shall be paid on the effective date of such termination.

Section 2.07         Repayment of Term Loans.

(a)          Initial Term Loans. The Initial Term Loans shall be due and payable in full on the Maturity Date.

(b)          [Reserved].

(c)          [Reserved].

(d)          Incremental Term Loans. The principal amount of Incremental Term Loans of each Term Lender shall be repaid by the Borrower as provided in the amendment to this Agreement in respect of such Incremental Term Loans as contemplated by Section 2.16, subject to the requirements of Section 2.16. To the extent not previously paid, each Incremental Term Loan shall be due and payable on the Maturity Date applicable to such Incremental Term Loans.

(e)          Extended Term Loans. The principal amount of Extended Term Loans of each Extending Lender shall be repaid as provided in the amendment to this Agreement in respect of such Extended Term Loans as contemplated by Section 2.17, subject to the requirements of Section 2.17 (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06). To the extent not previously paid, each Extended Term Loan shall be due and payable on the Maturity Date applicable to such Extended Term Loans.

(f)          [Reserved].

(g)          Specified Refinancing Term Loans. The principal amount of Specified Refinancing Term Loans of each Term Lender shall be repaid by the Borrower as provided in the Refinancing Amendment, subject to the requirements of Section 2.21. To the extent not previously paid, each Specified Refinancing Term Loan shall be due and payable on the Maturity Date applicable to such Specified Refinancing Term Loans.

Section 2.08         Interest.

(a)          Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Term Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period plus (B) the Applicable Rate for Eurodollar Rate Loans under such Term Facility and (ii) each Base Rate Loan under a Term Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate for Base Rate Loans under such Term Facility.

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(b)          Commencing upon the occurrence of and during the continuation of an Event of Default under Section 8.01(a), (f) or (g) or upon the request of the Administrative Agent (made at the request or direction of the Required Lenders, upon the occurrence and during the continuation of any other Event of Default, the Borrower shall pay interest on all Obligations hereunder, which shall include all Obligations following an acceleration pursuant to Section 8.02 (including an automatic acceleration) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)          Accrued interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)          All interest paid or payable pursuant to this Section 2.08 shall be paid in Dollars.

Section 2.09         Fees.

(a)          The Borrower shall pay to RBC Capital Markets and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.

(b)          The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 2.10         Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. All computations of interest for Base Rate Loans (except for Base Rate computations in respect of clauses (a) and (c) of the definition thereof) shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360)-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred sixty-five (365)-day year). Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid; provided that any Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11         Evidence of Indebtedness.

(a)          The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as a non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Term Loans and payments with respect thereto.

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(b)          [Reserved].

(c)          Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its accounts or records pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such accounts or records, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12         Payments Generally; Administrative Agent’s Clawback.

(a)          General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Term Facility or Tranche (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise expressly provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b)          (i)          Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Term Borrowing of Eurodollar Rate Loans (or, in the case of any Term Borrowing of Base Rate Loans, prior to 12:00 p.m. (New York City time) on the date of such Term Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Term Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02(b) and may, in its sole discretion and in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender does not in fact make its share of the applicable Term Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand an amount equal to such applicable share in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the highest interest rate applicable to Term Loans that are Base Rate Loans. If both the Borrower and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Term Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such Term Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its share of any Term Borrowing available to the Administrative Agent.

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(ii)         Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower did not in fact make such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)          Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Term Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d)          Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Term Loan or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or to make its payment under Section 9.07.

(e)          Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.

(f)          Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

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Section 2.13         Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Term Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Term Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Term Loans pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and shall in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section 2.13 shall not be construed to apply to (A) [reserved], (B) the assignments and participations (including by means of a Dutch Auction and open market repurchases) described in Section 10.07, (C) the incurrence of any Rollover Indebtedness in accordance with Section 2.05(a)(v), any Incremental Term Facility in accordance with Section 2.16, any Specified Refinancing Debt in accordance with Section 2.21, any Permitted Junior Refinancing Debt or Permitted Pari Passu Secured Refinancing Debt permitted under Section 7.03 or any Extension in accordance with Section 2.17, (D) any loan modification offer described in Section 10.01 or (E) any applicable circumstances contemplated by Sections 2.15, 2.17 or 3.07.

Section 2.14         [Reserved].

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Section 2.15         Increase in Term Facility.

(a)          The Borrower may from time to time, upon notice by the Borrower to the Administrative Agent specifying the proposed amount thereof, request an increase, from any Lender or any Additional Lender, in any Tranche of Term Loans (each, a “Term Facility Increase”) (which shall be on the same terms as, and become part of, the applicable Tranche of Term Loans hereunder (except as otherwise provided in Sections 2.15(c) and 2.15(e))) by an aggregate principal amount not to exceed, at the time of incurrence, the Incremental Amount; provided that any such request for a Term Facility Increase shall be in a minimum amount of the lesser of (x) $5,000,000 and (y) the entire amount of any Term Facility Increase that may be requested under this Section 2.15.

(b)          Each such notice shall specify the identity of each Lender or other Person that is an Eligible Assignee (each, a “Term Facility Increase Lender”) to whom the Borrower proposes any portion of such Term Facility Increase be allocated and the proposed amounts of such allocation; provided that (x) any Lender approached to provide all or a portion of the Term Facility Increase may elect or decline, in its sole discretion, to increase its applicable Tranche of Term Loans (it being understood that there is no obligation to approach any existing Lenders to provide any portion of the Term Facility Increase) and (y) the Administrative Agent shall have the right to consent (such consent not to be unreasonably conditioned, withheld or delayed) to such Person’s providing such portion of the Term Facility Increase if such consent of the Administrative Agent would be required under Section 10.07 for an assignment of Term Loans or Term Commitments to such Person.

(c)          If any Tranche of Term Loans is increased in accordance with this Section 2.15, the Borrower, in consultation with the Administrative Agent, shall determine the effective date (the “Term Increase Effective Date”) and the final allocation of such Term Facility Increase among the applicable Term Facility Increase Lenders which need not be on a ratable basis for all existing Lenders of the applicable Tranche. The Administrative Agent shall promptly notify the applicable Lenders of the final allocation of such increase and the Term Increase Effective Date. As of the Term Increase Effective Date, the amortization schedule for the Tranche of Term Loans subject to the Term Facility Increase set forth in Section 2.07(a) (or any other applicable amortization schedule for the relevant Tranche of Term Loans) shall be amended in a writing (which may be executed and delivered solely by the Borrower and the Administrative Agent) to reflect the addition of such Term Facility Increase. In addition, in connection with any Term Facility Increase pursuant to this Section 2.15, the Lenders hereby authorize the Administrative Agent to enter into amendments (which may be executed and delivered solely by the Borrower and the Administrative Agent) to this Agreement and the other Loan Documents with the Borrower as may be necessary in the reasonable opinion of the Administrative Agent and the Borrower in order to reflect any technical changes necessary to give effect to such Term Facility Increase in accordance with its terms as set forth herein.

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(d)          Such Term Facility Increase shall become effective, as of the applicable Term Increase Effective Date; provided that (i) no Event of Default shall have occurred and be continuing or would result after giving effect to such Term Facility Increase (including the use of proceeds thereof) (provided that, if such Term Facility Increase is being incurred in connection with a Limited Condition Acquisition, the Borrower and the Lenders providing such Term Facility Increase may, pursuant to Section 1.09(b), agree to limit the foregoing condition to provide that (x) no Event of Default has occurred and is continuing as of the date the definitive agreement for such Limited Condition Acquisition is entered into and (y) no Event of Default under Sections 8.01(a), (f) or (g) shall have occurred and be continuing on the date of the consummation of such Limited Condition Acquisition or would result after giving effect thereto and to such Term Facility Increase), (ii) after giving effect to the making of any Term Loans or the effectiveness of any Term Facility Increase (including the use of proceeds thereof), the conditions set forth in Section 4.02(a) shall be satisfied (provided that, if such Term Facility Increase is being incurred in connection with a Limited Condition Acquisition, the Lenders providing such Term Facility Increase may agree to limit the foregoing condition to relate solely to the accuracy of the Specified Representations and the Acquisition Agreement Representations); (iii) after giving effect to the making of any Term Loans or the effectiveness of any Term Facility Increase (including the use of the proceeds thereof), the Borrower shall be in Pro Forma Compliance with the financial covenant contained in Section 7.10, (iv) the Term Facility Increase shall be effected pursuant to one or more joinder agreements (in form and substance reasonably satisfactory to the Administrative Agent) executed and delivered by the Borrower and the Term Facility Increase Lenders, and to the extent applicable, the Administrative Agent, and each of which shall be recorded in the Register, (v) the Borrower shall have delivered a certificate dated as of the Term Increase Effective Date signed by a Responsible Officer of the Borrower certifying that the conditions precedent set forth in subclauses (i), (ii) and (iii) have been satisfied and, if the Borrower is relying on clause (c) of the definition of “Incremental Amount” for purposes of incurring all or any portion of the Term Facility Increase, that the Borrower is in Pro Forma Compliance with the Total Net Leverage Ratio requirement set forth in the definition of “Incremental Amount”, (vi) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent in all material respects with those delivered on the Closing Date under Section 4.01 with respect to the Borrower and all other applicable Loan Parties (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent) and evidencing the approval of such increase by the Borrower and each other applicable Loan Party and (vii) all fees and expenses owing in respect of such increase to the Administrative Agent and the applicable Lenders shall have been paid or shall be paid concurrently with the Term Increase Effective Date. The additional Term Loans made pursuant to any Term Facility Increase shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Section 2.02.

(e)          Any Term Facility Increase shall (except as otherwise provided in Section 2.15(c) with respect to amortization) be on the same terms and pursuant to the same documentation as the Tranche or Tranches, as applicable, of Term Loans increased thereby as of the Term Increase Effective Date; provided that it is agreed that the Applicable Rate of the applicable existing Tranche of Term Loans may be increased to equal the Applicable Rate of such increased Tranche of Term Loans to satisfy the requirements of this clause (e).

Section 2.16         New Incremental Term Facilities.

(a)          The Borrower may from time to time, upon notice by the Borrower to the Administrative Agent, specifying in reasonable detail the proposed terms thereof, request, from any Lender or any Additional Lender, to add one or more new term loan facilities to the Term Facilities (each, an “Incremental Term Facility”; and any advance made by a Lender thereunder, an “Incremental Term Loan”), in an aggregate principal amount not to exceed, at the time of incurrence, the Incremental Amount; provided that any such request for an Incremental Term Facility shall be in a minimum amount of the lesser of (i) $5,000,000 and (ii) the entire amount that may be requested under this Section 2.16.

(b)          Each such notice shall specify the identity of each Lender or other Person that is an Eligible Assignee (each, an “Incremental Term Lender”, as applicable, and collectively, the “Incremental Term Lenders”) to whom the Borrower proposes any portion of such Incremental Term Facility be allocated and the proposed amounts of such allocations; provided that (i) any Lender approached to provide all or a portion of the Incremental Term Facility may elect or decline, in its sole discretion, to provide an Incremental Term Facility (it being understood that there is no obligation to approach any existing Lenders to provide any Incremental Term Facility) and (ii) the Administrative Agent shall have the right to consent to such Person’s providing such Incremental Term Facility if such consent of the Administrative Agent would be required under Section 10.07 for an assignment of Term Loans or Term Commitments to such Person.

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(c)          If an Incremental Term Facility is added in accordance with this Section 2.16, the Borrower, in consultation with the Administrative Agent working in good faith, shall determine the effective date (the “Incremental Term Facility Effective Date”) and the final allocation of such Incremental Term Facility among the Incremental Term Lenders. The Administrative Agent shall promptly notify the applicable Lenders of the final allocation of the Incremental Term Facility and the Incremental Term Facility Effective Date. In connection with any addition of an Incremental Term Facility pursuant to this Section 2.16, the Lenders hereby authorize the Administrative Agent to enter into amendments (which may be executed and delivered solely by the Borrower and the Administrative Agent) to this Agreement and the other Loan Documents with the Borrower as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in order to (i) give effect to such Incremental Term Facility in accordance with its terms as set forth herein (including the addition of such Incremental Term Facility as a “Term Facility” hereunder and treated in a manner consistent with the other Term Facilities, as applicable, including for purposes of prepayments and voting) and (ii) so long as such changes are not materially adverse to the interest of the Lenders (as determined by the Borrower and the Administrative Agent acting together in good faith), make such Incremental Term Loans fungible with one or more then outstanding Tranches of Term Loans.

(d)          Such Incremental Term Facility shall become effective, as of the applicable Incremental Term Facility Effective Date; provided that (i) no Event of Default shall have occurred and be continuing or would result after giving effect to such Incremental Term Loans (including the use of the proceeds thereof) (provided that, if such Incremental Term Loans are being incurred in connection with a Limited Condition Acquisition, the Borrower and the Lenders providing such Incremental Term Loans may, pursuant to Section 1.09(b), agree to limit the foregoing condition to provide that (x) no Event of Default has occurred and is continuing as of the date the definitive agreement for such Limited Condition Acquisition is entered into and (y) no Event of Default under Sections 8.01(a), (f) or (g) shall have occurred and be continuing on the date of the consummation of such Limited Condition Acquisition or would result after giving effect thereto and to the incurrence of such Incremental Term Loans), (ii) after giving effect to the making of any Incremental Term Loans (including the use of the proceeds thereof) the conditions set forth in Section 4.02(a) shall be satisfied (provided that, if such Incremental Term Loans are being incurred in connection with a Limited Condition Acquisition, the Lenders providing such Incremental Term Loans may agree to limit the foregoing condition to relate solely to the accuracy of the Specified Representations and the Acquisition Agreement Representations), (iii) after giving effect to the incurrence of any Incremental Term Loans (including the use of the proceeds thereof), the Borrower shall be in Pro Forma Compliance with the financial covenant contained in Section 7.10, (iv) the Incremental Term Facility, as applicable, shall be effected pursuant to one or more joinder agreements (in form and substance reasonably satisfactory to the Administrative Agent) executed and delivered by the Borrower and Incremental Term Lenders, and to the extent applicable, the Administrative Agent, and each of which shall be recorded in the Register, (v) the Borrower shall have delivered a certificate dated as of the Incremental Term Facility Effective Date signed by a Responsible Officer of the Borrower certifying that the conditions precedent set forth in subclauses (i), (ii) and (iii) have been satisfied and, if the Borrower is relying on clause (c) of the definition of “Incremental Amount” for purposes of incurring all or any portion of the Incremental Term Loans, that the Borrower is in Pro Forma Compliance with the Total Net Leverage Ratio requirement set forth in the definition of “Incremental Amount”, (vi) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent in all material respects with those delivered on the Closing Date under Section 4.01 with respect to the Borrower and all other applicable Loan Parties (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent) and evidencing the approval of such increase by the Borrower and each other applicable Loan Party, and (vii) all fees and expenses owing in respect of such Incremental Term Facility to the Administrative Agent and the applicable Lenders shall have been paid or shall be paid concurrently with the Incremental Term Facility Effective Date.

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(e)          The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Facilities shall be as determined by the Borrower and the lenders providing such Incremental Term Facility and Incremental Term Loans; provided that, except as set forth in the proviso below, to the extent such terms, provisions and documentation are not substantially identical with the Initial Term Facility, they shall not be materially more favorable (taken a whole) to the Lenders providing such Incremental Term Facility and Incremental Term Loans than the corresponding terms applicable the Initial Term Loans or shall be as otherwise reasonably acceptable the Administrative Agent (except for terms applicable only to periods after the Latest Maturity Date with respect to the then outstanding Term Loans (determined immediately prior to giving effect to such Incremental Term Loan or Incremental Term Facility)); provided, further, that:

(i)          such Incremental Term Facility and the Term Loans thereunder (x) shall be incurred or guaranteed only by the Borrower and the Guarantors obligated under the Initial Term Loans and (y) shall rank pari passu in right of payment with and be secured on a pari passu basis with (by the same Collateral securing), in each case, the Initial Term Loans;

(ii)         the final maturity of any Tranche of Incremental Term Loans shall be no earlier than the Latest Term Loan Maturity Date in effect at the time of incurrence;

(iii)        the Weighted Average Life to Maturity of such Incremental Term Facility shall be no shorter than the then-longest remaining Weighted Average Life to Maturity of the Tranches of Term Loans outstanding at the time of incurrence;

(iv)        subject to clauses (ii) and (iii) of this proviso, the amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the Incremental Term Lenders providing such Incremental Term Facility;

(v)         any Incremental Term Facility may participate on a pro rata basis or less than pro rata basis (but, except as otherwise expressly permitted by this Agreement, not on a greater than pro rata basis) in any prepayments of the Initial Term Facility pursuant to Section 2.05(a) and 2.05(b) (other than prepayments of the Initial Term Facility pursuant to Section 2.05(b)(iii)(x)), as specified in the applicable joinder agreement;

(vi)        the All-In Yield applicable to the Incremental Term Loans of each Tranche shall be determined by the Borrower and the applicable Incremental Term Lenders and shall be set forth in each applicable joinder agreement; provided that with respect to the Incremental Term Loans of any Tranche, the All-In Yield applicable to such Incremental Term Loans shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Initial Term Loans plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Eurodollar Rate or Base Rate floor) with respect to the Initial Term Loan is increased so as to cause the then applicable All-In Yield under this Agreement on the Initial Term Loans to equal the All-In Yield then applicable to the Incremental Term Loans minus 50 basis points; provided that any increase in All-In Yield to any existing Initial Term Loan due to the application of a Eurodollar Rate or Base Rate floor on any Incremental Term Loan shall be effected solely through an increase in (or implementation of, as applicable) any Eurodollar Rate or Base Rate floor applicable to such existing Initial Term Loan; and

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(vii)       subject to clause (vi) above, any fees payable in connection with any such Incremental Term Facility shall be determined by the Borrower and the lenders providing such Incremental Term Facility.

(f)          The Term Loans and Term Commitments made or established pursuant to this Section 2.16 shall constitute Term Loans and Term Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien granted by the Collateral Documents continue to be perfected under the Uniform Commercial Code or otherwise to the extent required under Section 6.13 and the Collateral Documents after giving effect to the extension or establishment of any such Term Loans or any such Term Commitments.

Section 2.17         Extension of Term Loans.

(a)          The Borrower may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Term Tranche”, and the Term Loans of such Tranche, the “Existing Term Loans”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche”, and the Term Loans of such Extended Term Tranche, the “Extended Term Loans”) and to provide for other terms consistent with this Section 2.17; provided that (i) any such request shall be made by the Borrower to all Lenders with Term Loans with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans) and on the same terms to each such Lender and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion. In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except with respect to the following as determined by the Borrower and set forth in the Extension Request: (i) interest margins and fees, (ii) other covenants or other provisions applicable only to periods after the Maturity Date of the applicable Existing Tranche, (iii) [reserved] and (iv) in the case of an Extended Term Tranche, amortization, final maturity date, premium, required prepayment dates and participation in prepayments; provided that, (A) the Weighted Average Life to Maturity of such Extended Tranche shall be no shorter than the remaining Weighted Average Life to Maturity of the Specified Existing Tranche, (B) the final maturity date of such Extended Term Tranche shall be no earlier than the Maturity Date of the applicable Existing Tranche, (C) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not greater than pro rata basis) in any mandatory prepayments of Term Loans under Section 2.05(b)(i) or (ii); provided that, notwithstanding anything to the contrary in this Section 2.17 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to Initial Term Loans set forth in Section 10.07. No Lender shall have any obligation to agree to have any of its Existing Term Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Term Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

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(b)          The Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Term Loans pursuant to this Section 2.17 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.17. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranche or Existing Term Tranches are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 p.m. on the date that is two (2) Business Days prior to the Extension Request Deadline, at which point the Extension Request becomes irrevocable (unless otherwise agreed by the Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c)          Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions as set forth in Section 2.17(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.17(c) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. For the avoidance of doubt, the failure of a Lender to respond to a request for an Extension shall be treated as if such non-responding Lender had affirmatively declined to participate in such Extension. Subject to the requirements of this Section 2.17 and without limiting the generality or applicability of Section 10.01 to any Section 2.17 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.17 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.17 Additional Amendments do not become effective prior to the time that such Section 2.17 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.17 Additional Amendments to become effective in accordance with Section 10.01; provided, further, that no Extension Amendment may provide for any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches or be guaranteed by any Person other than the Guarantors. Notwithstanding anything to the contrary in Section 10.01, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary, in the reasonable judgment of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.17; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.17 Additional Amendment.

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(d)          Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(e)          If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may (at its sole expense), on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Term Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Term Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.17, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Term Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender.

(f)          Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Term Loans deemed to be an Extended Term Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least ten (10) Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extending Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Term Loans held by such Lender so elected to be extended will be deemed to be Extended Term Loans of the applicable Extended Tranche, and any Existing Term Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Term Loans” of the applicable Tranche.

(g)          With respect to all Extensions consummated by the Borrower pursuant to this Section 2.17, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.05(a) and (b) and (ii) no Extension Request is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Term Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.17 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05(a) and (b) and 2.07) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.17.

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Section 2.18         [Reserved].

Section 2.19         Defaulting Lenders.

(a)          Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, that Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be as set forth in Section 10.01.

(b)          If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender.

Section 2.20         Incremental Equivalent Debt.

(a)          The Borrower and the Subsidiary Guarantors may, from time to time, upon notice by the Borrower to the Administrative Agent, specifying in reasonable detail the proposed terms thereof, issue or incur Indebtedness in respect of one or more series of senior unsecured notes, senior secured pari passu or junior lien notes or subordinated notes, in each case issued in a public offering, Rule 144A or other private placement or customary bridge facility in respect of the foregoing (and any Registered Equivalent Notes issued in exchange therefor), senior secured pari passu, junior lien secured or unsecured or subordinated loans or junior lien secured or unsecured mezzanine Indebtedness that, if secured, will (i) in the case of any such Indebtedness constituting notes issued in a public offering, Rule 144A or other private placement, be secured by the Collateral on a pari passu or junior basis with the Obligations and (ii) in the case of any such Indebtedness constituting loans, shall be secured by the Collateral solely on a junior basis with the Obligations, and that are issued or made in lieu of an Incremental Term Facility pursuant to an indenture, a note purchase agreement, loan or credit agreement or otherwise (such Indebtedness, collectively, “Incremental Equivalent Debt”) in a principal amount not to exceed the Incremental Amount at the time of incurrence.

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(b)          As a condition precedent to the issuance or incurrence of any Incremental Equivalent Debt pursuant to this Section 2.20, (i) the Borrower shall deliver to the Administrative Agent a certificate dated as of the date of issuance or incurrence of the Incremental Equivalent Debt signed by a Responsible Officer of the Borrower certifying that the conditions set forth in this Section 2.20(b) have been satisfied and, if the Borrower is relying on clause (c) of the definition of Incremental Amount for purposes of incurring all or any portion of such Incremental Equivalent Debt, that the Borrower is in Pro Forma Compliance with the Total Net Leverage Ratio requirement set forth in such provision, (ii) such Incremental Equivalent Debt shall not be borrowed by or subject to any Guarantee by any Person other than the Borrower and the Guarantors, (iii) to the extent such Incremental Equivalent Debt is secured, (x) the security agreements relating to such Incremental Equivalent Debt shall be not materially more burdensome to the Borrower, taken as a whole, than the Collateral Documents (with such exceptions as are reasonably satisfactory to the Administrative Agent), (y) such Incremental Equivalent Debt shall be secured (if at all) either on a pari passu basis with the Obligations or on a junior basis to the Liens that secure the Obligations, in each case solely on all or some of the Collateral that secures the Term Facilities and (z) such Incremental Equivalent Debt shall be subject to (A) in the case of Incremental Equivalent Debt that will be secured by the Collateral on a pari passu basis with the Obligations, a customary pari passu intercreditor agreement (and the representative named therein of such Incremental Equivalent Debt shall become a party to the Second Lien Intercreditor Agreement and (B) in the case of Incremental Equivalent Debt that will be secured by the Collateral on a junior priority basis to the Obligations, the Second Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable, (iv) (A) [reserved] and (B) the final maturity of any Incremental Equivalent Debt shall be no earlier than the Latest Term Loan Maturity Date in effect at the time of the incurrence, issuance or obtainment of such Indebtedness, (v) (A) the terms of such Indebtedness that constitutes notes do not provide for any mandatory prepayment, repurchase, redemption or sinking fund obligations prior to the Latest Term Loan Maturity Date in effect at the time of the incurrence, issuance or obtainment of such Indebtedness (other than customary prepayments, repurchases or redemptions or offers to prepay, redeem or repurchase or mandatory prepayments upon a change of control, asset sale or casualty or condemnation event, and customary acceleration rights after an event of default), (B) any such Indebtedness that constitutes loans may participate on a pro rata basis or less than pro rata basis (but, except as otherwise expressly permitted by this Agreement, not on a greater than pro rata basis) in any prepayments of the Initial Term Facility pursuant to Section 2.05(a) and 2.05(b) (other than prepayments of the Initial Term Facility pursuant to Section 2.05(b)(iii)(x)) and (C) the terms of any Incremental Equivalent Debt have a Weighted Average Life to Maturity that is no shorter than the then-longest remaining Weighted Average Life to Maturity of the Tranches of Term Loans outstanding at the time of incurrence, (vi) the terms and conditions of such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) are, when taken as a whole, are (x) substantially identical to or (y) not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to the Term Facilities when taken as a whole (other than covenants (including financial maintenance covenants) or other provisions applicable only to periods after the Latest Maturity Date in effect at the time of incurrence, issuance or obtainment of such Indebtedness) (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at the time of the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (vi)(y) shall be conclusive evidence that such terms and conditions satisfy such requirement) or are otherwise reasonably acceptable to the Administrative Agent (provided that, the Administrative Agent’s consent shall not be required with respect to covenants (including any financial maintenance covenant added for the benefit of lenders providing such Credit Agreement Refinancing Indebtedness) and other provisions so long as such covenants or other provisions are also added for the benefit of the Lenders of all then outstanding Term Loans), (vii) the pricing applicable to the Incremental Equivalent Debt shall be determined by the Borrower and the applicable lenders providing such Incremental Equivalent Debt (provided, that, any such Incremental Equivalent Debt that is incurred in the form of term loans that are secured on a pari passu basis with the Obligations shall be required to satisfy the requirements of Section 2.16(e)(vi) (assuming, for such purposes, that such Incremental Equivalent Debt is being incurred in the form of Incremental Term Loans)), (viii) no Event of Default shall have occurred and be continuing or would result after giving effect to such Incremental Equivalent Debt (including the use of the proceeds thereof) (provided that, if such Incremental Equivalent Debt is being incurred in connection with a Limited Condition Acquisition, the Borrower and the Lenders providing such Incremental Equivalent Debt may, pursuant to Section 1.09(b), agree to limit the foregoing condition to provide that (x) no Event of Default has occurred and is continuing as of the date the definitive documentation for such Limited Condition Acquisition is entered into and (y) no Event of Default under Sections 8.01(a), (f) or (g) shall have occurred and be continuing on the date of the consummation of such Limited Condition Acquisition or would result after giving effect thereto and to the incurrence of such Incremental Equivalent Debt), (ix) after giving effect to the making or issuance of any Incremental Equivalent Debt (including the use of the proceeds thereof), the conditions set forth in Section 4.02(a) shall be satisfied (provided that, if such Incremental Equivalent Debt is being incurred in connection with a Limited Condition Acquisition, the Lenders providing such Incremental Equivalent Debt may agree to limit the foregoing condition to relate solely to the accuracy of the Specified Representations and the Acquisition Agreement Representations, and to be subject to customary limitations on collateral-related requirements (in each case, modified as necessary for such Limited Condition Acquisition)) and (x) after giving effect to such Incremental Equivalent Debt (including the use of the proceeds thereof), the Borrower shall be in Pro Forma Compliance with the financial covenant contained in Section 7.10.

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(c)          The Lenders hereby authorize the Administrative Agent to enter into amendments (which may be executed and delivered solely by the Borrower and the Administrative Agent) to this Agreement and the other Loan Documents with the Borrower as may be necessary or appropriate in order to secure any Incremental Equivalent Debt with the Collateral of the Loan Parties and/or to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the issuance or incurrence of such Incremental Equivalent Debt, in each case in accordance with the terms set forth in this Section 2.20.

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Section 2.21         Specified Refinancing Debt.

(a)          The Borrower may, from time to time, add one or more new term loan facilities to the Term Facilities that are provided by any Lender or any Additional Lender (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower, to refinance all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this Section 2.21 will be deemed to include any then outstanding Specified Refinancing Debt, Incremental Term Facility, Extended Term Loans or other Tranches of Term Loans), in each case pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) will rank pari passu or junior in right of payment and of security as the other Term Loans and Term Commitments hereunder (as determined by the Borrower); (ii) will not be borrowed and will not be Guaranteed by any Person that is not the Borrower or a Guarantor, respectively; (iii) will be unsecured or secured by only some or all of the Collateral on a pari passu or junior basis with the Obligations (as determined by the Borrower) and, if secured, shall be subject to the Second Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable (and, if secured on a pari passu basis with the Obligations, the “Additional Second Lien Representative” (as defined in the Second Lien Intercreditor Agreement) of such Specified Refinancing Debt shall become a party to the Second Lien Intercreditor Agreement); (iv)(A) will have such pricing and optional prepayment terms (including call protection and prepayment terms and premiums) as may be agreed by the Borrower and the applicable Lenders thereof (provided, that, any such Specified Refinancing Debt that is incurred in the form of term loans that are secured on a pari passu basis with the Obligations shall be required to satisfy the requirements of Section 2.16(e)(vi) (assuming, for such purposes, that such Specified Refinancing Debt is being incurred in the form of Incremental Term Loans)) and/or (B) provide for the payment of additional fees and/or premiums to the Lenders providing such Specified Refinancing Debt in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Refinancing Amendment; (v) will have a maturity date that is not prior to the scheduled Latest Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Tranche of Term Loans being refinanced (provided, that in the case of any such Specified Refinancing Debt that is secured on a junior basis to the Obligations or is unsecured, such Specified Refinancing Debt will have a maturity date that is not prior to 91 days after the Latest Maturity Date of the Tranche of Term Loans being refinanced; (vi) subject to clauses (iv) and (v) above, will have terms and conditions (other than pricing and optional prepayment provisions (provided, that, any such Permitted Refinancing that is incurred in the form of term loans that are secured on a pari passu basis with the Obligations shall be required to satisfy the requirements of Section 2.16(e)(vi) (assuming, for such purposes, that such Indebtedness is being incurred in the form of Incremental Term Loans))) that are substantially identical to, or not materially more favorable, taken as a whole, to the lenders providing such Specified Refinancing Debt than, the terms and conditions of the Term Facilities and Term Loans being refinanced as reasonably determined by the Borrower and the Administrative Agent or shall otherwise be reasonably acceptable to the Borrower and the Administrative Agent (provided that, the Administrative Agent’s consent shall not be required with respect to covenants (including any financial maintenance covenant added for the benefit of lenders providing such Credit Agreement Refinancing Indebtedness) and other provisions so long as such covenants or other provisions are also added for the benefit of the Lenders of all then outstanding Term Loans); and (vii) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata payment of outstanding Term Loans being so refinanced, in each case pursuant to Section 2.05 and 2.06, as applicable; provided, however, that such Specified Refinancing Debt (x) may provide for any additional or different financial or other covenants or other provisions that are agreed among the Borrower and the Lenders thereof and applicable only during periods after the Latest Term Loan Maturity Date in effect at the time of such refinancing or the date on which all non-refinanced Obligations are paid in full and (y) shall not have a principal amount (or accreted value, if applicable) greater than the principal amount (or accreted value, if applicable) of the Term Loans being refinanced plus accrued interest (including, without duplication, interest paid-in-kind), fees and premiums (if any) thereon payable by the terms of the Indebtedness being refinanced and reasonable fees and expenses (including upfront fees, original issue discount and initial yield payments) associated with such refinancing (it being agreed that, for purposes of assessing whether the foregoing limit on principal amount has been observed, any Indebtedness contemporaneously incurred pursuant to and in accordance with available baskets set forth in Section 7.03 (other than the basket pursuant to which such Specified Refinancing Debt is being incurred) shall be disregarded, even if such Indebtedness is of the same tranche or series of such Specified Refinancing Debt). Any Specified Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but, except as otherwise expressly permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments of Term Loans under Section 2.05(b)(i), (ii) or (iii) (other than pursuant to Section 2.05(b)(iii)(x)), as specified in the applicable Refinancing Amendment. It is understood that the Administrative Agent shall have the right to consent (such consent not to be unreasonably withheld or delayed) to any Additional Lender providing such Specified Refinancing Debt if such consent would be required under Section 10.07 for an assignment of Term Loans or Term Commitments to such Person.

(b)          The effectiveness of any Refinancing Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Collateral Documents and any applicable intercreditor agreement providing for such Specified Refinancing Debt to be secured thereby, consistent in all material respects with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Tranches, in each case on terms consistent with this Section 2.21.

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(c)          Each class of Specified Refinancing Debt incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d)          The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Term Facilities” and “Tranches” hereunder and treated in a manner consistent with the Term Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21.

Article III

Taxes, Increased Costs Protection and Illegality

Section 3.01         Taxes.

(a)          Any and all payments by the Borrower and any other Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, unless otherwise required by applicable Laws. If any Loan Party shall be required by any Laws (as determined in the good faith discretion of an applicable Loan Party) to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions Indemnified Taxes applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Party shall make such deductions, (iii) the Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws and (iv) as soon as practicable after such payment, the Loan Party shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, a copy of the return reporting such payment or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b)          In addition but without duplication, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any and all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under or otherwise with respect to, any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07) (hereinafter referred to as “Other Taxes”).

(c)          The Borrower agrees to indemnify each Agent and any Lender, as applicable, for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any Governmental Authority on amounts payable under this Section 3.01) paid by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, other than any amounts described in clause (i) or (ii) arising as a result of the gross negligence or willful misconduct of any such Agent or Lender; provided that such Agent or Lender, as the case may be, provides the Borrower with a certificate or other evidence reasonably acceptable to the Borrower setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a written demand therefor.

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(d)          If any Lender or Agent determines in its sole discretion exercised in good faith that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (including any interest included in such refund paid by the relevant Governmental Authority) to the Borrower, net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be; provided, however, that the Borrower, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant Governmental Authority. Nothing contained in this Section 3.01(d) shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any Tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled. Notwithstanding anything to the contrary in this clause (d), in no event will any Agent or any Lender be required to pay any amount to the Borrower pursuant to this clause (d) the payment of which would place any Agent or any Lender in a less favorable net after-Tax position than any Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(e)          Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a), (b) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification or additional amounts being due under this Section 3.01, including to designate another Lending Office for any Term Loan affected by such event; provided that such efforts are made on terms that, in the reasonable and good faith judgment of such Lender, (i) would eliminate or reduce amounts payable pursuant to Section 3.04 or 3.01, as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be material disadvantageous to such Lender; provided, further, that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.01(a) and (c). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender as a result of a request by the Borrower under this Section 3.01(e).

(f)          If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation and information prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation and information reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Section 3.02         Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03         Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) by reason of any changes arising on or after the Closing Date affecting the London interbank eurodollar market, adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (excluding for all purposes of this Section 3.03 only, the portion of the Obligations and unused Term Commitments that are not available for Term Loans in the applicable currency) or (c) that the Eurodollar Rate for any currency requested Interest Period on any date of determination with respect to a Eurodollar Rate Loan for the applicable currency requested Interest Period does not adequately and fairly reflect the cost to the Required Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans in the applicable currency shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Term Borrowing of Base Rate Loans in the amount specified therein.

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Notwithstanding the foregoing, if the Administrative Agent (i) determines that the circumstances described in clause (a) of this Section 3.03 have arisen and such circumstances are unlikely to be temporary, (ii) determines that the circumstances described in clause (a) of this Section 3.03 have not arisen but the supervisor for the administrator of the Eurodollar Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurodollar Rate shall no longer be used for determining interest rates for loans, (iii) is advised by the Required Lenders of their determination in accordance with clause (b) of this Section 3.03, or (iv) new syndicated loans have started to adopt a new benchmark interest rate, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable, provided that to the extent that the Administrative Agent determines that adoption of any portion of such market convention is not administratively feasible or that no market convention for the administration of such alternate rate of interest exists, the Administrative Agent shall administer such alternate rate of interest in a manner determined by the Administrative Agent in consultation with the Borrower. Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. If a notice of an alternate rate of interest has been given and no such alternate rate of interest has been determined, and the circumstances under clause (i) above exist, the specific date referred to in clause (ii) has occurred or the Administrative Agent has received the notice from the Required Lenders referred to in clause (iii) above (as applicable), Alternate Base Rate shall apply without regard to clause (c) of the definition thereof. Notwithstanding anything herein to the contrary, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Section 3.04         Increased Cost and Reduced Return; Capital Adequacy.

(a)          If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Term Loan the interest on which is determined by reference to the Eurodollar Rate, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (including Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, but excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes, Other Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes, and (ii) reserve requirements reflected in the Eurodollar Rate), then within fifteen (15) days after demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided, that, such Lender will only be compensated to the extent it is the general policy or practice of such Lender to demand such charges in similar circumstances under comparable provisions of comparable syndicated credit facilities.

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(b)          If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital), then within fifteen (15) days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of demand therefor.

(c)          The Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a) or (b) for any such increased cost or reduction incurred more than one hundred eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided that if the circumstance giving rise to such increased cost or reduction is retroactive, then such one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

(d)          If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower and at the Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Term Loan affected by such event; provided that such efforts would not, in the good faith judgment of such Lender, be inconsistent with the internal policies of, or otherwise be materially disadvantageous in any legal, economic or regulatory respect to such Lender or its Lending Office. The provisions of this clause (d) shall not affect or postpone any Obligations of the Borrower or rights of such Lender pursuant to Sections 3.04(a) or (b).

(e)          For purposes of this Section 3.04, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

Section 3.05         Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Term Loan (other than a Base Rate Loan) on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by the Borrower (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow, continue or convert any Term Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrower; or

(c)          any mandatory assignment of such Lender’s Term Loans (other than Base Rate Loans) pursuant to Section 3.07 on a day other than the last day of the Interest Period for such Term Loans;

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including any loss or expense (excluding loss of anticipated profits and all administrative processing or similar fees) arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any such loss for which no reasonable means of calculation exist, as set forth in Section 3.03.

Section 3.06         Matters Applicable to All Requests for Compensation.

(a)          Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower contemporaneously with the demand for payment, setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)          With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)          If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)          to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)         all Term Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d)          If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Term Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Term Commitments.

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Section 3.07         Replacement of Lenders under Certain Circumstances.

(a)          If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or 3.03, (ii) any Lender becomes a Defaulting Lender, or (iii) any Lender becomes a Non-Consenting Lender (as defined below in this Section 3.07) (collectively, a “Replaceable Lender”), then the Borrower may (at its sole expense), on prior written notice to the Administrative Agent and such Lender, either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower unless waived by the Administrative Agent in such instance) 100% of its relevant Term Commitments and the principal of its relevant outstanding Term Loans plus any accrued and unpaid interest together with all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (ii) so long as no Default shall have occurred and be continuing, terminate the applicable Term Commitment of such Lender and repay all applicable obligations of the Borrower owing to such Lender relating to the Term Loans and participations held by such Lender as of such termination date; provided that (A) in the case of any such assignment resulting for a claim for compensation under Section 3.01 or payments to be required under Section 3.04, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such termination of Term Commitments with respect to a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents.

(b)          Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Term Commitment and outstanding Term Loans (provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register) and (ii) deliver any Notes evidencing such Term Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Term Commitment and outstanding Term Loans, (B) all Obligations relating to the Term Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, the assigning Lender shall deliver to the assignee Lender the applicable Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Term Loans, Term Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Replaceable Lender (as defined above) does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within one (1) Business Day of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaceable Lender. In connection with the replacement of any Lender pursuant to Section 3.07(a) above, the Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.05.

(c)          [Reserved].

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(d)          In the event that (i) the Borrower or the Administrative Agent have requested the Lenders to consent to (A) an extension of the Maturity Date as permitted by Section 2.17, (B) a departure or waiver of any provisions of the Loan Documents or (C) agree to any amendment or other modification thereto, (ii) the consent, waiver, amendment or modification in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Tranche of the Term Loans and (iii) solely with respect to clauses (i)(B) and (C) above, the Required Lenders have agreed to such waiver, amendment or modification, then any Lender who does not agree to such waiver, amendment or modification shall be deemed a “Non-Consenting Lender.”

Section 3.08         Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Term Commitments and repayment of all other Obligations hereunder and resignation of the Administrative Agent.

Article IV

Conditions Precedent to Term Borrowings

Section 4.01         Conditions to Closing Date. Each Lender’s respective Term Commitments hereunder shall become effective, on the terms and subject to the other conditions set forth herein, upon the satisfaction or waiver (in accordance with Section 10.01) of the following conditions precedent:

(a)          The Administrative Agent shall have received all of the following, each properly executed by a Responsible Officer of each signing Loan Party and each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date before the Closing Date), each in form and substance reasonably satisfactory to the Administrative Agent, and each accompanied by their respective required schedules and other attachments:

(i)          executed counterparts of (A) this Agreement from each party hereto, (B) the Second Lien Intercreditor Agreement from each party thereto (other than the Administrative Agent) and (C) the corresponding principal Second Lien Loan Documents from each Loan Party party thereto;

(ii)         the Security Agreement, duly executed by each party thereto, together with:

(A)         certificates, if any, representing the Equity Interests in the Borrower and all other Pledged Interests referenced in the Security Agreement accompanied by undated stock powers executed in blank; provided that delivery of the foregoing to the First Lien Agent shall be deemed to satisfy the requirements of this Section 4.01(a)(ii)(A),

(B)         copies of property financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens on assets of each of the Loan Parties created under the Security Agreement, covering the Collateral described in the Security Agreement, and

(C)         evidence that all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (including receipt of duly executed payoff letters, customary lien searches and copies of UCC-3 termination statements duly prepared for filing);

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(iii)        an Intellectual Property Security Agreement (in the form of Exhibit B to the Security Agreement), duly executed by each Loan Party that owns intellectual property that is required to be pledged in accordance with the Security Agreement;

(iv)        a certificate for each Loan Party certifying the Organizational Documents, good standing certificates in the jurisdiction of organization (if applicable), resolutions, and incumbency certificates; and

(v)         an opinion of Morrison & Forester LLP, counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders on the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(b)          Since December 31, 2017, no Material Adverse Effect shall have occurred.

(c)          Each Loan Party shall have provided the documentation and other information reasonably requested in writing at least five (5) Business Days prior to the Closing Date by the Lenders in connection with satisfactory compliance clearing, including, without limitation, in respect of applicable “know your customer” and anti-money-laundering rules and regulations and the PATRIOT Act, in each case at least three (3) Business Days prior to the Closing Date.

(d)          The Administrative Agent shall have received insurance certificates with respect to the properties and business of Parent and its Subsidiaries, as set forth in Section 6.07.

(e)          The Administrative Agent shall have received a Note executed by the Borrower in favor of each Lender requesting a Note reasonably in advance of the Closing Date.

(f)          The Administrative Agent shall have received a solvency certificate from the chief financial officer or other officer with equivalent duties of the Borrower (after giving effect to the consummation of the Transactions) substantially in the form attached hereto as Exhibit H.

(g)          RBC Capital Markets shall have received (i) audited consolidated balance sheets and related statements of income, changes in equity and cash flows of Parent and its Subsidiaries, in each case, for the three most recently completed fiscal years ended at least one hundred twenty (120) days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of Parent and its Subsidiaries, in each case, for each subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date) and (iii) an unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of the date of the most recent consolidated balance sheet delivered pursuant to the preceding subclause (i) or (ii), as applicable, and a pro forma statement of operations and Consolidated EBITDA for the twelve-month period ending on such balance sheet date, in each case adjusted to give effect to the Transactions, the other transactions related thereto and such other adjustments as are reflected in the financial model delivered to RBC Capital Markets prior to the Closing Date.

(h)          All accrued costs, fees and expenses (including, without limitation, legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agent, the Arrangers and the Lenders and required by the Engagement Letter or the Fee Letter to be paid on the Closing Date shall have been paid, in the case of expenses, to the extent a reasonably detailed invoice has been delivered to the Borrower at least two (2) Business Days prior to the Closing Date; provided that the foregoing amounts may, at the Borrower’s option, be offset against the proceeds of the Initial Term Facility funded on the Closing Date.

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(i)          After giving effect to the Closing Date Refinancing and the other Transactions contemplated hereby, Parent, the Borrower and their respective Subsidiaries shall have outstanding no indebtedness or disqualified equity other than the loans and other extensions of credit under the Initial Term Facility and other indebtedness permitted by this Agreement and the other Loan Documents.

(j)          The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to compliance with the conditions set forth in clause (b) of this Section 4.01 and in clauses (a) and (b) of Section 4.02.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, the Administrative Agent and each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 4.02         Conditions to All Term Borrowings. The obligation of each Lender to honor any Committed Loan Notice (other than in connection with a Committed Loan Notice requesting only a conversion of Term Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)          The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Term Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and (b), respectively, prior to such proposed Term Borrowing.

(b)          No Default shall exist, or would result from such proposed Term Borrowing or from the application of the proceeds therefrom.

(c)          The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Term Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that, subject to the proviso to the first paragraph of this Section 4.02, the conditions specified in Sections 4.02(a) and (b) have been satisfied (unless waived) on and as of the date of the applicable Term Borrowing.

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Article V

Representations and Warranties

Each of Parent (to the extent applicable) and the Borrower represents and warrants to the Administrative Agent and the Lenders (after giving effect to the Transactions) that:

Section 5.01         Existence, Qualification and Power. Each of Parent, the Borrower and each Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrower), (b) (other than in the case of (b)(ii) with respect to the Borrower), (c) and (d), to the extent that any failure to be so or to have such would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.

Section 5.02         Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment (other than for Indebtedness to be repaid on the Closing Date in connection with the Transactions) to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any Law; in the case of the foregoing clauses (b) and (c), except to the extent such conflict, breach, violation, contravention or payment would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.

Section 5.03         Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties, filings in the United States Patent and Trademark Office and the United States Copyright Office, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.

Section 5.04         Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally of the United States or other applicable jurisdictions from time to time in effect and by general principles of equity.

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Section 5.05         Financial Statements; No Material Adverse Effect.

(a)          The financial statements delivered pursuant to Section 4.01(g)(i) fairly present in all material respects the consolidated financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)          The consolidated forecasted balance sheets, statements of income and statements of cash flows of Parent and its Subsidiaries delivered pursuant to Section 4.01(g)(ii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the management of Parent to be reasonable as of the date of delivery thereof; it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Parent, the Borrower and their respective Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

(c)          There has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have, since the Closing Date, a Material Adverse Effect.

Section 5.06         Absence of Adverse Proceedings. Except as specified in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing at law, in equity, in arbitration or before any Governmental Authority, by or against Parent, the Borrower or any of their respective Subsidiaries, that either individually or in the aggregate, would reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.

Section 5.07         No Default. No Default has occurred and is continuing under this Agreement.

Section 5.08         Ownership of Property; Liens; Intellectual Property; Insurance.

(a)          Each of Parent, the Borrower and their respective Subsidiaries has good record and indefeasible valid title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business and Liens permitted by Section 7.01 or as approved by the Required Lenders in writing, except where the failure to have such title or interests would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.

(b)          Each of Parent, the Borrower and their respective Subsidiaries owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are used in and reasonably necessary for the operation of its respective business, as currently conducted (the “Borrower IP Rights”), except to the extent such failure to own, license or possess such Borrower IP Rights would not reasonably be excepted to, individually, or in the aggregate, have a Material Adverse Effect. To the knowledge of the Borrower, the use of the Borrower IP Rights in the conduct of Parent’s, the Borrower’s and their respective Subsidiaries’ respective business as currently conducted does not infringe upon any IP Rights of any other Person, except for such infringements which would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect. Set forth on Schedule 5.08 is a complete and accurate list of all material registered or applications to register IP Rights owned by Parent, the Borrower and their respective Subsidiaries as of the Closing Date, after giving effect to the Transactions. The conduct of the business of Parent, the Borrower or any Subsidiary of the foregoing as currently conducted, to the knowledge of the Borrower, does not infringe upon or violate any intellectual property rights held by any other Person, except for such infringements and violations which would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened in writing, which would reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.

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(c)          The properties of Parent and its Subsidiaries are insured with reputable insurance companies not Affiliates of Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Parent or the applicable Subsidiary operates.

(d)          All real property that constitutes Collateral and that is a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) is covered by flood insurance with reputable insurance companies not Affiliates of Parent, in such amounts and with such deductibles as the Administrative Agent may reasonably request, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, upon at least thirty (30) days prior written notice to the Borrower.

Section 5.09         Environmental Compliance. Except as disclosed in Schedule 5.09 hereto:

(a)          None of Parent, the Borrower or any of their respective Subsidiaries are subject to any Environmental Liability that would reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.

(b)          None of the Material Real Properties contain any Hazardous Materials in amounts or in concentrations which constitute a violation of, or require remedial action under, Environmental Laws or otherwise would reasonably be expected to give rise to an Environmental Liability, except for any such violations, remedial actions and liabilities that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(c)          None of Parent, the Borrower or any of their respective Subsidiaries is undertaking, and none has completed, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for any such investigations or assessments or remedial or responsive actions that would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.

(d)          All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of their respective Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any of their respective Subsidiaries that would reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.

Section 5.10         Taxes. Each of Parent, the Borrower and their respective Subsidiaries have filed all federal, state, local, foreign and other Tax returns and reports required to be filed, and have paid all federal, state, local, foreign and other Taxes, levied or imposed upon them or their properties, income or assets that have become due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.

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Section 5.11         ERISA; Labor Matters.

(a)          Except as would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal and state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)          There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA (and not otherwise exempt under Section 408 of ERISA) with respect to any Plan that has resulted or would reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.

(c)          (i) No ERISA Event has occurred and neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Plan, (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under such Pension Funding Rules has been applied for or obtained, (iii) neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Plan, if applicable, to drop below 60% as of the most recent valuation date, (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (vi) no Plan has been terminated by the plan administrator thereof or by the PBGC and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan or Multiemployer Plan, except with respect to each of the foregoing clauses (i) through (vi) of this Section 5.11(c), as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(d)          With respect to each Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable Laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of a Loan Party or its Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of a Loan Party or its Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan that is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the best knowledge of the Loan Party or any of its Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Loan Party or any of its Subsidiaries, would reasonably be expected to result in a material liability to the Loan Party or any of its Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law (each of the events described in clauses (i) through (vii) hereof are hereinafter referred to as a “Foreign Plan Event”).

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(e)          For the immediately preceding two (2) year period, except as, in the aggregate, would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect: (a) there are no strikes or other labor disputes against Parent, the Borrower or any of their respective Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by, and payments made based on hours worked by, employees of Parent, the Borrower and their respective Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters; and (c) all payments due from Parent, the Borrower or any of their respective Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.12         Subsidiaries; Business Locations; Taxpayer Identification Number.

(a)          As of the Closing Date, after giving effect to the Transactions, Parent and the Borrower have no Subsidiaries other than those specifically disclosed in Schedule 5.12(a), and all of the outstanding Equity Interests in Parent, the Borrower and such Subsidiaries that are owned by a Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents, (ii) those created under the Second Lien Loan Documents and (iii) any other Lien that is permitted under Section 7.01.

(b)          Set forth on Schedule 5.12(b) is a list of all real property located in the United States that is owned or leased by any Loan Party as of the Closing Date (identifying whether such real property is owned or leased and which Loan Party owns or leases such real property).

(c)          Set forth on Schedule 5.12(c) is the chief executive office, state of organization, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Closing Date.

(d)          The exact legal name of each Loan Party as of the Closing Date is as set forth on the signature pages hereto. Except as set forth on Schedule 5.12(d), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

Section 5.13         Margin Regulations; Investment Company Act; EEA Financial Institution.

(a)          The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Term Borrowings will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carry any margin stock.

(b)          Neither the making of any Term Loan hereunder nor the use of proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the FRB.

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(c)          None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940.

(d)          No Loan Party is an EEA Financial Institution.

Section 5.14         Disclosure. As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, is accurate and complete in all material respects and does not, when taken as a whole, contain, when furnished, any untrue statement of fact or omit to state any fact necessary in order to make the statements therein not materially misleading in the light of the circumstances under which they were made; provided that, with respect to projected and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made; it being understood (A) that such projections and forecasts are as to future events and are not to be viewed as facts, that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Parent, the Borrower and their respective Subsidiaries, that no assurance can be given that any particular projection or forecast will be realized and that actual results during the period or periods covered by any such projections or forecasts may differ significantly from the projected results and such differences may be material and that such projections and forecast are not a guarantee of future financial performance and (B) that no representation is made with respect to information of a general economic or general industry nature.

Section 5.15         Compliance with Laws. Each of Parent, the Borrower and their respective Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.

Section 5.16         No Debarment.

(a)          Neither Parent nor any Subsidiary is subject to any pending or, to the knowledge of the Responsible Officers of the Loan Parties after a reasonable investigation, threatened proceedings for debarment or suspension from contracting with the United States government or any department, agency or instrumentality thereof.

(b)          Neither Parent nor any Subsidiary of Parent has been debarred or suspended from contracting with the United States government or any department, agency or instrumentality thereof at any time prior to the Closing Date.

(c)          Except as set forth on Schedule 5.16, to the knowledge of the Responsible Officers of the Loan Parties, no investigation or inquiry involving fraud, deception or willful misconduct has been commenced and is continuing in connection with any Government Contract.

Section 5.17         Solvency. As of the Closing Date after giving effect to the consummation of the Transactions, including the making of the Term Loans under this Agreement and the incurrence by the Borrower of the other Indebtedness incurred by them on the Closing Date, and after giving effect to the application of the proceeds of such Term Loans and such other Indebtedness, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

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Section 5.18         Status of the Term Facilities as Senior Indebtedness. The obligations under the Term Facilities constitute “senior debt”, “senior indebtedness”, “guarantor senior debt”, “senior secured financing” and “designated senior indebtedness” (or any comparable term) under the documentation for all Indebtedness that is subordinated in right of payment to the Obligations (if applicable).

Section 5.19         Perfection, Etc. Each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein) in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and required to be perfected therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and (a) when financing statements and other filings in appropriate form are filed in the offices of the Secretary of State (or other appropriate filing office) of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded in the United States Copyright Office or the United States Patent and Trademark Office and (b) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Security Agreement, subject to the Second Lien Intercreditor Agreement or any Other Intercreditor Agreement), the Liens created by the Collateral Documents shall constitute fully perfected Liens so far as possible under relevant Law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.

Section 5.20         PATRIOT Act; Anti-Terrorism; Anti-Money Laundering; Etc.

(a)          Each of Parent, the Borrower and their respective Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foregoing assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, (iii) the PATRIOT Act, (iv) the Bank Secrecy Act, (v) the Money Laundering Control Act of 1986 and (vi) the rules and regulations promulgated under the foregoing and any other applicable Law with respect to terrorism or money laundering (each of the foregoing, an “Anti-Terrorism Law”).

(b)          The use of proceeds of the Term Loans will not violate any Anti-Terrorism Law or any of the foreign asset control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended).

Section 5.21         FCPA; Anti-Corruption.

(a)          None of Parent, the Borrower, any Subsidiary of Parent or the Borrower, nor, to the knowledge of the Borrower, any director, officer, executive, representative, agent or employees of Parent, the Borrower or any Subsidiary of Parent or the Borrower has violated, in any material respect, the Foreign Corrupt Practices Act of 1977 (as amended, the “FCPA”) or any other anti-corruption law applicable to Parent, the Borrower and their respective Subsidiaries.

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(b)          No part of the proceeds of the Term Loans will be used, directly, or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA or any other anti-corruption law applicable to Parent, the Borrower and their respective Subsidiaries.

Section 5.22         Sanctioned Persons.

(a)          None of Parent, the Borrower, any of their respective Subsidiaries, nor, to the knowledge of the Borrower, any director or officer, employee, or agent of Parent, the Borrower or any of their respective Subsidiaries is, or is an individual or entity that is, directly or indirectly, 50% or more owned in the aggregate or controlled by an individual or entity, that is: (i) the subject of any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”), the United States Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is, or whose government is the subject of Sanctions (each, a “Sanctioned Country”).

(b)          The Borrower will not knowingly use the proceeds of the Term Loans or otherwise make available such proceeds to any Person, or for the purpose of financing activities of or with any Person, that at the time of such financing, is the subject of an United States sanctions administered by OFAC or the United States Department of State, to the extent resulting in a violation, in any material respect, of OFAC.

Article VI

Affirmative Covenants

So long as any Lender shall have any Term Commitment hereunder, any Term Loan or other Obligation (other than contingent indemnification or other contingent obligations, in each case, as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, Parent (to the extent applicable) and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of their respective Subsidiaries to:

Section 6.01         Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a)          as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Parent (or, if earlier, fifteen (15) days after the date required to be filed with the SEC), subject to any extension permitted by Rule 12b-25(b) promulgated by the SEC under the Exchange Act, commencing with the fiscal year ending December 31, 2018, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and in the case of such consolidated statements audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than as a result of (x) current debt maturity in the final year of any Term Facility or any First Lien Facility, or (y) a prospective default in respect of the financial covenants set forth in Section 7.10 hereof or the financial covenants set forth in Section 7.10 of the First Lien Credit Agreement);

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(b)          as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Parent (or, if earlier, five (5) days after the date required to be filed with the SEC), subject to any extension permitted by Rule 12b-25(b) promulgated by the SEC under the Exchange Act), commencing with the fiscal quarter ending June 30, 2018, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for the portion of Parent’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of Parent’s fiscal year then ended, setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and in the case of such consolidated statements certified by the chief executive officer, chief financial officer, treasurer or controller of Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent and the Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)          no later than ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2018, (i) an annual business plan or budget of Parent and its Subsidiaries and (ii) forecasts prepared by management of Parent, in form satisfactory to the Administrative Agent, of consolidated statements of income or operations of Parent and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs); and

(d)          promptly after furnishing thereof, copies of any notices relating to any actual or prospective default or event of default received or delivered by any Loan Party, in each case, pursuant to the terms of the Second Lien Credit Agreement or any other Junior Financing Documentation in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02.

Notwithstanding the foregoing, (A) in the event that Parent delivers to the Administrative Agent an Annual Report for Parent on Form 10-K for any fiscal year, as filed with the SEC, within one hundred twenty (120) days after the end of such fiscal year, such Form 10-K shall satisfy all requirements of clause (a) of this Section 6.01 with respect to such fiscal year to the extent that it contains the information and report and opinion required by such clause (a) and such report and opinion does not contain any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of audit (other than any such exception or explanatory paragraph expressly permitted to be contained therein under clause (a) of this Section 6.01) and (B) in the event that Parent delivers to the Administrative Agent a Quarterly Report for Parent on Form 10-Q for any fiscal quarter, as filed with the SEC, within forty-five (45) days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of clause (b) of this Section 6.01 with respect to such fiscal quarter to the extent that it contains the information required by such clause (b); in each case to the extent that information contained in such Form 10-K or Form 10-Q satisfies the requirements of clauses (a) or (b) of this Section 6.01, as the case may be.

Section 6.02         Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender (notwithstanding the remainder of this Section 6.02, Parent and Borrower shall be deemed to have furnished to Agent the information referred to in this Section 6.02 if Parent or Borrower have filed such reports and information with the SEC via the EDGAR system (or any successor system) and such reports and information are publicly available):

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(a)          No later than five (5) days after delivery of (i) the financial statements referred to in Sections 6.01(a) and (b), or (ii) an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q (in either case, delivered pursuant to the final paragraph of Section 6.01), beginning with the fiscal period ending June 30, 2018, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)          promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Parent or the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)          promptly after the assertion or occurrence thereof, notice of any action arising under any Environmental Law against, or of any noncompliance by, any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect;

(d)          promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equity holders of Parent or any Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which Parent or any Subsidiary may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)          promptly (and in any event within five (5) Business Days) after receipt thereof by Parent or any Subsidiary, copies of each material notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of the Parent or any Subsidiary; and

(f)          promptly, such additional information regarding the business, legal, financial or corporate affairs of Parent, the Borrower or any of their respective Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) or (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

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The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information that is (i) of a type that is not publicly available and would not be publicly available (or could not be derived from publicly available information) if the Borrower were a public reporting company, (ii) material with respect to the Borrower or any of its securities for purposes of Unites States federal and state securities laws, assuming such laws were applicable to the Borrower and its Subsidiaries and (iii) of a type that would not be publicly disclosed in connection with any issuance by the Borrower in connection with any issuance by it or any debt or equity securities issued pursuant to a public offering, Rule 144A offering or other private placement where assistance by a placement agent (all such information described in the foregoing, “MNPI”). The Borrower hereby agrees that (w) at the Administrative Agent’s request, they will use commercially reasonable efforts to cause all Borrower Materials to be identified as either (A) “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof) or (B) “PRIVATE”; (x) by marking the Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are marked “PUBLIC” as being suitable for posting on a portion of the Platform designated “Public Side Information” (it being understood that the Borrower and its Subsidiaries shall not otherwise be under any obligation to mark any particular Borrower Materials “PUBLIC”). Unless expressly marked “PUBLIC” and subject to the prior sentence, the Administrative Agent and the Arrangers agree not to make any such Borrower Materials available to Public Lenders.

Section 6.03         Notices. Notify the Administrative Agent:

(a)          promptly, but in any event within two (2) Business Days after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge thereof, of the occurrence of any Default;

(b)          promptly after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge of any matter that has resulted or would reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect;

(c)          promptly after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge of the institution of any material, non-frivolous, litigation not previously disclosed by the Borrower to the Administrative Agent, or any material development in any material litigation in each case that is reasonably likely to be adversely determined and could, if adversely determined be reasonably expected to, individually, or in the aggregate, have a Material Adverse Effect, or that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated herein;

(d)          promptly after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge of the occurrence of any ERISA Event or Foreign Plan Event, which would reasonably be excepted to, individually, or in the aggregate, have a Material Adverse Effect; and

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(e)          promptly, but in any event within five (5) Business Days after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge thereof, any default or event of default under this Agreement or any delivery to the Borrower by the Second Lien Agent or the lenders thereunder, or the receipt by the Second Lien Agent or such lenders from the Borrower, of any notice of a default or event of default under the Second Lien Credit Agreement.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04         Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all of its Tax liabilities and assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Parent, the Borrower or such Subsidiary; except to the extent the failure to pay, discharge or satisfy the same would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.

Section 6.05         Preservation of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in its jurisdiction of organization), permits, licenses and franchises material to conduct of its business, except in each case of clause (a) or (b) (other than with respect to the preservation of legal existence of Parent and the Borrower) to the extent that failure to do so would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect or as otherwise permitted hereunder.

Section 6.06         Maintenance of Properties. Except if the failure to do so would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition (ordinary wear and tear excepted and casualty or condemnation excepted) and preserve or renew all of its preservable or renewable, as applicable, United States registered patents, trademarks, trade names and service marks necessary in the operation of its business, to the extent permitted by applicable Laws of the United States.

Section 6.07         Maintenance of Insurance.

(a)          Except if the failure to do so would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect, maintain with financially sound and reputable insurance companies (in the good faith judgment of the management of the Borrower), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Parent, the Borrower and their respective Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon reasonable written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance (excluding business interruption insurance) maintained in the United States shall, as appropriate, (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder.

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(b)          If at any time the area in which the Premises (as defined in the Mortgages, if any) are located is designated (i) a “special flood hazard area” in any Floor Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), (1) obtain and maintain flood insurance with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgaged Property ceases to be sound and reputable after the Closing Date, in which case, the Borrower shall or shall cause the applicable Loan Party to promptly replace such insurance company with a financially sound and reputable insurance company), in such total amount as the Administrative Agent may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, and (2) promptly upon request of the Administrative Agent, will deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent including, without limitation, evidence of annual renewals of such insurance; or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as customary for similarly situated Persons engaged in the same or similar businesses as Parent, the Borrower and their respective Subsidiaries.

Section 6.08         Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a public corporate family rating of the Borrower and a public rating of the Initial Term Facility, in each case from Moody’s, and (ii) a public corporate credit rating of the Borrower and a public rating of the Initial Term Facility, in each case from S&P (but, in each case, not to obtain or maintain a specific rating).

Section 6.09         Compliance with Law; Anti-Terrorism Laws, Anti-Money Laundering and Embargoed Persons; Environmental Laws.

(a)          Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b)          Conduct its business in such manner so as to not, directly or indirectly, (i) deal in or otherwise engage in any transaction relating to, any property or interests in property, blocked pursuant to any Anti-Terrorism Law or (ii) engage in or conspire to engage in any transaction that violates, or attempts to violate, any of the material prohibitions set forth in any Anti-Terrorism Law.

(c)          (i) Use funds or properties of Parent, the Borrower or any of their respective Subsidiaries to repay the Term Loans only to the extent it does not constitute, to the knowledge of the Borrower, property of, or is beneficially owned, to the knowledge of the Borrower, directly or indirectly, by any Person that is the subject of Sanctions or trade restrictions under United States law (each such person, an “Embargoed Person”) that is identified on (x) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any similar list maintained by OFAC pursuant to any authorizing statute, including, but not limited, the International Economic Powers Act (50 U.S.C. §§1701 et seq.), The Trading with the Enemy Act (50 U.S.C. App. 1 et seq.) and any Executive Order or any applicable Law promulgated thereunder or any similar laws or regulations that apply to Parent, the Borrower or their respective Subsidiaries or (y) the Executive Order, any related enabling legislation or any other similar Executive Orders or (ii) to the knowledge of Borrower, allow any Embargoed Person to have any direct or indirect interests in Parent, the Borrower or any of their respective Subsidiaries, in each case, that results in the investment in Parent, the Borrower or any of their respective Subsidiaries (whether directly or indirectly) being prohibited by any applicable Law or the Term Loans made by the Lenders (whether directly or indirectly) being in violation of any applicable Law.

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(d)          Except, in each case, to the extent that the failure to do so would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect, (i) comply, and make all reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits and obtain and renew all Environmental Permits necessary for its operations and properties and (ii) to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup or removal, remedial, corrective or other action necessary to respond to and remove all Hazardous Materials from any of its properties, if required by and in accordance with the requirements of applicable Environmental Laws, unless liability for such actions is being contested in good faith.

(e)          The Borrower will maintain in effect policies and procedures designed to promote compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with the FCPA and other applicable anti-corruption laws.

Section 6.10         Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the assets and business of Parent, the Borrower or such Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).

Section 6.11         Inspection Rights. To the extent permitted by applicable Law, permit representatives of the Administrative Agent (and, during the continuance of any Event of Default, representatives of each Lender may accompany the representatives of the Administrative Agent), to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Borrower; provided that, in no event shall the Borrower or any of its Subsidiaries be required pursuant to the terms of this Section 6.11 to allow any such Person to inspect or examine, or be required to discuss, any records, documents or other information (a) with respect to which the Borrower or any of its Subsidiaries has obligations of confidentiality to a non-Affiliate or (b) that is subject to attorney client privilege; provided, further, that excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.11, (ii) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (iii) such exercise shall be at the Borrower’s expense; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance written notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

Section 6.12         Use of Proceeds. (a) Use the proceeds of the Term Borrowings made on the Closing Date, to finance the Transactions and pay the Transactions costs and for other general corporate purposes not prohibited hereunder and (b) use the proceeds of all other Term Borrowings after the Closing Date, for any purpose not prohibited hereunder.

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Section 6.13         Covenant to Guarantee Obligations and Give Security.

(a)          Upon the formation or acquisition of any new Subsidiaries by any Loan Party (provided that any Excluded Subsidiary ceasing to be an Excluded Subsidiary (including a FSHCO ceasing to be a FSHCO) shall be deemed to constitute the acquisition of a Subsidiary for all purposes of this Section 6.13), and upon the acquisition of any property (other than Excluded Assets (as defined in the Security Agreement) and real property that is not Material Real Property) by any Loan Party, which property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties (and where such a perfected Lien would be required in accordance with the terms of the Collateral Documents), the Borrower shall, in each case at the Borrower’s expense:

(i)          in connection with the formation or acquisition of a Subsidiary, within sixty (60) days after such formation or acquisition or such longer period as the Administrative Agent may agree in its sole discretion, (A) cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Administrative Agent a supplement to the Guaranty, substantially in the form of Annex B thereto or a guaranty or a guaranty supplement in such other form reasonably satisfactory to the Administrative Agent, guaranteeing the Borrower’s obligations under the Loan Documents and (B) (if not already so delivered) deliver certificates representing the Pledged Interests of each such Subsidiary (if any) accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt (if any) of such Subsidiary indorsed in blank to the Administrative Agent, together with, if requested by the Administrative Agent, supplements to the Security Agreement substantially in the form of Annex A thereto or pledge or security agreement in such other form reasonably satisfactory to the Administrative Agent; provided that, in the case of any CFC or FSHCO, only 65% of the issued and outstanding Voting Equity Interests of any CFC or FSHCO that is held directly by a Loan Party shall be required to be pledged as Collateral; provided, further, that (1) notwithstanding anything to the contrary in this Agreement, (x) no assets owned directly or indirectly by any CFC or FSHCO, (y) no Equity Interests in any CFC not held directly by the Borrower or a Guarantor, and (z) no assets to the extent a security interest therein would result in material adverse tax consequences for the Borrower and its Subsidiaries (taken as a whole), or adverse tax consequences under Section 956 of the Code that the Borrower (in consultation with the Administrative Agent) reasonably determines are material in relation to the value of such assets, shall be required to be pledged as Collateral and (2) no pledge or security agreements governed by the Law of any non-U.S. jurisdiction shall be required,

(ii)         in connection with the formation or acquisition of a Subsidiary, within sixty (60) days after such formation or acquisition (or such longer period, as the Administrative Agent may agree), furnish to the Administrative Agent a description of the owned real and personal properties of each such Subsidiary and their respective Subsidiaries (other than Excluded Subsidiaries) in detail reasonably satisfactory to the Administrative Agent; provided that any such information provided pursuant to this clause (ii) shall consist solely of information of the type that would be set forth on Schedules I-IV of the Security Agreement,

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(iii)        within sixty (60) days (or, in the case of Mortgages and other documentation related thereto, ninety (90) days) after such formation or acquisition or any request therefor by the Administrative Agent (or such longer period, as the Administrative Agent may agree in its sole discretion) duly execute and deliver, and cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver, to the Administrative Agent one or more Mortgages (with respect to Material Real Properties only), supplements to the Security Agreement (in the form of Annex A thereto or such other form reasonably satisfactory to the Administrative Agent), IP Security Agreement Supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement, IP Security Agreement and Mortgages), securing payment of all the Obligations of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and establishing Liens on all such properties; provided that, notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by the Borrower or any other Loan Party after the Closing Date until the date that is (1) if such Mortgaged Property relates to a property not located in a flood zone, five (5) Business Days or (2) if such Mortgaged Property relates to a property located in a flood zone, thirty (30) days, after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the Borrower (or applicable Loan Party) of that fact and (if applicable) notification to the Borrower (or applicable Loan Party) that flood insurance coverage is not available and (B) evidence of the receipt by the Borrower (or applicable Loan Party) of such notice; and (iii) if such notice is required to be provided to the Borrower (or applicable Loan Party) and flood insurance is available in the community in which such real property is located, evidence of required flood insurance, which shall, in any event, be sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws.

(iv)        within sixty (60) days (or, in the case of Mortgages and other documentation related thereto, ninety (90) days) after such request, formation or acquisition, or such longer period, as the Administrative Agent may agree in its sole discretion, take, and cause such Subsidiary that is not an Excluded Subsidiary to take, whatever action (including the recording of Mortgages (with respect to Material Real Properties only), the filing of Uniform Commercial Code financing statements, the giving of notices and delivery of stock and membership interest certificates) as specified by the Administrative Agent as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages, supplements to the Security Agreement, IP Security Agreement Supplements and security agreements delivered pursuant to this Section 6.13, in each case to the extent required under the Loan Documents and subject to the Perfection Exceptions, enforceable against all third parties in accordance with their terms,

(v)         in connection with the formation or acquisition of a Subsidiary which will be a Subsidiary Guarantor, within sixty (60) days (or, in the case of any local counsel opinion relating to Mortgages relating to Material Real Property, ninety (90) days) after the request of the Administrative Agent, or such longer period as the Administrative Agent may agree in its sole discretion, deliver to the Administrative Agent, a signed copy of one or more opinions, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request,

(vi)        in connection with the formation or acquisition of a Subsidiary (other than an Excluded Subsidiary), as promptly as practicable after the request of the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property owned in fee by a Subsidiary that is the subject of such request, title reports, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in the applicable jurisdiction in form and substance, with endorsements and in an amount reasonably acceptable to the Administrative Agent (not to exceed the value of the Material Real Properties covered thereby) and American Land Title Association/American Congress on Surveying and Mapping form surveys, and

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(vii)       at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Mortgages, supplements to the Security Agreement, IP Security Agreement Supplements and security agreements.

(b)          The foregoing shall, in each case, be subject to the Perfection Exceptions.

Section 6.14         Further Assurances. Promptly upon reasonable request by the Administrative Agent, and subject to the limitations described in Section 6.13, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Collateral Documents.

Section 6.15         Treatment of Controlled Redemption Proceeds.

(a)          From and after the Closing Date through the Convertible Notes Initial Redemption Date, the Borrower shall cause an amount equal to the amount of all proceeds of the Term Loans funded on the Closing Date and not otherwise utilized to finance the Transactions (the “Excess Term Loan Proceeds Amount”) to be retained on its balance sheet in the form of cash or cash equivalents that are readily convertible into cash.

(b)          If, after giving effect to the initial settlement date with respect to the repurchase of the Convertible Notes pursuant to the tender offer as more fully described in the Offer to Purchase and related Letter of Transmittal, each dated April 13, 2018 (the “Convertible Notes Initial Redemption Date”), Convertible Notes in an aggregate principal amount exceeding $30,000,000 remain outstanding, the Borrower shall deposit cash (which cash shall not constitute the proceeds of Indebtedness, other than the Term Loans) in an amount equal to the excess of the Excess Term Loan Proceeds Amount over $30,000,000 into a deposit account over which the Administrative Agent has a perfected lien and that is subject to control arrangements that are reasonably satisfactory to the Administrative Agent (such account, the “Convertible Notes Redemption Account”).

(c)          The Borrower shall use amounts held in the Convertible Notes Redemption Account solely for purposes of redeeming or repurchasing the outstanding Convertible Notes (including, without limitation, for purposes of funding conversion payments on the Convertible Notes in cash upon an early conversion or termination thereof).

(d)          Upon the redemption or repurchase of outstanding Convertible Notes (including, without limitation, for purposes of funding conversion payments on the Convertible Notes in cash upon an early conversion or termination thereof), the amount needed therefor may be withdrawn by the Borrower from the Convertible Notes Redemption Account and the Lien of the Administrative Agent on such amounts shall be automatically released and the Borrower may use such amounts to make such redemptions, repurchases and payments. If at any time the aggregate outstanding principal amount of Convertible Notes is less than $30,000,000, the Lien of the Administrative Agent over the Convertible Notes Redemption Account shall automatically be released and any such amounts remaining on deposit in the Convertible Notes Redemption Account shall be permitted to be withdrawn by the Borrower and used by the Borrower for any purposes that are otherwise permitted by this Agreement and the other Loan Documents.

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Article VII

Negative Covenants

So long as any Lender shall have any Term Commitment hereunder, any Term Loan or other Obligation (other than contingent indemnification or other contingent obligations, in each case, as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, neither Parent nor the Borrower shall, nor shall permit any of their respective Subsidiaries to, directly or indirectly:

Section 7.01         Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)          Liens pursuant to any Loan Document (including, without limitation, in respect of any Incremental Term Facility);

(b)          Liens existing on the Closing Date and listed on Schedule 7.01 hereto (or to the extent not listed on such Schedule 7.01, where the Fair Market Value of all property as to which such Liens under this clause (b) attach is less than $2,000,000 in the aggregate), and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not encumber any property other than (A) property encumbered on the Closing Date, (B) after-acquired property that is affixed or incorporated into the property encumbered by such Lien on the Closing Date and (C) proceeds and products thereof (it being understood that individual financings otherwise permitted to be secured hereunder provided by one Person may be cross-collateralized to other such financings provided by such Person (or its affiliates) on customary terms) and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c)          Liens for Taxes, assessments or governmental charges which are not overdue for a period of more than ninety (90) days or are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(d)          Statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business, which secure amounts not overdue for a period of more than ninety (90) days or if more than ninety (90) days overdue, are unfiled (or if filed, have been discharged or are stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)          Liens, pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) securing liability for reimbursement or indemnification obligations of (including bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Parent, the Borrower or any of their respective Subsidiaries or (iii) securing obligations in respect of letters of credit that have been posted by the Borrower or any of its Subsidiaries to support the payment of items set forth in clauses (i) and (ii);

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(f)          Liens to secure the performance of tenders, statutory obligations, bids, trade contracts, governmental contracts, leases and other contracts (other than Indebtedness for borrowed money), statutory obligations, licenses, surety, stay, customs and appeal bonds, performance and return-of-money bonds, performance and completion guarantees and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations, (ii) those required or requested by any Governmental Authority and (iii) letters of credit issued in lieu of any such bonds or to support issuance thereof) and other Liens in favor of providers of performance or surety bonds pursuant to customary indemnity and other similar arrangements entered into in connection therewith incurred in the ordinary course of business;

(g)          (i) easements (including reciprocal easement arrangements), reservations, rights-of-way, restrictions (including building, zoning and similar restrictions), utility agreements, covenants, reservations, encroachments, protrusions, changes and other similar encumbrances and title defects affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of Parent, the Borrower and their respective Subsidiaries on the properties subject thereto, taken as a whole, (ii) mortgages, liens, security interests, restrictions, encumbrances or any other matter of record that have been placed by any developer, landlord or other third party on property over which Parent, the Borrower or any of their respective Subsidiaries has easement rights or a leasehold, and subordination or similar agreements relating thereto, (iii) ground leases (other than with respect to the Mortgaged Properties) in the ordinary course in respect of real property on which facilities owned or leased by the Loan Parties or any of their Subsidiaries are located and (iv) Liens arising on any real property as a result of any eminent domain, condemnation or similar proceeding being commenced with respect to such real property;

(h)          Liens securing judgments, or arising by reason of a judgment, decree or court order, in each case not constituting an Event of Default under Section 8.01(h);

(i)          Liens securing Indebtedness permitted under Section 7.03(e) (including Liens securing Permitted Refinancing of the Indebtedness secured by such Lien); provided that (i) such Liens (other than any Liens securing any Permitted Refinancing of the Indebtedness secured by such Liens) attach prior to, concurrently with or within two hundred seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and the products thereof and accessories thereto and (iii) with respect to leases evidencing Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets other than the assets subject to such leases and the proceeds and products thereof, additions and accessions thereto, and customary security deposits; provided that individual financings otherwise permitted to be secured hereunder provided by one Person (or its affiliates) may be cross-collateralized to other similar financings provided by such Person (or its affiliates) on customary terms;

(j)          leases, licenses, subleases or sublicenses granted to others that do not interfere in any material respect with the business of Parent, the Borrower and their respective Subsidiaries, taken as a whole;

(k)          licenses or sublicenses (or other grants of rights to use or exploit) of IP Rights granted to others that do not interfere in any material respect with the business of Parent, the Borrower and their respective Subsidiaries, taken as a whole;

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(l)          Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person, or supporting trade payables, warehouse receipts or similar facilities entered into, to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(m)          Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(n)          Liens (i) on cash or Cash Equivalents advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment, (ii) arising out of conditional sale, title retention, consignment or similar arrangements for the purchase or sale of goods entered into by Parent, the Borrower or any of their respective Subsidiaries in the ordinary course of business, (iii) solely on any cash earnest money deposits made by Parent, the Borrower or any of their respective Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or (iv) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 (or, to dispose of any property in a transaction not constituting a Disposition hereunder);

(o)          Liens securing Indebtedness permitted to be incurred pursuant to Section 7.03(k); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary and (ii) such Liens do not extend to any assets other than the assets of the acquired Person;

(p)          Liens arising from precautionary UCC financing statement (or similar filings under applicable Law) filings regarding leases, consignment or bailee arrangements, or other non-Indebtedness arrangements, entered into by Parent, the Borrower or any of their respective Subsidiaries;

(q)          any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license (or other grants of rights to use or exploit) or sublicense agreement or secured by a lessor’s, sublessor’s, licensee’s, sublicensee’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement (including software and other technology licenses), and any Lien deemed to exist in connection with software escrow arrangements entered into by Parent, the Borrower or any of their respective Subsidiaries with third parties that do not interfere in any material respect with the business of Parent, the Borrower and their respective Subsidiaries, taken as a whole;

(r)          Liens on Cash Collateral granted in favor of any Lenders and/or L/C Issuers (under and as defined in the First Lien Credit Agreement) created as a result of any requirement or option to Cash Collateralize (as defined in the First Lien Credit Agreement) pursuant to the First Lien Credit Agreement, as in effect on the Closing Date;

(s)          Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Parent, the Borrower or any of their respective Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent, the Borrower or any of their respective Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Parent, the Borrower or any of their respective Subsidiaries in the ordinary course of business;

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(t)          (i) deposits made in the ordinary course of business to secure liability to insurance carriers and (ii) Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto;

(u)          Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted hereunder;

(v)         Liens on property constituting Collateral of the Loan Parties securing obligations incurred under Sections 7.03(s) and (v) and any Guarantee thereof permitted under Section 7.03(c); provided that (i) in the case of any such Liens securing obligations incurred pursuant to Section 7.03(s), at the time of incurrence thereof such obligations are permitted to be secured pursuant to the definitions of Permitted Junior Refinancing Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Refinancing and, in each case, to the extent subject to the Second Lien Intercreditor Agreement or an Other Intercreditor Agreement and (ii) in the case of any such Liens securing obligations incurred pursuant to Section 7.03(v), any such Liens that are junior to the Liens securing the First Lien Obligations shall either be pari passu with, or junior to, the Liens securing the Obligations, as applicable;

(w)          other Liens securing obligations outstanding in an aggregate principal amount not to exceed $12,000,000.

Any Lien permitted under this Section 7.01 may extend to the proceeds and products of the collateral subject to such Lien. Notwithstanding anything in the foregoing to the contrary, Parent shall not be permitted to incur any Liens upon any of its property, assets or revenues to the extent such Lien secures debt for borrowed money; provided that the foregoing sentence shall not apply to Liens in connection with this Agreement.

Section 7.02         Investments. Make or hold any Investments, except:

(a)          Investments held by Parent, the Borrower or any of their respective Subsidiaries in the form of Cash Equivalents or that were Cash Equivalents when such Investment was made;

(b)          loans or advances to officers, directors, managers, consultants and employees of Parent, the Borrower or any of their respective Subsidiaries (i) for travel, entertainment, relocation and analogous ordinary business purposes in the ordinary course of business or constituting advances of payroll payments and expenses, in an aggregate amount not to exceed $3,000,000 at any time outstanding, (ii) relating to indemnification or reimbursement in respect of liability relating to their serving in any such capacity in the ordinary course of business, and (iii) in connection with such Person’s purchase of Equity Interests of Parent, the Borrower or any of their respective Subsidiaries; provided that no cash is actually advanced pursuant to this clause (iii) other than to pay Taxes due in connection with such purchase unless such cash is promptly repaid or contributed to a Loan Party;

(c)          Investments (i) by Parent, the Borrower or any of their respective Subsidiaries in any Loan Party (excluding Parent), (ii) by any Subsidiary of the Borrower that is not a Loan Party in any other Subsidiary of the Borrower that is also not a Loan Party and (iii) by Loan Parties in any Subsidiary of the Borrower that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by Loan Parties in Subsidiaries of the Borrower that result in the proceeds of the initial Investment being invested in one or more Loan Parties;

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(d)          Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including advances made to distributors), Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts, and Investments consisting of prepayments to suppliers, licensors and licensees in the ordinary course of business and (ii) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(e)          to the extent constituting Investments, transactions expressly permitted under Sections 7.01, 7.03, 7.04, 7.05 (including the receipt of non-cash consideration for the Dispositions of assets permitted thereunder), 7.06 and 7.12, in each case, other than any provision in any of the foregoing Sections generally permitting transactions permitted by this Section 7.02;

(f)          Investments in existence on, or that are made pursuant to legally binding written commitments that are in existence on, the Closing Date and are, in each case, set forth on Schedule 7.02, and any modification, replacement, renewal or extension thereof; provided that no such modification, replacement, renewal or extension shall increase the amount of Investments then permitted under this Section 7.02(f), except pursuant to the terms of such Investment in existence on the Closing Date or as otherwise permitted by this Section 7.02;

(g)          Investments in Swap Contracts permitted under Section 7.03;

(h)          promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i)          (i) the Transactions and (ii) Investments constituting a Permitted Acquisition:

(j)          Investments in the ordinary course of business, consisting of (i) endorsements for collection or deposit, (ii) customary trade arrangements with customers, (iii) loans or advances made to distributors, (iv) advances of payroll payments to employees or other advances of salaries or compensation (including advances against commissions) to employees and sales representatives and (v) Investments maintained in connection with any Loan Party’s deferred compensation plan;

(k)          the contribution of intellectual property rights pursuant to joint marketing arrangements with Persons other than Parent, the Borrower and their respective Subsidiaries in the ordinary course of business;

(l)          so long as no Default shall have occurred and be continuing or would result therefrom, other Investments in an aggregate principal amount not to exceed the greater of (i) $21,600,000 and (ii) 40.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period, at any time outstanding;

(m)          Investments held by a Person that is acquired and becomes a Subsidiary or held by a company merged or amalgamated or consolidated into any Subsidiary, in each case after the Closing Date and in accordance with this Section 7.02 and/or Section 7.04, as applicable, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

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(n)          Investments by any Loan Party in a Foreign Subsidiary for purposes of funding receivables arising from transfer pricing and the ordinary course operations of such Foreign Subsidiary in an aggregate principal amount not to exceed, when aggregated with any Investments made pursuant to Section 7.02(p) below, $12,000,000;

(o)          To the extent constituting an Investment, any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction;

(p)          Investments by any Loan Party in any Subsidiary that is not a Loan Party in an aggregate principal amount not to exceed, when aggregated with any Investments made pursuant to Section 7.02(n) above, $12,000,000;

(q)          So long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Investments made with the portion, if any, of the Available Amount on the date that the Borrower elects to apply all or a portion thereof to this Section 7.02(q);

(r)          Investments consisting of operating deposit accounts maintained in the ordinary course of business;

(s)          Investments to the extent that (x) payment for such Investments is made by the issuance of, or from the proceeds of the issuance of, Equity Interests (other than Disqualified Equity Interests) of Parent or (y) such Investments are contributed by Parent to the common equity capital of the Borrower; and

(t)          so long as no Event of Default shall have occurred and be continuing or would result therefrom, other Investments if immediately after giving effect thereto, the Borrower would be in compliance, on a Pro Forma Basis, with a Total Net Leverage Ratio not to exceed 4.00:1.00.

Section 7.03         Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)          Indebtedness of the Loan Parties under the Loan Documents (including, without limitation, in respect of any Incremental Term Facility);

(b)          Indebtedness outstanding or committed to be incurred on the Closing Date and listed on Schedule 7.03 and, other than in the case of any Convertible Notes set forth thereon, any Permitted Refinancing thereof (or successive Permitted Refinancings thereof); provided that any such Indebtedness owed by a Subsidiary that is not a Loan Party may be assumed from time to time by any other Subsidiary that is not a Loan Party;

(c)          Guarantees incurred by the Borrower or any Subsidiary thereof in respect of Indebtedness of the Borrower or any other Subsidiary that is permitted to be incurred under this Agreement; provided that any such Guarantee by a Loan Party of Indebtedness incurred by a non-Loan Party shall constitute an Investment by such Loan Party pursuant to Section 7.02(o) and shall be required to be permitted thereunder (and shall constitute a utilization thereof);

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(d)          Indebtedness of (i) any Loan Party owing to any other Loan Party, (ii) any Subsidiary that is not a Loan Party owed to any other Subsidiary that is not a Loan Party and (iii) any Loan Party owed to any Subsidiary which is not a Loan Party; provided that any Indebtedness incurred pursuant to this clause (d)(iii) shall constitute an Investment made by the obligee of such Indebtedness and shall be required to be in compliance with Section 7.02; provided, further, that all such Indebtedness of any Loan Party under this clause (d)(iii) must be expressly subordinated to the Obligations on the terms of the Intercompany Subordination Agreement or subject to subordination terms substantially identical to the subordination terms set forth in Exhibit I, in each case within sixty (60) days of the incurrence of such Indebtedness or such later date as the Administrative Agent shall reasonably agree in its sole discretion;

(e)          (i) Capitalized Lease Obligations and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance the purchase, construction, lease, repair or improvement of fixed or capital assets; provided, however, that (A) such Indebtedness is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such purchase, construction, lease, repair or improvement and (B) the aggregate principal amount of all such Indebtedness at any one time outstanding, together with the aggregate principal amount of Permitted Refinancings outstanding pursuant to clause (ii) below, shall not exceed $21,600,000 and (ii) any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(f)          Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes;

(g)          Indebtedness of any Subsidiary that is not a Loan Party owed to any Loan Party; provided that any such Indebtedness shall constitute an Investment by such Loan Party pursuant to Section 7.02(p) and shall be required to be permitted thereunder (and shall constitute a utilization thereof);

(h)          Indebtedness representing (1) deferred compensation or stock-based compensation to directors, officers, managers, employees and other service providers of Parent, the Borrower and their respective Subsidiaries or (2) to the extent constituting Indebtedness, unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent they do not result in an Event of Default under Section 8.01(i);

(i)          Indebtedness consisting of promissory notes issued by Parent, the Borrower or any of their respective Subsidiaries to current or former officers, directors, managers, consultants and employees, their respective estates, heirs, family members, spouses, domestic partners or former spouses or former domestic partners to finance the purchase or redemption of Equity Interests thereof permitted by Section 7.06;

(j)          Indebtedness in respect of indemnification, purchase price adjustments, earnouts or other similar obligations incurred by Parent, the Borrower or any of their respective Subsidiaries in a Permitted Acquisition or similar Investment or Disposition under agreements which provide for indemnification, the adjustment of the purchase price or for similar adjustments;

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(k)          so long as no Event of Default exists or would result therefrom, Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary (or is merged or consolidated with or into the Borrower or a Subsidiary thereof) or Indebtedness attaching to assets that are acquired by the Borrower or any Subsidiary thereof (including any Indebtedness assumed by the Borrower or any Subsidiary thereof in connection with any acquisition of any assets or Person), in each case after the Closing Date as the result of a Permitted Acquisition or other Investment permitted by Section 7.02 (other than Section 7.02(e)) to the extent existing at the time of such Permitted Acquisition or similar Investment and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof); provided that (i) such Indebtedness is not incurred in contemplation of such Permitted Acquisition or similar Investment and (ii) on the date of determination, immediately after giving effect to such incurrence or assumption of Indebtedness in connection therewith and the related acquisition or similar Investment, the Borrower and its Subsidiaries shall be in Pro Forma Compliance with a Total Net Leverage Ratio not to exceed 5.00:1.00; provided that the aggregate principal amount of any Indebtedness assumed pursuant to this Section 7.03(k) by a Subsidiary that is not a Loan Party (or is not required to become a Loan Party under Section 6.13) shall not, in the aggregate, exceed $18,000,000 at any time outstanding;

(l)          Indebtedness in respect of cash management obligations and netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(m)          Indebtedness in an aggregate principal amount not to exceed the greater of (i) $30,000,000 and (ii) 56.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period, at any time outstanding;

(n)          Indebtedness incurred by the Borrower or any Subsidiary thereof in respect of any banker’s acceptances, bank guarantees, letters of credit, warehouse receipts or similar instruments entered into in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims;

(o)          (i) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Subsidiary thereof and (ii) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(p)          Indebtedness of the Borrower or any Subsidiary thereof as an account party in respect of trade letters of credit issued in the ordinary course of business;

(q)          Guarantees (i) in respect of any travel and other reimbursable business expenses incurred by employees of Parent, the Borrower or any of respective Subsidiaries in the ordinary course of business and (ii) incurred in the ordinary course of business in respect of obligations of or to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(r)          all premiums (if any), interest (including post-petition interest), fees, expenses, defeasance costs, charges and additional or contingent interest on obligations described in this Section 7.03;

(s)          any (i) Permitted Pari Passu Secured Refinancing Debt and any Permitted Refinancings thereof (or successive Permitted Refinancings thereof), (ii) any Permitted Junior Refinancing Debt and any Permitted Refinancings thereof (or successive Permitted Refinancings thereof) and (iii) Incremental Equivalent Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), in each case incurred in accordance with this Agreement;

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(t)          to the extent constituting Indebtedness, obligations in respect of any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction;

(u)          (i) deferred purchase price obligations due to sellers incurred in connection with Permitted Acquisitions (including post-closing net working capital adjustments and earn-outs) and (ii) to the extent constituting Indebtedness, retention payments to former owners of entities acquired by the Borrower or a Subsidiary pursuant to a Permitted Acquisition or pursuant to a transaction entered into prior to the Closing Date; provided that any such obligation described in this sub-clause (ii) is payable in Equity Interests of Parent; and

(v)         any (i) Indebtedness of the Loan Parties under the First Lien Credit Agreement in an aggregate principal amount, when taken together with the aggregate principal amount of Permitted Refinancings outstanding pursuant to clause (ii) below, not to exceed $265,000,000 plus the aggregate principal amount of any “Term Facility Increase” and “Incremental Term Facility” (each as defined in the First Lien Credit Agreement as in effect on the Closing Date) and Incremental First Lien Equivalent Debt incurred as permitted under and in accordance with Sections 2.15, 2.16 and 2.17 of the First Lien Credit Agreement as in effect on the Closing Date (or, in the case of a Refinancing of the First Lien Credit Agreement, under and in accordance with comparable successor provisions of the documentation governing the replacement indebtedness so long as such provisions do not permit a greater amount of Indebtedness to be incurred and such provisions are otherwise not disadvantageous to the Lenders in any material respect as compared to the predecessor provisions included in the First Lien Credit Agreement (as reasonably determined by the Borrower)) and (ii) any Permitted Refinancing thereof (or successive Permitted Refinancings thereof) so long as, if secured, the terms and provisions thereof shall be subject to the Second Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

Section 7.04         Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)          so long as immediately after giving effect to such merger, amalgamation or consolidation, the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.10, any Subsidiary (or any other Person) may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction in any State of the United States of America); provided that the Borrower shall be the continuing or surviving Person or (x) the surviving Person shall expressly assume the obligations of the Borrower under the Loan Documents pursuant to documents reasonably acceptable to the Administrative Agent and the Required Lenders (which consent of the Required Lenders shall be deemed to have been given without any further action or consent of any Lender if such documentation has not been objected to in writing by the Required Lenders within five (5) Business Days following the Lenders’ receipt of notice thereof) and (y) the Administrative Agent and each Lender shall have received, at least three (3) Business Days prior to the consummation of such merger, amalgamation or consolidation, all documentation and other information relating such surviving Person as has been reasonably requested and is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act; provided that the Borrower must be the surviving Person in any such transaction with an Excluded Subsidiary or (ii) any one or more other Subsidiaries; provided, further, that when any Guarantor is merging or amalgamating with another Subsidiary that is not a Loan Party the Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall assume such Guarantor’s obligations under the Loan Documents;

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(b)           (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve, or the Borrower or any Subsidiary may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries taken as a whole and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any liquidation or dissolution of a Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such liquidation or dissolution transfer its assets to another Subsidiary that is a Loan Party unless such Disposition of assets is permitted hereunder; and in the case of any change in legal form, a Subsidiary that is a Loan Party will remain a Loan Party unless such Loan Party is otherwise permitted to cease being a Loan Party hereunder and a Domestic Subsidiary shall remain a Domestic Subsidiary);

(c)          any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any Subsidiary; provided that if the transferor in such transaction is a Guarantor, then (i) the transferee must be a Loan Party and (ii) to the extent constituting an Investment, such Investment must be permitted by Section 7.02 (other than Section 7.02(e));

(d)          any Subsidiary may merge, amalgamate or consolidate with, or dissolve into, any other Person in order to effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(e)); provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.13, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02 (other than Section 7.02(e)), (iii) to the extent constituting a Disposition, such Disposition must be permitted hereunder and (iv) to the extent such Subsidiary is a Loan Party, it must remain a Loan Party and to the extent such Subsidiary is a Domestic Subsidiary, it must remain a Domestic Subsidiary;

(e)          any Subsidiary may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person or Dispose of all or substantially all of its assets in order to effect a Disposition permitted pursuant to Section 7.05;

(f)          any Investment permitted by Section 7.02 (other than Section 7.02(e)) may be structured as a merger, consolidation or amalgamation; and

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(g)          so long as immediately after giving effect to such merger, consolidation or amalgamation, the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.10, the Borrower may merge, consolidate or amalgamate with any other Person in which the Borrower is not the surviving Person (any such Person, the “Successor Company”); provided that (i) (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) prior to or on the date of any such transaction, the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Required Lenders (which consent of the Required Lenders shall be deemed to have been given without any further action or consent of any Lender if such documentation has not been objected to in writing by the Required Lenders within five (5) Business Days following the Lenders’ receipt of notice thereof), (C) the Successor Company shall cause such amendments, supplements or other instruments to be executed, delivered, filed and recorded (and deliver a copy of same to the Administrative Agent) in such jurisdictions as may be required by applicable Law to preserve and protect the Lien of the Collateral Documents on the Collateral owned by or transferred to the Successor Company, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the UCC of the relevant states, (D) the Collateral owned by or transferred to the Successor Company shall (a) continue to constitute Collateral under the Collateral Documents, (b) be subject to the Lien in favor of and for the benefit of the Secured Parties, and (c) not be subject to any Lien other than Liens permitted by Section 7.01, in each case except as otherwise permitted by the Loan Documents, the property and assets of the Person which is merged or consolidated with or into the Successor Company, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, shall be treated as after-acquired property and the Successor Company shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in the Collateral Documents, (E) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (F) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (G) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (H) if requested by the Administrative Agent, the Borrower shall have delivered a legal opinion of counsel in form reasonably satisfactory to the Administrative Agent with respect to the matters set forth in this Section 7.04(g), (I) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents and (J) the Administrative Agent and each Lender shall have received, at least three (3) Business Days prior to the consummation of such merger, consolidation or amalgamation, all documentation and other information relating to such surviving Person as has been reasonably requested and is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement.

Section 7.05         Dispositions. Make any Disposition, except:

(a)          Dispositions of obsolete, uneconomic, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of Parent, the Borrower and their respective Subsidiaries (including allowing any registrations or any applications for registration of any intellectual property rights owned by Parent, the Borrower and their respective Subsidiaries to lapse or go abandoned);

(b)          Dispositions of inventory and goods held for sale in the ordinary course of business;

(c)          Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the net proceeds of such Disposition is promptly applied to the purchase price of such replacement property;

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(d)          to the extent constituting a Disposition, (i) Investments permitted by Section 7.02 and (ii) Restricted Payments permitted by Section 7.06, in each case excluding any provision of such applicable Sections generally permitting transactions permitted by this Section 7.05;

(e)          Dispositions of (i) Cash Equivalents in the ordinary course of business and (ii) accounts receivables in the ordinary course of business in connection with the collection or compromise thereof;

(f)          (i) Dispositions of accounts receivable (including in a true sale fashion) in connection with the factoring, collection or compromise thereof and (ii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(g)          sales, Disposition or contributions of property (including IP Rights) (A) between Loan Parties, (B) between Subsidiaries (other than Loan Parties), (C) by Subsidiaries that are not Loan Parties to the Loan Parties or (D) by Loan Parties to any Subsidiary that is not a Loan Party; provided that (1) the portion (if any) of any such Disposition made for less than Fair Market Value and (2) any non-cash consideration received in exchange for any such Disposition, shall in each case constitute an Investment in such Subsidiary;

(h)          leases or subleases occupancy agreements in the ordinary course of business;

(i)          transfers of (i) property subject to Casualty Events, (ii) condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise) and (iii) property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement; provided that the Net Cash Proceeds received by Parent, the Borrower or a Subsidiary of the foregoing from Dispositions made pursuant to this clause (i) are applied to prepay Term Loans to the extent required by Section 2.05(b)(ii);

(j)          any Disposition of any asset between or among the Subsidiaries of the Borrower as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to this Section 7.05;

(k)          Dispositions of Investments (including Equity Interests) in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that the Net Cash Proceeds received by Parent, the Borrower or a Subsidiary of the foregoing from Dispositions made pursuant to this clause (k) are applied to prepay Term Loans to the extent required by Section 2.05(b)(ii);

(l)          the transfer for fair value of property (including Equity Interests of Subsidiaries of the Borrower) to another Person in connection with a joint venture arrangement with respect to the transferred property; provided that such transfer is permitted under Section 7.02(l);

(m)          the unwinding or termination of Swap Contracts permitted hereunder pursuant to their terms;

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(n)          Dispositions by the Borrower or any Subsidiary thereof not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition no Default shall have occurred and be continuing or would result therefrom, (ii) such Disposition shall not be for a substantial portion of the Collateral, (iii) such Disposition shall be for no less than the Fair Market Value of such property at the time of such Disposition, (iv) at least 75% of the purchase price for such property shall be paid to the Borrower or such Subsidiary, as applicable, in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (n)(iv), the following shall be deemed to be cash: (x) any securities received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within one hundred eighty (180) days following the closing of the applicable Disposition and (y) any Designated Non-Cash Consideration in respect of such Disposition shall have an aggregate Fair Market Value, taken together with the Designated Non-Cash Consideration in respect of all other Dispositions, not in excess of $21,600,000 (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured as of the time received) and (v) the Net Cash Proceeds received by the Borrower or a Subsidiary thereof from Dispositions made pursuant to this clause (n) are applied to prepay Term Loans to the extent required by Section 2.05(b)(ii);

(o)          the Disposition of assets acquired pursuant to or in order to effectuate a Permitted Acquisition or an Investment permitted pursuant to Section 7.02, which assets are not used or useful to the core or principal business of Parent, the Borrower and their respective Subsidiaries;

(p)          any issuance of, or Disposition in connection with, directors’ qualifying shares or investments by residents of a particular jurisdiction as, and to the extent, mandated by relevant foreign law; and

(q)          any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Loan Party that the Borrower determines in good faith is desirable in the conduct of its business.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent is authorized to, and, upon request, shall, take any actions necessary or deemed appropriate in order to effect the foregoing.

Section 7.06         Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a)          each Subsidiary may make Payments to the Borrower and to other Subsidiaries that directly or indirectly own Equity Interests of such Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Borrower and any such other Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests, it being understood, however, that any such Subsidiary may exclude one or more classes of equity holders from any such Restricted Payment so long as the class or classes of equity interests owned by any Loan Party or any Subsidiary are not excluded from any such Restricted Payment);

(b)          Parent, the Borrower and each of their respective Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c)          to the extent constituting Restricted Payments, the Borrower and the Subsidiaries may take actions expressly permitted by Sections 7.02 (other than Sections 7.02(e)), 7.04, 7.08 or 7.12);

(d)          Borrower or any Subsidiary may make Restricted Payments to Parent:

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(i)          the proceeds of which shall be used by Parent to pay (a) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers or employees of Parent or (b) the fees and other amounts described in Sections 7.08(e) and (l) to the extent that the Borrower or any Subsidiary would be then permitted under such Section 7.08(e) or (l), as applicable to pay such fees and other amounts directly;

(ii)         the proceeds of which will be used to repurchase, retire or otherwise acquire the Equity Interests of Parent or any of its Subsidiaries from current or former directors, managers, officers, employees, consultants or independent contractors or members of management of Parent, the Borrower or any Subsidiary (or their estate, heirs, beneficiaries under their estates, family members, spouse, former spouse, domestic partner and/or former domestic partner), in each case in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, benefit plan or agreement, stock subscription plan, employment termination agreement or any other employment agreements, partnership agreement or equity holders’ agreement in an aggregate amount, except with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any stock option or stock appreciation rights plan, any management, director and/or employee stock purchase, ownership or incentive plan, benefit plan or agreement, stock subscription plan, employment termination agreement or any other employment agreement, partnership agreement or equity holders’ agreement, not in excess of $6,000,000 in any fiscal year of the Borrower plus any unutilized portion of such amount in the immediately preceding fiscal year (provided that such amount shall not, in any event, exceed $12,000,000 in any fiscal year);

(iii)        the proceeds of which are applied to the purchase or other acquisition by Parent of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person or to finance any Investment permitted to be made pursuant to Section 7.02 as if such Investment were made by the Borrower or any Subsidiary; provided that if such purchase, other acquisition or other Investment had been made by the Borrower or any Subsidiary, it would have constituted a Permitted Acquisition or other Investment permitted under Section 7.02; provided, further, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such purchase, other acquisition or other Investment and (B) Parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to the Borrower or any Subsidiary or (2) the merger (to the extent permitted in Section 7.04) into the Borrower or any Subsidiary of the Person formed or acquired in order to consummate such purchase, other acquisition or other Investment;

(iv)        the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to directors, managers, officers and employees of Parent, in each case, to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Parent and its Subsidiaries; and

(v)         to the extent constituting Restricted Payments, amounts that would be permitted to be paid directly by Parent or its Subsidiaries under Section 7.08 (other than Section 7.08(f));

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(e)          in addition to the foregoing Restricted Payments, the Borrower may make additional Restricted Payments to Parent, the Proceeds of which may be used by Parent to make Restricted Payments, in an aggregate amount not to exceed an amount equal to the portion, if any, of the Available Amount on the date Borrower elects to apply this to Section 7.06(e); provided that, in the case of this Section 7.06(e), (A) immediately before and after giving effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing and (B) immediately after giving effect to any such Restricted Payment, the Borrower and its Subsidiaries shall be in Pro Forma Compliance with a Total Net Leverage Ratio as of the end of the most recently ended Test Period not to exceed 4.75:1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) (or, prior to the first delivery thereof, on the basis of the most recent financial statements delivered prior to the Closing Date pursuant to Section 4.01(g)(ii)) as if the Restricted Payment had occurred on the first day of such Test Period;

(f)          Parent and Borrower may (i) make scheduled payments of interest on the Convertible Notes as and when due under the terms thereof and of the Convertible Notes Indenture, as in effect on the date hereof, (ii) honor any request by a holder of the Convertible Notes to convert all or a portion of their Convertible Notes into common Equity Interests of Parent and, so long as no Default or Event of Default shall have occurred and is continuing or would result therefrom, make cash payments in lieu of fractional shares in connection with any such conversion and (iii) so long as no Default or Event of Default shall have occurred and is continuing or would result therefrom, make cash payments to redeem or repurchase all or any portion of the Convertible Notes (including, without limitation, conversion payments on the Convertible Notes in cash upon an early conversion or termination thereof);

(g)          the Borrower and any Subsidiary may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar Investment) and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(h)          the payment of dividends and distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would otherwise be permitted pursuant to this Section 7.06;

(i)          Restricted Payments in amounts sufficient to permit Parent to pay its consolidated, combined or similar tax liability with respect to income, franchise or similar taxes in respect of the Borrower and its Subsidiaries in the event that the Borrower files a consolidated, combined or similar type income tax return with Parent; provided that the amount of such Restricted Payments shall not be greater than the amount of such taxes that would have been due and payable by the Borrower and the Borrower’s Subsidiaries had the Borrower filed a consolidated, combined or similar type income tax return as the parent of a consolidated group that included only the Borrower and the Borrower’s Subsidiaries;

(j)          the Borrower or Parent may redeem in whole or in part any Equity Interests of the Borrower or Parent solely as part of an exchange for another class of Equity Interests or rights to acquire Equity Interests or with proceeds from substantially concurrent equity contributions from, or issuances of new shares of its Equity Interests to, any Person other than Borrower or any of its Subsidiaries; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests of the Borrower or Parent are no more adverse (taken as a whole in any material respect) to the Lenders than those contained in the Equity Interests redeemed thereby;

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(k)          each Subsidiary of the Borrower, or its direct or indirect parent (other than the Borrower), may repurchase its Equity Interests owned by any of its minority owners upon a direct or indirect sale of such Subsidiary or of all or substantially all of such Subsidiary’s assets (provided that such sale is permitted under this Agreement);

(l)          so long as no Default shall have occurred and be continuing or would result therefrom, other Restricted Payments not in excess of $18,000,000 in the aggregate;

(m)          the Borrower may declare and make Restricted Payments to Parent and Parent may in turn make Restricted Payments from such amounts so long as (i) no Default shall have occurred and is continuing and (ii) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to such Restricted Payment on a Pro Forma Basis the Total Net Leverage Ratio recomputed as of the end of the most recently ended Test Period would not be greater than 3.50:1.00;

(n)          so long as no Default or Event of Default shall have occurred and is continuing or would result therefrom, Parent may make premium payments in connection with a Permitted Bond Hedge Transaction and settle any related Permitted Warrant Transaction (i) by delivery of shares of Parent’s common stock upon net share settlement thereof or (ii) by set-off against the related Permitted Bond Hedge Transaction and payment of an early termination amount thereof in common stock upon any early termination thereof; and

(o)          Restricted Payments to acquire the Equity Interests of Parent made pursuant to any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, benefit plan or agreement, stock subscription plan, employment termination agreement, employee stock purchase plan or any other employment agreements, in each case, as in effect on the Closing Date (or otherwise no less favorable to Parent, the Borrower and their respective Subsidiaries than any such plans in effect on the Closing Date); provided that (i) at least 75% of the proceeds for any such acquisition of Equity Interests shall be with proceeds contributed to Parent, the Borrower or one or more of its subsidiaries from an employee thereof and (ii) any such acquired Equity Interests shall be promptly contributed to such employee.

Section 7.07         Change in Nature of Business; Conduct of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

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Section 7.08         Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions among Loan Parties, (b) transactions between one or more Subsidiaries of the Borrower, so long as no such Subsidiary is a Loan Party, (c) on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (d) customary fees and indemnities may be paid to, and customary indemnification agreements (or similar arrangement) may be made with, any directors, officers, employees or members of management of Parent, the Borrower and the other Subsidiaries and reasonable out-of-pocket costs of such Persons may be reimbursed, (e) employment, compensation, bonus, incentive, retention and severance arrangements and health, disability and similar insurance or benefit plans or other benefit arrangements between Parent, the Borrower or any of their respective Subsidiaries thereof and their respective directors, officers, employees or managers (including management and employee benefit plans or agreements, retirement or savings plans, vacation plans, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers, directors, managers, consultants or independent contractors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors (or other similar governing body) of Parent, the Borrower or any their respective Subsidiaries, (f) Restricted Payments permitted under Section 7.06 (excluding provisions thereof generally permitting transactions permitted by this Section 7.08), (g) Investments permitted under Section 7.02 (excluding provisions thereof generally permitting transactions permitted by this Section 7.08), (h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment to any such agreement to the extent such an amendment is not materially adverse, taken as a whole, to the Lenders in any material respect, (i) transactions between a Loan Party and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of any Loan Party; provided, however, that such director abstains from voting as a director of such Loan Party, as the case may be, on any matter involving such other Person, (j) the issuance of Equity Interests (i) in connection with employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of Parent, the Borrower or any their respective Subsidiaries or (ii) to any other Person in connection with any Permitted Acquisition or other Investment permitted hereunder, (k) loans, guarantees and other transactions by the Borrower and its Subsidiaries to the extent not prohibited under Article VII (excluding provisions thereof generally permitting transactions permitted by this Section 7.08), (l) the Transactions and the payment of fees and expenses in connection with the consummation of the Transactions, (m) any issuance of Equity Interests in Parent or other payments, awards or grants in cash, securities, Equity Interests in Parent or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business approved by the board of directors (or other similar governing body) of Parent or the Borrower, as the case may be, (n) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to Persons holding Equity Interests of the Loan Parties pursuant to any registration rights agreement entered into after the Closing Date, (o) transactions in which the Borrower or any Subsidiary thereof, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view or meets the requirements of clause (c) of this Section 7.08, (p) transactions with wholly-owned Subsidiaries of the Borrower for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business and consistent with past practice, (q) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and consistent with past practice and (r) Investments by Affiliates in Indebtedness or preferred Equity Interests of Parent, the Borrower or any of their respective Subsidiaries (and/or such Affiliate’s exercise of any permitted rights with respect thereto) including without limitation, any Investment by Affiliates in Indebtedness hereunder pursuant to Section 10.07(j), so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or preferred Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of Parent, the Borrower or any of their respective Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally.

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Section 7.09         Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary that is not a Loan Party to make Restricted Payments to Borrower or any Guarantor, except for (i) any agreement in effect on the Closing Date and described on Schedule 7.09 (as amended, so long as such restrictions are not expanded in scope), (ii) any agreement in effect at the time any Subsidiary becomes a Subsidiary of Parent, or any agreement assumed in connection with the acquisition of assets from any Person, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of Parent or of the acquisition of assets from such Person, (iii) any agreement representing Indebtedness of a Subsidiary of Parent which is not a Loan Party and which Indebtedness is permitted by Section 7.03, (iv) any agreement in connection with a Disposition permitted by Section 7.05 or, any disposition not constituting a Disposition, (v) customary provisions (1) in joint venture agreements or other similar agreements applicable to joint ventures permitted under Section 7.02, and (2) in partnership agreements, limited liability company agreements and other similar agreements that restrict the transfer of ownership interests in the relevant partnership, limited liability company or other person, (vi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vii) customary net worth provisions contained in real property leases entered into by Parent, the Borrower or any their respective Subsidiaries in the ordinary course of business, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Parent, the Borrower and the Subsidiaries to meet their ongoing payment obligations under the Loan Documents, (viii) any customary or commercially reasonable restrictions of IP Rights contained in licenses or sublicenses (or other grants of rights to use or exploit), (ix) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (x) customary or reasonable restrictions contained in any agreements or instruments governing (A) the First Lien Credit Agreement, (B) Specified Refinancing Debt, (C) Permitted Pari Passu Secured Refinancing Debt, (D) Permitted Junior Refinancing Debt, (E) Incremental Equivalent Debt and (F) Indebtedness permitted pursuant to Section 7.03 (to the extent applicable only to the Foreign Subsidiaries obligated with respect to such Indebtedness), and, in each case, any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), (xi) restrictions contained in agreements and instruments governing Indebtedness permitted pursuant to Section 7.03 to the extent not materially more restrictive, taken as a whole, to the Borrower and its Subsidiaries than the covenants contained in this Agreement and the other Loan Documents and the First Lien Loan Documents (as reasonably determined by the Borrower, which determination shall be conclusive), (xii) any agreement relating to Indebtedness incurred pursuant to Sections 7.03(e), (xiii) solely to the extent that such restrictions relate to the Subsidiary being acquired or incurring such Indebtedness restrictions contained in Indebtedness permitted pursuant to Section 7.03(k), (xiv) restrictions imposed by reason of applicable Law, and (xv) any amendments, modifications, restatements, renewal, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in the foregoing clauses (i) through (xiv); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower not materially more restrictive with respect to such Restricted Payment restrictions than those contained in the Restricted Payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or (b) of Parent, the Borrower or any Subsidiary Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Term Facilities and the Obligations or under the Loan Documents except for (i) any agreement in effect on the Closing Date and described on Schedule 7.09, (ii) any agreement in effect at the time any Subsidiary becomes a Subsidiary of Parent, or any agreement assumed in connection with the acquisition of assets from any Person, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of Parent or of the acquisition of assets from such Person and applies solely to such Subsidiary or to such acquired assets, (iii) customary restrictions that arise in connection with (x) any Lien permitted by Section 7.01 on any asset or property that is not, and is not required to be, Collateral that relates to the property subject to such Lien or (y) any Disposition permitted by Sections 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (iv) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Sections 7.03(e), but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and proceeds and products thereof (including property which is cross-collateralized pursuant to the proviso to such clause), (v) restrictions imposed by (1) any agreement relating to secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness and proceeds and products thereof or (2) any agreements and instruments governing Indebtedness permitted pursuant to Section 7.03 to the extent not materially more restrictive, taken as a whole, to Parent and its Subsidiaries than the covenants contained in this Agreement and the other Loan Documents and the First Lien Loan Documents (as reasonably determined by the Borrower, which determination shall be conclusive), (vi) customary or commercially reasonable restrictions in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (vii) customary net worth provisions contained in real property leases entered into by Parent, the Borrower or any their respective Subsidiaries in the ordinary course of business, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Parent, the Borrower and their respective Subsidiaries to meet their ongoing obligations, (viii) customary or reasonable restrictions contained in agreements and instruments relating to (A) the First Lien Credit Agreement, (B) Specified Refinancing Debt, (C) Permitted Pari Passu Secured Refinancing Debt, (D) Permitted Junior Refinancing Debt, (E) Incremental Equivalent Debt and, in each case, any Permitted Refinancing thereof (or successive Permitted Refinancings thereof); provided that in each case that such restrictions do not restrict the Liens securing the Obligations or the senior priority status thereof (it being understood that any such Indebtedness shall be permitted to be secured on a pari passu basis or junior with the Obligations, if permitted pursuant to Section 7.01), (ix) restrictions arising in connection with cash or other deposits permitted under Sections 7.01 or 7.02 and limited to such cash or deposit, (x) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) customary and reasonable provisions restricting the subletting or assignment of any lease governing a leasehold interest, (xii) customary and reasonable provisions (1) in joint venture agreements and other similar agreements applicable to joint ventures, and (2) in partnership agreements, limited liability company agreements and other similar agreements that restrict the transfer of ownership interests in the relevant partnership, limited liability company or other person, (xiii) Indebtedness permitted pursuant to Section 7.03 incurred by Foreign Subsidiaries (to the extent applicable only to the Foreign Subsidiaries obligated with respect to such Indebtedness), (xiv) restrictions imposed by applicable Law, (xv) restrictions contained in Indebtedness permitted pursuant to Section 7.03(f) or (l), to the extent relating to the Subsidiary incurring such Indebtedness or party to such agreement and its Subsidiaries; provided that such restrictions do not restrict the Liens securing the Obligations as contemplated by the Loan Documents or the senior-priority status thereof and (xvi) any amendments, modifications, restatements, renewal, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in the foregoing clauses (i) through (xv); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower not materially more restrictive with respect to such Lien restrictions than those contained in the Lien restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

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Section 7.10         Financial Covenants. The Borrower shall not permit the Total Net Leverage Ratio as of the last day of such fiscal quarter to exceed the ratio set forth below for such fiscal period:

Calendar Year	March 31	June 30	September 30	December 31
2018	—	7.75:1.00	7.75:1.00	7.75:1.00
2019	7.75:1.00	7.25:1.00	7.25:1.00	7.25:1.00
2020	7.00:1.00	7.00:1.00	7.00:1.00	6.75:1.00
2021	6.75:1.00	6.75:1.00	6.75:1.00	6.50:1.00
2022	6.50:1.00	6.50:1.00	6.50:1.00	6.25:1.00
2023	6.25:1.00	6.25:1.00	6.25:1.00	6.25:1.00
2024	6.25:1.00	6.25:1.00	6.25:1.00	6.25:1.00
2025	6.25:1.00	—	—	—

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Section 7.11         Fiscal Year. Make any change in the fiscal year of the Borrower; provided, however, that the Borrower may, with the written consent of the Required Lenders, change its fiscal year to any other fiscal year reasonably acceptable to the Required Lenders, in which case, the Borrower and the Administrative Agent will, and is hereby authorized by the Lenders to make any amendments to this Agreement that are necessary, in the reasonable judgment of the Administrative Agent and the Borrower, to reflect such change in fiscal year.

Section 7.12         Prepayments, Etc. of Indebtedness; Amendments. (a) Make, directly or indirectly, any voluntary prepayment or other voluntary distribution (whether in cash, securities or property), prior to the scheduled due date thereof, of or in respect of principal of or interest on Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of such Junior Financing in respect thereof, except (i) payments of regularly scheduled interest and fees and payments of indemnities and expense reimbursement, (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests), (iii) the prepayment, redemption, purchase, defeasance or other satisfaction of any Junior Financing with any Permitted Refinancing thereof, (iv) payments of interest in the form of payments in kind, accretion or similar payments, (v) in the case of the Second Lien Term Loans, in respect of any mandatory prepayments declined by the Lenders under this Agreement and (vi) additional prepayments in an aggregate amount not to exceed an amount equal to the portion, if any, of the Available Amount on the date of such election that the Borrower elects to apply to this Section 7.12(a)(vi),; provided that, in the case of this Section 7.12(a)(vi), (A) immediately before and after giving effect to any such prepayment, no Default or Event of Default shall have occurred and be continuing and (B) immediately after giving effect to any such prepayment, the Borrower and its Subsidiaries shall be in Pro Forma Compliance with a Total Net Leverage Ratio as of the end of the most recently ended Test Period not to exceed 4.75:1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) (or, prior to the first delivery thereof, on the basis of most recent financial statements delivered prior to the Closing Date pursuant to Section 4.01(g)(ii)) as if the applicable payment had occurred on the first day of such Test Period or (b) amend, modify or change any term or condition of any Junior Financing Documentation (excluding the Second Lien Term Loans) or any of its Organization Documents in any manner that is (I) taken as a whole, materially adverse to the interests of the Administrative Agent or the Lenders (provided, that if such Junior Financing, when originally incurred or at the time of such amendment, modification or change, would be permitted to be incurred having terms and conditions that give effect such amendment, modification or change, then such amendment, modification or change shall not be deemed adverse to the interests of the Administrative Agent or the Lenders) and (II) in the case of any Junior Financing Documentation in respect of Junior Financing that is subject to an intercreditor agreement (including without limitation the Second Lien Loan Documents) to which the Administrative Agent is a party, prohibited by such intercreditor agreement; provided that this clause (b) shall not, for the avoidance of doubt, restrict a Refinancing of any Junior Financing otherwise permitted hereunder that complies with the definition of “Permitted Refinancing” and any amendment to any Junior Financing Documentation to reflect such Permitted Refinancing.

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Section 7.13         Passive Nature of Parent. Parent shall not engage in any business or operations other than (a) the direct or indirect ownership of all outstanding Equity Interests of the Borrower and its Subsidiaries; (b) maintaining its corporate existence; (c) participating in tax, accounting and other administrative activities (including preparing reports and financial statements); (d) the performance of its obligations under Permitted Acquisitions and the Loan Documents and Second Lien Loan Documents to which it is a party, (e) the making and owning and holding of Investments, Restricted Payments and any other actions by Parent otherwise expressly permitted under this Agreement; (f) compliance with applicable Law; (g) making payments under the Convertible Notes and performing such actions as required under the Convertible Notes and any other actions by Parent otherwise expressly permitted under this Agreement, and (h) obligations and activities incidental to the business or activities described in the foregoing clauses (a) through (g), including providing indemnification of officers, directors, shareholders and employees.

Section 7.14         Federal Reserve Regulations. Use the proceeds of any Term Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.15         Organization Documents; Legal Name, State of Formation and Form of Entity. (a) Amend, modify or change its Organization Documents in a manner adverse to the Lenders or (b) without providing ten days prior written notice to the Administrative Agent (or such lesser period as the Administrative Agent may agree), change its name, state of formation or form of organization.

Section 7.16         Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than Parent or any Subsidiary) to own any Equity Interests of any Subsidiary, except to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries and except for any joint ventures or strategic alliances entered into in connection with the pursuit of business substantially related or incidental to a line of business conducted by Parent or any Subsidiary thereof on the Closing Date, or (b) permit any Subsidiary to issue or have outstanding any shares of preferred Equity Interests.

Section 7.17         Sale and Leaseback Transactions. Enter into Sale and Leaseback Transactions which, in the aggregate, exceed $3,600,000.

Section 7.18         Sanctions and Foreign Corrupt Practices Act.

(a)          Use, directly or indirectly, the proceeds of the Term Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Embargoed Person or in any Sanctioned Country or (ii) in any other manner that would result in the violation of Sanctions by any Person (including any Person participating in the Term Loans, whether as an underwriter, advisor, investor or otherwise).

(b)          Use, directly or indirectly, the proceeds of the Term Loans for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA or any other anti-corruption law applicable to Parent, the Borrower and their respective Subsidiaries.

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Article VIII

Events of Default and Remedies

Section 8.01         Events of Default. Any of the following shall constitute an “Event of Default”:

(a)          Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Term Loan when due, or (ii) within five (5) Business Days after the same becomes due, any interest on any Term Loan or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b)          Specific Covenants. Parent, the Borrower or any their respective Subsidiaries fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to the Borrower), 6.09, 6.12, 6.15 or in any Section of Article VII; or

(c)          Other Defaults. Parent, the Borrower or any their respective Subsidiaries fails to perform or observe any covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or

(d)          Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of Parent, the Borrower or any their respective Subsidiaries herein, in any other Loan Document, or in any document required to be delivered pursuant hereto or thereto shall be incorrect in any material respect when made or deemed made (or in any respect if any such representation or warranty is already qualified by materiality); or

(e)          Cross-Default. Any Loan Party or any Subsidiary thereof (i) fails to make any payment of principal, premium or interest beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness owed by any Loan Party to any other Loan Party or Indebtedness owed by any non-Loan Party Subsidiary to any non-Loan Party Subsidiary) having an aggregate outstanding principal amount of more than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than Indebtedness hereunder and Indebtedness owed by a Loan Party to another Loan Party) having an aggregate outstanding principal amount of more than the Threshold Amount, or any other event occurs (and such failure or event continues past any applicable grace period), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer or other Disposition (including any Casualty Event) of the property or assets securing such Indebtedness, if such sale, transfer or Disposition is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness or (y) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder; provided, further, that the occurrence of any event or condition that does not otherwise constitute a Default or Event of Default and permits the conversion of the Convertible Notes into common Equity Interests of Parent or cash shall not constitute an Event of Default pursuant to this clause (e)(ii); provided, further, that, with respect to any such default or event or other condition under the First Lien Loan Documents or under the Documentation governing other First Lien Obligations, such default or event or other condition shall only constitute an Event of Default under this Agreement if either (A) such default or event or other condition relates to the failure to make any payment of principal, premium or interest by the stated maturity thereof or (B) in the case of any other default or event or other condition, such default or event or other condition has resulted in the principle amount of the applicable First Lien Facilities having been declared due and payable prior to the stated maturity thereof in accordance with the terms thereof; or

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(f)          Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof (other than Immaterial Subsidiaries) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or substantially all of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged and unstayed for sixty (60) days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed and unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or

(g)          Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof (other than any Immaterial Subsidiary) admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or substantially all of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)          Judgments. There is entered against any Loan Party or any Subsidiary thereof a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid, and not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not dispute coverage) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)          ERISA. (i) An ERISA Event or Foreign Plan Event occurs which results or would reasonably be expected to result in liability of any Loan Party in an aggregate amount (determined as of the date of occurrence of such ERISA Event) which would reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under any Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party in an aggregate amount which would reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect; or

(j)          Invalidity of Loan Documents. Any material provision of the Guaranty or any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than (x) as expressly permitted hereunder or thereunder (including such express permission as a result of a transaction permitted under Section 7.04 or 7.05, or satisfaction in full of all the Obligations then due and owing (other than contingent indemnification or other obligations as to which no claim has been asserted and obligations)) or (y) as a result of the acts or omissions of the Administrative Agent or any Lender, ceases to be in full force and effect; or any Loan Party denies in writing that it has any or further liability or obligation under the Guaranty or any Collateral Document (other than as a result of repayment in full of the Obligations then due and owing (other than contingent indemnification or other obligations as to which no claim has been asserted) and termination of the Aggregate Term Commitments, or as a result of a transaction permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05)); or

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(k)          Change of Control. There occurs any Change of Control; or

(l)          Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.13 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected second-priority lien on and security interest in a material portion of Collateral covered thereby, subject to Liens permitted under Section 7.01, and such failure of such lien to be perfected and enforceable with such priority shall have continued unremedied for a period of ten (10) Business Days, except (i) to the extent that any such perfection or priority is not required pursuant to Section 4.01, Section 6.13 or Section 6.14, or the provisions of the applicable Collateral Document, or results from the failure of the Administrative Agent to maintain possession of possessory collateral actually delivered to it or to file Uniform Commercial Code continuation statements or other applicable documents or statements to the extent solely within its control, (ii) as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurers have not denied or failed to acknowledge coverage, or (iii) upon satisfaction in full of all the Obligations then due and owing (other than the contingent indemnification or other obligations as to which no claim has been asserted).

(m)          Intercreditor and Subordination Agreements. (A) Any Loan Party shall assert in writing that any of the Second Lien Intercreditor Agreement (after execution and delivery thereof) or any Other Intercreditor Agreement (after execution and delivery thereof) or applicable subordination agreement (after execution and delivery thereof), in each case relating to Indebtedness of any Loan Party that is subordinate in right of payment to the Obligations and Indebtedness of any Loan Party secured by Collateral if the Lien on such Collateral securing such Indebtedness is senior to the Lien of the Administrative Agent securing the Obligations, shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or shall knowingly contest, or knowingly support another Person in any action that seeks to contest, the validity or effectiveness of any such intercreditor or subordination agreement (other than pursuant to the terms hereof or thereof) or (B) the lien priority or payment priority provisions of the Second Lien Intercreditor Agreement (after execution and delivery thereof) or any Other Intercreditor Agreement (after execution and delivery thereof) or the payment or lien subordination provisions of any applicable subordination agreement (after execution and delivery thereof), in each case, with respect to Indebtedness having an outstanding principal amount in excess of the Threshold Amount, shall terminate, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto except as otherwise permitted hereunder or in accordance with its terms (as in effect when such document is consented to by the Borrower).

Section 8.02         Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may (or shall, at the request of the Required Lenders) take any or all of the following actions:

(a)          declare the commitment of each Lender to make Term Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)          declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, all premiums accrued and unpaid thereon, if any, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)          [reserved]; and

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(d)          exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Term Facilities have been designated as “Designated Senior Debt” (or any comparable term) and/or under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the obligation of each Lender to make Term Loans shall automatically terminate, the unpaid principal amount of all outstanding Term Loans and all interest, premiums, if any, and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

Section 8.03         Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order, subject to any contrary provisions expressly set forth in the Second Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable:

(a)          first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b)          second, to payment in full of Unfunded Advances/Participations;

(c)          third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Section 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause (c) held by them;

(d)          fourth, to the portion of the Obligations constituting accrued and unpaid interest on the Term Loans, ratably among the Lenders in proportion to their respective amounts of Term Loans;

(e)          fifth, to payment of that portion of the Obligations constituting unpaid principal of and premiums, if any, payable on the Term Loans;

(f)          sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent and the other Secured Parties; and

(g)          last, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

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Article IX

Administrative Agent and Other Agents

Section 9.01         Appointment and Authorization of Agents.

(a)          Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)          [Reserved].

(c)          The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder or under any intercreditor agreement at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02         Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder or under any intercreditor agreement) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.03         Liability of Agents. No Agent-Related Person shall (a) be liable in its capacity as such for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction) or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

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Section 9.04         Reliance by Agents.

(a)          Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)          For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05         Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent shall notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

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Section 9.06         Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07         Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s Pro Rata Share of all the Term Facilities, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person in each case from and against any and all Indemnified Liabilities incurred by such Agent-Related Person; provided, however, that no Lender shall be liable for any Indemnified Liabilities incurred by an Agent-Related Person to the extent such Indemnified Liabilities are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limiting the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its pro rata share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Term Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08         Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Term Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.

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Section 9.09         Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ written notice to the Lenders and the Borrower (provided that no such notice to the Borrower shall be required if an Event of Default under Section 8.01(f) or (g) shall have occurred and be continuing). If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(a), (f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has been appointed and accepted such appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the entering Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor or upon the expiration of the 30-day period following the retiring Administrative Agent’s notice of resignation without a successor agent having been appointed, the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If the Administrative Agent becomes a Defaulting Lender, the Administrative Agent may be removed as the Administrative Agent hereunder by the Borrower or the Required Lenders.

Section 9.10         Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

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and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11         Collateral and Guaranty Matters. Each of the Lenders irrevocably authorize and direct the Administrative Agent to, and the Administrative Agent shall, upon the request of the Borrower,

(a)          release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Term Commitments and payment in full of all Obligations then due and owing (other than contingent indemnification or other contingent obligations as to which no claim has been asserted), (ii) that is sold, disposed of or distributed or to be sold, disposed of or distributed as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, (iv) owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below, or (v) upon property constituting Excluded Assets;

(b)          release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(e) (other than in connection with self-insurance), (f), (i), (m), (n), (p), (q), (s) and (t);

(c)          release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder;

(d)          establish intercreditor arrangements as contemplated by this Agreement;

(e)          if requested by the Borrower, to file an amendment to any financing statement specifically identifying Excluded Assets.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent shall (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to subordinate any Lien thereon granted to or held by the Administrative Agent, or to release (or evidence the release of) such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided that, to the extent reasonably requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents.

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Section 9.12         [Reserved].

Section 9.13         Other Agents; Arrangers. None of the Lenders or other Persons identified on the facing page of this Agreement or otherwise in this Agreement as an “arranger”, “lead arranger”, “bookrunner”, “syndication agent” or “documentation agent” (or similar title) shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.14         Appointment of Supplemental Administrative Agents.

(a)          It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b)          In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)          Should any instrument in writing from the Borrower, Parent or any other Loan Party be reasonably required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Parent, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon reasonable request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

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Section 9.15         Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans or Plans in connection with the Term Loans or the Term Commitments,

(ii)         the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement,

(iii)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Term Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)          none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

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(ii)         the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is either a U.S. bank, a U.S. insurance carrier, a U.S. investment adviser, a U.S. registered broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E), as amended from time to time,

(iii)        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Term Loans, the Term Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)         no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Term Loans, the Term Commitments or this Agreement.

(c)          The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loans, the Term Commitments and this Agreement, (ii) may recognize a gain if it extended the Term Loans or the Term Commitments for an amount less than the amount being paid for an interest in the Term Loans or the Term Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Article X

Miscellaneous

Section 10.01         Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment, waiver or consent of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower (or the applicable Loan Party), and acknowledged by the Administrative Agent (other than with respect to any other amendment or waiver contemplated in clauses (a) through (g) below, which shall only require the consent of the Lenders expressly described below rather than the Required Lenders in addition to the Borrower), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

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(a)          extend or increase the Term Commitment of any Lender, or reinstate the Term Commitment of any Lender after the termination of such Term Commitment pursuant to Section 8.02, in each case without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of (or the amendments to the terms of) any condition precedent set forth in Section 4.02 or the waiver of (or the amendments to the terms of) any Default, mandatory prepayment or mandatory reduction of the Term Commitments shall not constitute an extension or increase of any Term Commitment of any Lender);

(b)          postpone any date scheduled for any payment of principal of, or interest on, any Term Loan, or any fees or other premium payable hereunder, without the written consent of each Lender directly and adversely affected thereby (and subject to such further requirements as may be applicable thereto under the last two (2) paragraphs of this Section 10.01), it being understood that the waiver of any obligation to pay interest at the Default Rate, and the amendment or waiver of any mandatory prepayment of Term Loans under any Term Facility (or any component in calculation of the amount of such prepayment) shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees;

(c)          reduce the principal of, or the rate of interest specified herein on, any Term Loan, or (subject to clause (iii) of the proviso following clause (g) below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the financial covenants or definition of Total Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction in any rate of interest or any fees based thereon; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation to pay interest at the Default Rate;

(d)          modify Section 2.05(b)(vi), 2.06(c), 2.13, 8.03 or the definition of “Pro Rata Share” without the written consent of each Lender directly and adversely affected thereby;

(e)          change any provision of this Section 10.01 (other than the last two (2) paragraphs of this Section 10.01), or the definition of Required Lenders, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or to make any determination or grant any consent hereunder, without the written consent of each Lender;

(f)          other than in a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(g)          other than in a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the value of the aggregate Guaranty, without the written consent of each Lender;

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provided, further, that (i) [reserved]; (ii) [reserved]; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in its capacity as such, in addition to the Borrower and the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Term Loans are being funded by an SPC at the time of such amendment, waiver or other modification, in addition to the Borrower and the Lenders required above; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein (but subject to clauses (i), (ii) and (iii) of the above proviso), (A) any waiver, amendment, modification or consent in respect of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Term Loans or Term Commitments of a particular Tranche (but not the Lenders holding Term Loans or Term Commitments of any other Tranche) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Section 10.01 if such Lenders were the only Lenders hereunder at the time and (B) in determining whether the requisite percentage of Lenders have consented to any amendment, modification, waiver or other action, any Defaulting Lenders shall be deemed to have voted in the same proportion as those Lenders who are not Defaulting Lenders, except with respect to (x) any amendment, modification or other action or plan of reorganization which by its terms deprives any Defaulting Lender of its pro rata share of any payment or distribution to which all lenders of the same Tranche are entitled, (y) any amendment, modification, waiver or other action that by its terms adversely affects any Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to Defaulting Lender than it is to, other affected Lenders and (z) any amendment, modification, waiver or other action that increases the Commitment of any of such Defaulting Lenders, extends the maturity of any Facility under which any of such Defaulting Lenders is a Lender or forgives or reduces principal of, or interest on, any Term Loan owing to any of such Defaulting Lenders, in which case the consent of such Defaulting Lender shall be required.

Notwithstanding anything herein to the contrary, no Lender consent is required to effect any amendment or supplement to any Second Lien Intercreditor Agreement or Other Intercreditor Agreement or intercreditor arrangement permitted under this Agreement (i) that is for the purpose of, in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Sections 7.01 and 7.03 of this Agreement, (x) adding the holders thereof (or a representative with respect thereto) as parties thereto, as expressly contemplated by the terms of any such intercreditor agreement or other arrangement permitted under this Agreement, as applicable, and/or (y) causing such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents) (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement or other arrangement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any such intercreditor agreement or other intercreditor arrangement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

This Section 10.01 shall be subject to any contrary provision of Sections 1.03, 2.15, 2.16, 2.17, 2.20, 2.21 and 7.11 and the Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in the reasonable opinion of the Administrative Agent and the Borrower in order to give effect to, and the reflect the existence of, any Term Facility Increase pursuant to Section 2.15, any Incremental Term Facility pursuant to Section 2.16, any Extension pursuant to Section 2.17, any Incremental Equivalent Debt pursuant to Section 2.20 and any Specified Refinancing pursuant to Section 2.21, in each case in accordance with the terms set forth therein (including the addition thereof as a “Tranche” and/or “Term Facility” hereunder, if applicable). In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, omission or defect of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (b) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Collateral Document to better implement the intentions of this Agreement and the other Loan Documents, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

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Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Lenders of any Term Facility that would, if and to the extent accepted by any such Lender, (a) change the All-In Yield with respect to the Term Loans and Term Commitments under such Term Facility (in each case solely with respect to the Term Loans and Term Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Term Loans and Term Commitments so modified as a new “Term Facility” and a new “Tranche” for all purposes under this Agreement (a “Term Loan Modification”); provided that (i) such loan modification offer is made to each Lender under the applicable Term Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Term Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no Term Loan Modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent without its prior written consent.

In connection with any such Term Loan Modification, the Borrower and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Term Loans and Term Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Term Loans and Term Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable Term Loan Modification (including the addition of such modified Term Loans and/or Term Commitments as a “Term Facility” or a “Tranche” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. Notwithstanding the foregoing, no Term Loan Modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent in all material respects with those delivered on the Closing Date under Section 4.01 with respect to the Borrower and the other Loan Parties (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

Section 10.02         Notices; Electronic Communications.

(a)          General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing (including by facsimile transmission or electronic mail) and shall be mailed, faxed, emailed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone or electronic mail shall be made to the applicable telephone number or electronic mail address, as the case may be, as follows:

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(i)          if to the Borrower or the Administrative Agent, to the address, fax number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, fax number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.02(d); and

(ii)         if to any other Lender, to the address, fax number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)          Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes (with the Borrower’s consent), (i) and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)          The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to Parent, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to Parent, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

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(d)          Change of Address, Etc. Each of Parent, the Borrower and the Administrative Agent may change its address, fax, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e)          Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower to the extent required by Section 10.05. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03         No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or any Supplemental Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

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Section 10.04         Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the other Agents for all reasonable and documented or invoiced out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents (including reasonable and documented or invoiced expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel (limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one primary external counsel to the Agents, taken as a whole, and, if reasonably necessary, one local counsel in each relevant material jurisdiction to the Agents, taken as a whole) and (b) to pay or reimburse the Administrative Agent, the other Agents and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including, without duplication of Taxes paid or indemnified pursuant to Sections 3.01 and 3.04, any proceeding under any Debtor Relief Law or in connection with any workout or restructuring and all documentary Taxes associated with the Term Facilities), including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel (limited to the reasonable, and documented or invoiced, out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent, the other Agents and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant material jurisdiction and, in the event of any actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction for each group of Lenders and Agents similarly situated taken as a whole), in each case without duplication for any amounts paid (or indemnified) under Section 3.01 and 3.04. The foregoing costs and expenses shall include, without duplication of Taxes paid or indemnified pursuant to Sections 3.01 and 3.04, all reasonable search, filing, recording, title insurance and appraisal charges and fees and Taxes related thereto, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within thirty (30) days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least three (3) Business Days prior to the Closing Date (or such shorter period reasonably agreed by the Borrower)). The agreements in this Section 10.04 shall survive the termination of the Aggregate Term Commitments and repayment of all other Obligations.

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Section 10.05         Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Arrangers, any other Agent, each Agent-Related Person, each Lender, each of their respective Affiliates and each of their respective officers, directors, employees, partners, trustees, advisors, shareholders, agents, controlling persons and other representatives (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel (limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one external counsel to the Indemnitees taken as a whole, and, if reasonably necessary, of one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) and of special counsel for each relevant specialty and, in the event of any actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction for each group of affected Indemnitees similarly situated taken as a whole) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee arising out of or in connection with or by reason of (x) the transactions contemplated hereby, the Term Facilities or the use or proposed use thereof, or any actual or prospective claim, dispute, litigation, investigation or proceeding arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Term Commitment or Term Loan or the use or proposed use of the proceeds therefrom; provided that such indemnity shall not, as to any Indemnitee (or any of its Affiliates, or any of its or their respective officers, directors, employees, partners, trustees, advisors, shareholders, agents, controlling persons or other representatives), be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of, or breach of the Loan Documents by, such Indemnitee or (i) any controlling Person or controlled Affiliate of such Indemnitee, (ii) the respective directors, officers or employees of such Indemnitee or any of its controlling Persons or controlled Affiliates and (iii) the respective agents or representatives of such Indemnitee or any of its controlling Persons or controlled Affiliates (in the case of this clause (iii), acting on behalf of or at the instruction of such Indemnitee, controlling Person or such controlled Affiliate), (B) any dispute that is among Indemnitees (other than any dispute involving claims against the Administrative Agent, the Arrangers or any other Agent, in each case in their respective capacities as such, or any Arrangers or Affiliate thereof solely in connection with its syndication activities in respect of primary syndication of the Term Facilities or arising out of any act or omission on the part of Parent, the Borrower or any of their respective Subsidiaries or Affiliates) that a court of competent jurisdiction has determined in a final and non-appealable judgment did not involve actions or omissions of any direct or indirect parent or controlling person of Parent, the Borrower or their respective Subsidiaries or (C) Taxes, except for Taxes necessary to hold an Indemnitee harmless from and against any and all Indemnified Liabilities with respect to any non-Tax claim or (y) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Parent, the Borrower or any their respective Subsidiaries, or any Environmental Liability related in any way to Parent, the Borrower or any their respective Subsidiaries (clause (x) and (y), collectively, the “Indemnified Liabilities”) regardless of whether such Indemnitee is a party thereto, and whether or not such proceedings are brought by any Borrower, its equity holders, its Affiliates, creditors or any other third person. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through the Platform or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any such Indemnitee’s Affiliates or any of its or their respective officers, directors, employees, agents, advisors, controlling persons or other representatives, nor shall any Indemnitee or Parent or the Borrower (or the respective Subsidiaries or Affiliates of Parent or the Borrower) have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties to the extent such special, punitive, indirect or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under this Section 10.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above. Each Indemnitee shall promptly notify the Borrower upon receipt of written notice of any claim or threat to institute a claim; provided that any failure by any indemnified person to give such notice shall not relieve the Borrower from the obligation to indemnify such Indemnitee. All amounts due under this Section 10.05 shall be payable within thirty (30) days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Term Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes that are governed by Section 3.01.

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Section 10.06         Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07         Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (other than as a result of a transaction consummated in accordance with Section 7.04) and no Lender may sell, assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g). Any attempted or purported sale, assignment or other transfer by any party hereto of its rights and obligations in contravention of this Section 10.07 shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Subject to the limitations specified in clause (a) above and in this clause (b), any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment(s) and the Term Loans at the time owing to it); provided that:

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(i)          (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Commitment under any Term Facility and the Term Loans at the time owing to it under such Term Facility, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section 10.07, the aggregate amount of the Term Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the applicable Term Commitment is not then in effect, the outstanding principal balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default shall have occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, delayed conditioned or burdened) except such consent by the Borrower shall not be required if such assignment is to an Approved Fund; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans or the Term Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Term Facilities on a non-pro rata basis;

(iii)        no consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.07 and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or burdened) shall be required for any assignment; provided that (x) the Borrower’s consent shall not be required (1) if an Event of Default shall have occurred and is continuing at the time of such assignment or (2) such assignment is in respect of a Term Facility and is to a Lender, an Affiliate of a Lender or an Approved Fund and (y) the Borrower shall be deemed to have consented to an assignment if it has not responded within ten (10) Business Days after delivery of written notice thereof to the Borrower by the Administrative Agent or the applicable assignor and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed conditioned or burdened) shall be required for any assignment;

(iv)        the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments, (y) in the case of assignments by any fronting bank in connection with the primary syndication of the Term Facilities and (z) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment);

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(v)         no such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A) or (B) any natural person; and

(vi)        the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Borrower evidencing such Term Loans to the Borrower or the Administrative Agent.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits (and subject to the obligations) of a Lender under Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and to be subject to the obligations set forth in Section 10.08 and 10.15). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) or Section 3.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c)          The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amounts (and related interest amounts) and currencies of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, any Agent and any Lender (solely with respect to such Lender’s own interests only), at any reasonable time and from time to time upon reasonable prior notice.

(d)          Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) for the avoidance of doubt, the Administrative Agent shall have no oversight or responsibility of any kind for ensuring that the Lenders do not sell participations in violation of the foregoing provisions of this Section 10.07(d). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (f) or (g) of the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and Section 10.16, it being understood that the documentation required under Section 10.16 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b).

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(e)          A Participant shall not be entitled to receive (and no Loan Party shall be required to make) any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that such entitlement to receive a greater payment results from a change in or in the interpretation of any Law that occurs after the Participant acquired the applicable Participation.

(f)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment, and no foreclosure or other enforcement action in respect thereof, shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)          Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Term Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and the obligations to provide the forms and certifications pursuant to Section 10.16 as if it were a Lender); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including under Section 3.01, 3.04 or 3.05). Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. Other than as expressly provided in this Section 10.07(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Term Loan by an SPC hereunder shall utilize the Term Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Term Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non-public information relating to its funding of Term Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

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(h)          Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Term Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i)          Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans hereunder to Parent or the Borrower, but only if:

(i)          (A) such assignment is made pursuant to a Dutch Auction open to all Lenders holding Term Loans of the specified Tranche on a pro rata basis or (B) such assignment is made as an open market purchase on a non-pro rata basis;

(ii)         no Event of Default shall have occurred and be continuing or would result therefrom;

(iii)        if the Borrower is the assignee, upon the effectiveness of such assignment, such Term Loans will be deemed to be automatically and permanently cancelled;

(iv)        if Parent is the assignee, upon the effectiveness of such assignment, Parent will be deemed to have contributed the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower as common equity and such Term Loans will be deemed to have been automatically and permanently cancelled; and

(v)         the Borrower and its Subsidiaries do not use the proceeds of the Revolving Credit Loans to acquire such Term Loans.

(j)          [Reserved].

(k)          The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount (including stated interest) of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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Section 10.08         Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors and numbering administration and settlement service providers and other Affiliates, on a need to know basis (it being understood that the Persons to whom such disclosure is made by such Lender or Agent will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Section 10.08 and such Agent or Lender will be responsible for their compliance herewith); (b) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process, in each case based on the advice of counsel (in which case such Agent or Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform the Borrower promptly thereof prior to disclosure); (c) to any other party to this Agreement; (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder (in which case, Borrower is notified in advance of such disclosure, to the extent permitted by law); (e) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of, pledgee or Participant in, or any prospective Eligible Assignee of, pledgee or Participant in, any of its rights or obligations under this Agreement or a Lender’s current or prospective funding sources (provided that a disclosure to a Federal Reserve Bank or any central bank having jurisdiction over such Lender as a pledgee pursuant to Section 10.07(f) shall be made in accordance with customary banking practices in lieu of being subject to such agreement) or prospective direct or indirect controlled counterparties under Swap Contracts to be entered into in connection with the Term Loans made hereunder; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to the extent that such information is received by an Agent or Lender from a third party that is not, to such Agent’s or Lender’s knowledge, subject to contractual or fiduciary contractual obligations owing to any Loan Party; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Term Commitments, and the Term Borrowings. For the purposes of this Section 10.08, “Information” means all information received from or on behalf of any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof (including any information relating to their respective businesses and operations), other than any such information that is publicly available to any Agent or any Lender prior to such disclosure other than as a result of a breach of this Section 10.08 by such Lender or Agent. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section 10.08 shall survive with respect to the Administrative Agent, the Arrangers, each other Agent and each Lender until the second anniversary of such Administrative Agent, Arranger, Agent or Lender ceasing to be an Administrative Agent, Arranger, Agent or Lender, respectively.

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Each of the Administrative Agent and each Lender acknowledges that (i) the Information may include material non-public information concerning Parent, the Borrower or a Subsidiary of any of the foregoing, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Section 10.09         Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party (and/or its applicable Affiliates) is authorized at any time and from time to time without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party, at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness;. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Secured Party (and/or its applicable Affiliate); provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Secured Party may have.

Section 10.10         No Pledge, Security from Foreign Subsidiaries. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the direct or indirect assets of any Foreign Subsidiary constitute security, or shall the proceeds of such assets be available, for payment of the Obligations of the Borrower or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary that is directly owned by a Domestic Subsidiary does not constitute such an asset (and may be pledged but only to the extent permitted in Section 6.13) and (b) the provisions hereof shall not, for the avoidance of doubt, limit, reduce or otherwise diminish in any respect the Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.05(b)(ii). Notwithstanding the foregoing, no Participant shall have any rights of setoff under Section 10.09 or otherwise.

Section 10.11         Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

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Section 10.12         Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by fax or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by fax or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by fax or other electronic transmission.

Section 10.13         Integration; Effectiveness. This Agreement and the other Loan Documents, together with the provisions of any other written agreement between you and the Arrangers or the other Agents and/or their respective Affiliates in respect of one or more of the Term Facilities that by the terms of such documentation survive the termination or expiration thereof and/or the execution and delivery of the Loan Documents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. It is expressly agreed and confirmed by the parties hereto that the provisions of the Fee Letter shall survive the execution and delivery of this Agreement, the occurrence of the Closing Date, and shall continue in effect thereafter in accordance with their terms. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Without limiting Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Section 10.14         Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Term Borrowing, and shall continue in full force and effect as long as any Term Loan or any other Obligation (other than contingent indemnification or other obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied.

Section 10.15         Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.15, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, then such provisions shall be deemed to be in effect only to the extent not so limited.

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Section 10.16         Tax Forms.

(a)          Each Lender and Agent shall deliver to the Borrower and the Administrative Agent, when reasonably requested by the Borrower or the Administrative Agent, such properly completed executed documentation and information as will permit payments hereunder to be made without withholding, or as will permit the Borrower and the Administrative Agent to determine the applicable rate of withholding and whether such Lender or Agent is subject to information reporting. The completion, execution and submission of such documentation (other than such documentation set forth in Section 10.16(b) and (c) below) shall not be required if in the Lender’s reasonable and good faith judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)          (i) Without limiting the generality of the foregoing, subject to Section 10.16(b)(ii), each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (or a disregarded Subsidiary thereof) (each, a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent whichever of the following is applicable, two (2) duly signed, properly completed, copies of (x) either IRS Form W-8BEN or Form W-8BEN-E, as applicable, or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document), (y) IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or (z) IRS Form W-8BEN or Form W-8BEN-E, as applicable, or any successor thereto and a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iii) a controlled foreign corporation related to any Borrower with the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms and/or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant Governmental Authority or such other evidence as is satisfactory to the Borrower and the Administrative Agent (in either case, in its sole discretion)) as may then be presented by then current United States laws and regulations to avoid or reduce, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or other evidence previously delivered by it to the Borrower and the Administrative Agent (including, for the avoidance of doubt, due to a designation of a new Lending Office) and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(ii)         Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents, shall deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion, if any, of any such sums paid or payable, and at such other times as prescribed by the last sentence of Section 10.16(a) or as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), two (2) duly signed, properly completed, original copies of IRS Form W-8IMY (or any successor thereto), together with all required supporting documentation, and any other certificate or statement of exemption or reduction required under the Law, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

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(iii)        The Administrative Agent and the Borrower may deduct and withhold any Taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(c)          Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (or a disregarded Subsidiary thereof) (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower (or in the case of a Participant or SPC, to the relevant Lender) two (2) duly signed, properly completed, original copies of IRS Form W-9 (or any successor form) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement, including, for the avoidance of doubt, by means of an assignment on the date it becomes a Participant) and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding. If such U.S. Lender fails to deliver such forms, then the Administrative Agent and/or the Borrower may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding imposed by the Code.

(d)          If any Governmental Authority asserts that the Borrower or the Administrative Agent did not properly withhold or backup withhold, as the case may be, any Tax or other amount from payments made to or for the account of any Foreign Lender or U.S. Lender, such Foreign Lender or U.S. Lender shall indemnify the Administrative Agent for the full amount of Taxes imposed or asserted by such Governmental Authority and any reasonable expenses arising therefrom or with respect thereto (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.

The obligation of the Foreign Lenders or U.S. Lenders, severally, under this Section 10.16 shall survive the termination of the Aggregate Term Commitments, repayments of all other Obligations hereunder and the resignation of the Administrative Agent.

Notwithstanding any other provision of this Section 10.16, a Lender shall not be required to deliver any form that such Lender is not legally able to deliver.

Section 10.17         Governing Law; Jurisdiction; Etc.

(a)          GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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(b)          SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT”, AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS (IN WHICH CASE ANY PARTY SHALL BE ENTITLED TO ASSERT ANY CLAIM OR DEFENSE, INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 10.17 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR ANY OTHER AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR, IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 10.17 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(c)          WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.17(B). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.18         WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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Section 10.19         Binding Effect. When this Agreement shall have become effective in accordance with Section 10.13, it shall thereafter be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns; provided that, except as a result of a transaction consummated in accordance with Section 7.04, the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and each Lender.

Section 10.20         No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and Parent acknowledge and agree, and each of them acknowledges and agrees that it has informed its other Affiliates, that: (i)(A) no fiduciary, advisory or agency relationship between any of Parent, the Borrower and their respective Subsidiaries and any Agent or the Arrangers is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent or the Arrangers have advised or is advising Parent, the Borrower and their respective Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between Parent, the Borrower and their respective Subsidiaries, on the one hand, and the Agents and the Arrangers, on the other hand, (C) each of Parent and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each of Parent and the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and the Arrangers are and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent or any of its Affiliates, or any other Person and (B) neither any Agent nor the Arrangers have any obligation to Parent or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent and its Affiliates, and neither any Agent nor the Arrangers have any obligation to disclose any of such interests and transactions to Parent or any of its Affiliates. To the fullest extent permitted by law, each of Parent and the Borrower hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.21         Affiliate Activities. Each of the Borrower and Parent acknowledges that each Agent, the Arrangers and each Lender (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, any of them may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of Parent and its Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the transactions contemplated hereby and by the other Loan Documents, (ii) be customers or competitors of Parent and its Affiliates or (iii) have other relationships with Parent and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of Parent and its Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this Section 10.21.

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Section 10.22         Electronic Execution of Assignments and Certain Other Documents. The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.23         Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent (which shall not be withheld in contravention of Section 9.04). The provision of this Section 10.23 is for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.24         PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 10.25         Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

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(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.26         MIRE Events. No MIRE Event may be closed until the date that is (a) if there are no Mortgaged Properties in a flood zone, five (5) Business Days or (b) if there are any Mortgaged Properties in a flood zone, thirty (30) days (in each case, the “Notice Period”), after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Insurance Laws, evidence of required flood insurance; provided that any such MIRE Event may be closed prior to the Notice Period if the Administrative Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

Section 10.27         Intercreditor Agreement. Each of the Lenders and the other Secured Parties (a) acknowledges that it has received a copy of the Second Lien Intercreditor Agreement, (b) consents to the terms of the Second Lien Intercreditor Agreement, (c) authorizes and instructs the Administrative Agent to enter into the Second Lien Intercreditor Agreement or other intercreditor agreements (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Sections 7.01 and 7.03 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)) as collateral agent and on behalf of such Person, and by its acceptance of the benefits of the Collateral Documents, hereby acknowledges that the Second Lien Intercreditor Agreement and any such other intercreditor agreement is or will be, as applicable, binding upon it and (d) agrees that it will be bound by and will take no actions contrary to the provisions of the Second Lien Intercreditor Agreement or such other intercreditor agreements (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Sections 7.01 and 7.03 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

THE KEYW CORPORATION, as the Borrower

by	/s/ Michael J. Alber
Name: Michael J. Alber
Title: Chief Financial Officer and Treasurer

THE KEYW HOLDING CORPORATION, as Parent

by	/s/ Michael J. Alber
Name: Michael J. Alber
Title: Chief Financial Officer and Treasurer

SOTERA DEFENSE SOLUTIONS, INC.

by	/s/ Michael J. Alber
Name: Michael J. Alber
Title: Chief Financial Officer and Treasurer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

ROYAL BANK OF CANADA, as Administrative Agent

by	/s/ Ann Hurley
	Name:	Ann Hurley
	Title:	Manager, Agency

ROYAL BANK OF CANADA, as Lender

by	/s/ Sinan Tarlan
	Name:	Sinan Tarlan
	Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]